UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

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AptarGroup, Inc.
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Notice of 2023 Annual Meeting of Stockholders

DATE AND TIME	PLACE	RECORD DATE
9:00 a.m. CDT on Wednesday, May 3, 2023	Live webcast online at www.virtualshareholdermeeting.com /ATR2023	March 10, 2023

To Our Stockholders:

It is my pleasure to invite you to attend our annual meeting of stockholders of AptarGroup, Inc. (“Aptar”) on May 3, 2023. At the meeting, we will review Aptar’s performance for fiscal year 2022 and vote on the following matters:

ITEMS OF BUSINESS

Board Voting Recommendation
Proposal No. 1: To elect the four director nominees named in the proxy statement to terms of office expiring at the annual meeting in 2026	FOR each
Proposal No. 2: To approve, on an advisory basis, Aptar’s executive compensation	FOR
Proposal No. 3: To approve, on an advisory basis, the frequency of the advisory vote on Aptar’s executive compensation	For 1 YEAR
Proposal No. 4: To approve an amendment to the 2018 Equity Incentive Plan	FOR
Proposal No. 5: To ratify the appointment of the independent registered public accounting firm for 2023	FOR

We will also transact any other business that is properly raised at the meeting or any postponements or adjournments of the meeting.

YOUR VOTE IS IMPORTANT

The vote of each stockholder is important to us. Whether or not you expect to attend the virtual annual meeting, I urge you to vote by the Internet or by telephone as soon as possible. If you received a printed copy of the proxy materials, you may also complete, sign and date your proxy card and return it in the envelope that was included with the printed materials.

Internet (Preferred)	Telephone	Mail	Mark, sign and date your proxy card and return it in the pre-addressed postage paid envelope we have provided or return it to:

Visit www.proxyvote.com up until 11:59 p.m. EDT, on May 2, 2023	Call the telephone number on your proxy card	Vote Processing, c/o Broadridge 51 Mercedes Way Edgewood, NY 11717

We look forward to your attendance at the virtual annual meeting on May 3, 2023 and addressing your questions and comments.

Sincerely, Kimberly Y. Chainey Executive Vice President, Chief Legal Officer and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 3, 2023: The Proxy Statement and the 2022 Annual Report/Form 10-K are available at www.proxyvote.com.

You may attend the virtual annual meeting at www.virtualshareholdermeeting.com/ATR2023. To participate in the annual meeting, you will need the 16-digit control number that appears on your Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied your proxy materials. Refer to the “Frequently Asked Questions" section of the proxy statement for detailed procedures regarding attending, submitting questions and voting at the virtual annual meeting.

A list of stockholders entitled to vote at the meeting will be available for examination during normal business hours for ten days prior to the meeting for any purpose germane to the meeting at Aptar's corporate headquarters at 265 Exchange Drive, Suite 301, Crystal Lake, Illinois 60014.

2023 Proxy Statement	1

Electronic Delivery of Materials

Help us “go green” and reduce costs. For those stockholders who are still receiving paper copies of our proxy statement and annual report, please consider requesting electronic delivery or a Notice of Internet Availability of Proxy Materials (“Notice”), which will reduce the amount of paper materials needed to conduct our annual meeting. You may do so by following the instructions below.

AptarGroup, Inc. (“Aptar” or “Company”) is pleased to take advantage of the Securities and Exchange Commission ("SEC") rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. On March 24, 2023, we mailed to most of our stockholders a Notice containing instructions on how to access our proxy statement and annual report and vote online. On the same date, we mailed to all other stockholders a copy of the proxy statement and annual report by mail unless they have elected to receive the annual meeting materials over the Internet.

HOW TO ENROLL

Stockholders of Record
(your shares of common stock are registered directly in your name with EQ Shareowner Services, our transfer agent)

Visit www.proxyvote.com or scan the QR code above to vote your shares. When prompted, indicate that you agree to receive or access proxy materials electronically in the future.

Beneficial Owners
(your shares are held in “street name” in an account at a brokerage firm, bank, broker-dealer or other similar organization)

Follow the instructions provided by your broker, bank or other intermediary to opt into electronic delivery.

2	2023 Proxy Statement

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

BOARD AND GOVERNANCE HIGHLIGHTS

Board Independence	Tenure
91% INDEPENDENT	LESS THAN FIVE YEARS	7 YR AVG. TENURE
MORE THAN FIVE YEARS

Board Diversity

Best Practices

Separate independent Chairman & CEO	All Committees are chaired by women	Director age limits

Directors and executive officers are prohibited from hedging or pledging stock	Stock ownership requirements for directors and executive officers	Majority voting for directors and director resignation policy in uncontested elections

Annual “Say-on-Pay Vote” on executive compensation	Independent directors meet regularly in executive session	Annual Board and Committee self-evaluations

Our Nominees at a Glance

Committees

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Name and Primary or Former Occupation	Age	Director Since	Other Public Company Boards	Audit	Management Development and Compensation	Corporate Governance
GEORGE L. FOTIADES Independent Director Former President and CEO of Cantel Medical Corp	69	2011	1
CANDACE MATTHEWS Independent Director Former Chief Reputation Officer of Amway Corp	64	2021	2			C
B. CRAIG OWENS Independent Director Former CFO and Chief Administrative Officer of Campbell Soup Company	68	2018	1	M	M
JULIE XING Independent Director Executive Chair of Mundipharma China	54	2023	-

C= Committee Chair; M = Committee Member

OUR EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES

Our compensation philosophy is designed to fairly reward our executives for growing our business and increasing value for stockholders, and to retain our experienced management team.

Significant amount of pay that is performance-based and/or at-risk, with emphasis on performance-based pay to reward short-and long-term performance measured against pre-established objectives and a substantial amount provided in equity

	Employment and change-in-control agreements that are designed to be competitive in markets in which we compete for executive talent	Absence of tax gross-up agreements with named executive officers, other than those related to relocation benefits or expatriate assignments

Stock ownership guidelines, limits on executive officer stock trading and prohibition of hedging or pledging Aptar equity securities	Use of an independent compensation consultant	Limited perquisites other than common perquisites provided in the context of expatriate assignments or related to relocation

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BUSINESS HIGHLIGHTS

In 2022, our total stockholder return over the past five years lagged slightly behind the S&P 500 Index and the S&P Midcap 400 Index, but was slightly ahead of our peer group.

In 2022, we achieved the following financial and operational metrics.

$3.3 billion Record Reported Annual Sales	29th year 29th consecutive year of paying an increased aggregate annual dividend	$239 million Annual Net Income	$3.59 Annual Diluted Earnings per Share

Forward-Looking Statements

This proxy statement contains forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and are based on our beliefs as well as assumptions made by and information currently available to us. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential,” “are optimistic” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment. For additional information on these and other risks and uncertainties, please see our filings with the SEC, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Website Information

This proxy statement includes several website addresses and references to additional materials found on those websites. These websites and materials are provided for convenience only, and the content on the referenced websites is not incorporated by reference herein and does not constitute a part of this proxy statement.

2023 Proxy Statement	5

Our Commitment to the Environment, Our Society, and Good Corporate Governance

We believe that strong governance and responsible corporate behavior are essential to long-term success. That is why our business practices are based on responsibility and accountability in order to protect the long-term mutual interests of all stakeholders.

To that end, we have a profound respect for the environment that drives our goals for lower energy consumption, landfill free facilities and sustainable product designs.

We are also taking steps to lead in gender diversity and equity in the workplace, by enabling a diverse workforce and nurturing an inclusive and welcoming culture.

Stephan Tanda, Aptar President and CEO

THE ENVIRONMENT

Circular Economy	Solutions

We believe that the packaging industry must move beyond the make/use/dispose behaviors of the past and actively work toward, and advocate for, a circular economy. By circulating used plastic and packaging, we keep it in the economy and out of the environment.

Collaboration is essential to achieving a more circular economy, so we engage with partners, suppliers and customers who share our vision.

Aptar is an active member of the World Business Council for Sustainable Development (WBCSD) and the Ellen MacArthur Foundation’s Circular Economy 100 (CE100) Network. Through the Ellen MacArthur Foundation, we have also signed the New Plastics Economy Global Commitment to address plastic waste and pollution at its source.

Our product sustainability strategy addresses recyclability and reusability, resin conversion and sustainable design. Much of this work is aligned with that of our partners. We offer a range of products made from post-consumer resin (“PCR”). We are committed to seeking additional opportunities for more sustainable resins and recyclability of our products.

We are actively working to identify new materials, such as PCR, that can be approved and used for food contact. This is in part why we have partnered with PureCycle Technologies, a leading innovator in the field of Ultra-Pure Recycled Polypropylene (UPRP), and NextLoopp, an organization focused on providing a circular pathway for PCR materials. We continue to explore opportunities to source other sustainable resins and we are actively collaborating with our customers on refillable products by supporting our customers’ participation in circular e-commerce platforms such as TerraCycle’s refillable initiative called “Loop.”

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Operations

We Are Reducing Our Waste Consumption	We Are Acting Now on Climate Change

We continue to take steps to make our operations more energy efficient and reduce our impact on the environment.

We are proud of our grass-roots initiative to certify our operating sites as “landfill free” (“LFF”). Our internal LFF Program was one of our first established operational sustainability programs and was developed based on the Zero Waste International Alliance (ZWIA) protocol. This program recognizes sites that reuse or recycle over 90% of their operational wastes. We use an independent third party to audit the waste management processes in each location and to verify the certification.

At year-end 2022, 65% of Aptar facilities had achieved LFF certification and, globally, Aptar avoided sending more than 80% of operational wastes to landfill. We have LFF certified sites in Europe, North America, Latin America and Asia.

We are committed to Science-Based Targets and to sourcing 100% of our electricity from renewable sources by 2030.

In 2020, we formalized our science-based targets, setting a Scope 1 and Scope 2 emissions reduction goal consistent with requirements to keep global warming well below 2° Celsius by year 2030, and a Scope 3 reduction goal consistent with requirements to keep global warming at 2° Celsius by year 2030. We surpassed our original Scope 1 and Scope 2 reduction target within the first year of validation by the Science Based Targets Initiative (“SBTi”). Therefore, in 2022 we began working with SBTi to revise the Scope 1 and Scope 2 target to a more aggressive ambition, and to align it to the requirements to keep global warming at 1.5° Celsius by 2030. This revised target was officially validated by SBTi in March 2023.

Aptar’s Scope 3 ambition remains the same, as does our commitment to increase annual sourcing of renewable electricity to 100% by 2030. At year-end 2022 we were sourcing more than 95% of our electricity from renewable sources.

Compared to our 2019 baseline, Aptar has made progress cutting emissions, and continues efforts to mitigate climate risks and further the low-carbon economy, as reported by the Company through global environmental non-profit CDP's 2022 climate change and water questionnaires. We believe Aptar is leading on corporate environmental ambition, action and transparency worldwide as proven by our inclusion on the CDP Supplier Engagement Leaderboard for the third consecutive year.

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OUR SUSTAINABILITY EFFORTS

Memberships*

* This list does not include all Aptar memberships.

Partnerships*

* This list does not include all Aptar partnerships.

Commitments

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OUR SOCIETY

Diversity, Equity, and Inclusion

We are taking steps to lead in gender diversity and equity in the workplace, by enabling a culturally diverse workforce.

Our Board of Directors is comprised of 45% women and 27% persons of color; all Board Committees are chaired by women.	We have been named as one of the World’s Top Female-Friendly Companies by Forbes for the second consecutive year.	We are committed to promoting and sustaining a sense of belonging for all individuals; by 2025, at least 30% of all Aptar leaders at the Vice President level and above will be women.

We now have three Employee Resource Groups: ALIGN, championing the development and upward progression of women across all regions/countries, BOLD, the Black Organization for Leadership, Diversity & Development and ARC, the Aptar Rainbow Community supporting our LGBTQ+ community and its allies.

We are included in the SPDR® SSGA Gender Diversity Index ETF (SHE), which invests in U.S. large-capitalization companies that rank among the highest in their sector in terms of gender diversity within senior leadership positions.

Along with over 70 other leading global companies and organizations, we are part of the Catalyst CEO Champions For Change movement through a commitment to furthering gender equality, diversity, and inclusion in the workplace.

We are proud to join more than 70 companies and organizations in the Gender and Diversity KPI Alliance, whose aim is to support the use of key performance indicators (KPIs) or high-level internal measurements that provide an overview of the diversity of the workforce and allow the evaluation of results, not efforts.

2023 Proxy Statement	9

Supporting our Communities

Aptar has partnered with CARE®, a 501(c) organization that works around the globe to save lives, defeat poverty and achieve social justice. CARE’s mission aligns with our purpose, values and mission to further diversity and inclusion, to empower women and to support the communities where we live and work, along with global communities that are the most marginalized and the most in need.

Through our ongoing global partnership, Aptar will support CARE’s mission, including education programming, women’s economic empowerment efforts and CARE’s Crisis Response Campaign, sponsoring the Fast + Fair COVID-19 Vaccine Response Campaign and the Ukraine Crisis Fund.

Our Charitable Foundation in the United States continues to recognize the importance of giving back to local communities. Through a Corporate Grant Program and an Employee Matching Gift Program, the Foundation supports eligible 501(c)(3) organizations in our communities with a focus on the health and human services, culture and the arts.

We also give back to communities outside the United States. We support the Vatsalya Foundation, which is a pioneer agency working with street children in Mumbai, India through its multilevel approach of outreach, child-to-child contact, contact centers and a shelter home. Our leadership team often visits the foundation and the children are often invited to visit our local offices for a day filled with fun activities such as a hand painting competition, traditional games and more.

Responsible Workplaces

A safe working environment for our employees is a top priority. That is why we implemented a global environmental, health and safety (“EHS”) management system. The Aptar EHS management system includes a digital platform to report incidents as well as track corrective actions. Aptar’s EHS management system includes an Ergonomics program and Behavior Based Safety (BBS) program, which promotes a culture of caring through accountability to self and to the team. At year-end 2022, we reduced the Total Recordable Incident Rate (“TRIR”) by 6% and Lost Time Frequency Rate (“LTFR”) by 7% from year end 2021. We outperformed the TRIR average in our industry, and we are closing in on a LTFR that also surpasses our industry average.

We are also a proud member of Sedex, one of the world’s leading ethical trade service providers, striving to improve working conditions in global supply chains. Sedex provides for a global platform to report on labor standards and health and safety practices in order to share that information with key stakeholders, including our customers. All of our manufacturing sites have completed site-level social assessments through the Sedex platform every year since 2020.

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GOOD CORPORATE GOVERNANCE

Board Governance Highlights

Board Independence	Tenure
91% INDEPENDENT	LESS THAN FIVE YEARS	7 YR AVG. TENURE
MORE THAN FIVE YEARS

Board Diversity

2023 Proxy Statement	11

RECOGNITIONS

Recognitions	Our Performance 2022-2023
3BL Media	Named to 3BL Media’s 100 Best Corporate Citizens ranking for our leadership and transparency in environmental, social and governance (ESG).
Barron’s	Included on Barron’s 2023 list of 100 Most Sustainable Companies in the U.S., marking our 5th consecutive year on the list.	*
Ecovadis	Awarded the coveted top 1% Platinum scoring for our achievements in the areas of environment, labor and human rights, ethics and sustainable procurement.
Forbes	Ranked in the top 100 of Forbes 2022 World’s Top Female-Friendly Companies.
JUST Capital	Ranked in the top 20 overall, and #1 in our industry, for the category of Leading on Environmental Impact within JUST Capital's America's Most JUST Companies 2022.
Le Point	Named to Le Point Magazine’s 2023 Most Responsible Companies in France.
Newsweek	Ranked in the top 20 on Newsweek’s America’s Most Responsible Companies 2023 list and first in our industry category.

* Used with permission. ©2023 Dow Jones & Company, Inc.

Aptar believes transparency is necessary for a responsible company. We publish an annual sustainability report, highlighting our efforts toward the Sustainable Development Goals (SDG) according to the Global Reporting Initiative (GRI) standards, and we provide a supplemental overview according to the Sustainability Accounting Standards Board (SASB) standards as well. We include our climate-related financial disclosures within our annual CDP (formerly Carbon Disclosure Project) responses. We also publish an annual overview of our progress according to the United Nations Global Compact requirements. These disclosures can be found on the ESG page of the Aptar website at www.aptar.com.

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Proposal 1: Election of Directors

The Board of Directors is currently comprised of 11 members divided into three classes, with one class of directors elected each year for a three year term. The Board of Directors proposes the following nominees, all of whom are currently serving as directors, to be elected to a term expiring at the 2026 annual meeting. The Corporate Governance Committee engaged the executive search firm Egon Zehnder International for the purpose of identifying highly qualified director nominee candidates that also support our philosophy on diversity summarized below. As a result of this engagement, Julie Xing was referred to the Corporate Governance Committee for evaluation and consideration, was appointed to the Board in March 2023 and is standing for election for the first time at the annual meeting.

If any of the director nominees is unable or fails to stand for election, the persons named in the proxy intend to vote for a substitute nominee nominated by the Corporate Governance Committee of the Board of Directors.

We believe all of the members of the Board of Directors are individuals of outstanding character and sound judgment that have the business experience and acumen necessary to work together effectively and to make valuable contributions to the Board of Directors and management. As a U.S.-based company with significant international operations, particularly in Europe, we seek to maintain a balanced Board consisting of directors that are U.S. citizens and directors that are citizens from countries other than the U.S. Additionally, we value the following attributes: operating experience in packaging or packaging-related businesses; skill sets which may include experience in finance, strategic planning, marketing, pharmaceutical products and manufacturing; diversity, including a mix of genders and multi-cultural viewpoints; and previous board of directors experience.

Set forth below is biographical and other background information concerning each director nominee and each continuing director. This information includes each person’s principal occupation as well as a discussion of the specific experience, qualifications, attributes and skills of each person that led to the Board of Directors’ conclusion that he or she should continue to serve as a director. In addition, set forth below is the year during which each person began serving on the Board of Directors and his or her age.

The Board of Directors recommends a vote FOR each of the following nominees for director.

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NOMINEES FOR ELECTION AT THIS MEETING TO TERMS EXPIRING 2026

GEORGE L. FOTIADES Age: 69 Director since: 2011 Committees: None

Career Highlights

Mr. Fotiades has been Chairman of the Board since 2018. Mr. Fotiades was the President and CEO of Cantel Medical Corp. (a NYSE-listed manufacturer of infection prevention and control products) from March 2019 until its acquisition by STERIS plc in June 2021. Previously, he was Operating Partner in the healthcare practice of Five Arrows Capital Partners (Rothschild Merchant Banking) from April 2017 to March 2019. From 2007 to April 2017, he was Chairman and Operating Partner of Healthcare Investments at Diamond Castle Holdings LLC (private equity investing). He is currently a director of Prologis, Inc. (a NYSE-listed integrated distribution facilities and services) and previously was a director of Cantel Medical Corp.

The Board of Directors concluded that Mr. Fotiades should continue to serve as a director of Aptar due to his extensive experience from previously held senior executive positions at leading healthcare and consumer product companies including Cardinal Health, Inc., Catalent Pharma Solutions, the former Warner-Lambert’s Consumer Health Products Group (now part of Johnson & Johnson) and Bristol-Myers Squibb’s Consumer Products, Japan division. The Board also considered his present and past board level experience with global organizations.

CANDACE MATTHEWS Age: 64 Director since: 2021 Committees: Corporate Governance (Chair)

Career Highlights

Ms. Matthews is the former Chief Reputation Officer for Amway Corp. (a company that sells health, beauty and home care products), having served in that role from June 2020 to June 2021, responsible for overseeing Amway’s global reputation strategy and corporate social responsibility. Ms. Matthews was also the executive sponsor of Amway’s Diversity & Inclusion employee networks. Prior to those roles, Ms. Matthews spent six years as Regional President of the Americas at Amway, heading all operations in North, Central and South America. Prior to joining Amway in 2007 as Chief Marketing Officer, Ms. Matthews served in executive positions at established multinational beauty companies, served as President of the SoftSheen-Carson, Consumer Products Division of L’Oréal USA, held a leadership role at The Coca-Cola Company and an innovation role at CIBA Vision Corporation. She also worked for several other notable companies such as Bausch + Lomb, Procter & Gamble and General Mills. Ms. Matthews currently serves on the board of directors of MillerKnoll, Inc. (formerly Herman Miller, Inc.) (a modern furniture design company), Société BIC S.A. (a consumer product manufacturer) and Spectrum Health Foundation. Ms. Matthews is a former director of Popeye’s Louisiana Kitchen Inc. (a U.S. restaurant chain).

The Board of Directors concluded that Ms. Matthews should continue to serve as a director of Aptar in part due to her executive background as a senior marketing executive of leading beauty and consumer products organizations, her public company director experience, her knowledge of and background in the beauty and consumer goods industry, which is particularly relevant for Aptar’s Beauty business, and her strategic planning, governance, finance and senior management experience.

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B. CRAIG OWENS Age: 68 Director since: 2018 Committees: Audit, Management Development and Compensation

Career Highlights

Mr. Owens was the Chief Financial Officer and Chief Administrative Officer of Campbell Soup Company (global producer and seller of canned soups and related products) from 2008 to 2014. Mr. Owens is a director of Crown Holdings, Inc. (a NYSE-listed designer, manufacturer and seller of packaging products and equipment for consumer goods and industrial products). He is a former director of Dean Foods Company (a U.S. food and beverage company) and J. C. Penney Company, Inc. (a U.S. department store chain).

The Board of Directors concluded that Mr. Owens should continue to serve as a director of Aptar due to his extensive experience in the consumer food and beverage industries, which is particularly relevant for Aptar’s Closures business, as well as his significant expertise in financial reporting, accounting, corporate finance and capital markets. This experience has also led the Board to determine that Mr. Owens is an “audit committee financial expert” as defined by the SEC.

JULIE XING Age: 54 Director since: 2023 Committees: None

Career Highlights

Ms. Xing has served as Executive Chair of the Board of Directors of Mundipharma China since 2022. Mundipharma is a multinational pharmaceutical leader. From 2019 to 2022, Ms. Xing held the position of Global Senior Vice President, President of Greater China for Envista Holdings Corporation (a dental equipment and supplies company). Prior to that, Ms. Xing served in numerous leadership roles at Eli Lilly and Company (a global pharmaceutical company), including Senior Director, Global New Product Planning and Payer Marketing, Pricing, Reimbursement and Access of Lilly Diabetes from 2018 to 2019, Senior Director, Global Payer Marketing, Pricing, Reimbursement and Access of Lilly Diabetes from 2015 to 2018, Vice President of Lilly China Oncology from 2012 to 2014 and Vice President of Corporate and Government Affairs and Market Access from 2010 to 2012, while based in Shanghai. Prior to Eli Lilly, from 2007 to 2010 Ms. Xing was Vice President and General Manager of Asia Pacific and Japan Operations at Panomics and Affymetrix, which was acquired by Thermo Fisher Scientific. Ms. Xing also serves as Board advisor on the Board of Directors of Mars, Incorporated (a global manufacturer of confectionery, pet food and provider of animal care services).

The Board of Directors concluded that Ms. Xing should continue to serve as a director of Aptar due to her board leadership acumen, along with her in depth knowledge of the pharmaceutical market and the Asia region.

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DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2024

ANDREAS C. KRAMVIS Age: 70 Director since: 2014 Committees: Audit

Career Highlights

Mr. Kramvis is an operating partner at AEA Investors (a private equity firm). Mr. Kramvis was Vice Chairman of Honeywell International (a multi-industry company with presence in Aerospace, Automation and Controls, Chemicals and Automotive Industries) from April 2014 to February 2017. From 2008 to 2014, Mr. Kramvis was President and Chief Executive Officer of the Honeywell Performance Materials and Technologies group (a developer of processes and chemicals for oil refining, petrochemicals and a variety of high-purity, high-quality performance chemicals and materials). Mr. Kramvis is also a director of several privately held companies. From 2014 to 2019, Mr. Kramvis was a director of Axalta Coating Systems Ltd. (a NYSE-listed developer, manufacturer and seller of liquid and powder coatings).

The Board of Directors concluded that Mr. Kramvis should continue to serve as a director of Aptar in part due to his experience from holding senior executive positions at Honeywell, as well as his management of several companies with global businesses across five different industries. This experience has also led the Board to determine that Mr. Kramvis is an “audit committee financial expert” as defined by the SEC.

MARITZA GOMEZ MONTIEL Age: 71 Director since: 2015 Committees: Audit (Chair)

Career Highlights

Ms. Montiel served as Deputy Chief Executive Officer and Vice Chairman of Deloitte LLP from 2011 through her retirement in May 2014. During Ms. Montiel’s tenure at Deloitte, she was the Advisory Partner for many engagements in which Deloitte was the principal auditor. Ms. Montiel has over 30 years of experience in leading and performing audits of various entities. Ms. Montiel is a director of McCormick & Company, Inc. (a NYSE-listed spice, herb and flavoring manufacturer); Royal Caribbean Cruises Ltd. (a NYSE-listed global cruise company) and Comcast Corporation (a Nasdaq-listed telecommunications company) and serves on the board of trustees of Baptist Health South Florida Inc.

The Board of Directors concluded that Ms. Montiel should continue to serve as a director of Aptar due to her experience from holding senior management positions in a global accounting and consulting firm, and her years of experience in leading and performing audit engagements. This experience has also led the Board to determine that Ms. Montiel is an “audit committee financial expert” as defined by the SEC.

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MATT TREROTOLA Age: 55 Director since: 2022 Committees: Corporate Governance

Career Highlights

Mr. Trerotola has served as the Chief Executive Officer for Enovis Corporation since July 2015, and also served as President until April 2022. Mr. Trerotola will assume the additional position of Chair of the Board of Enovis, effective May 16, 2023. Enovis is an innovation-driven medical technology company formed when Colfax separated from its industrial businesses and was renamed. Prior to joining Enovis, from 2014 to 2015, Mr. Trerotola was an Executive Vice President and a member of the Office of the Chief Executive at DuPont de Nemours, Inc. (a global innovation leader with technology-based materials and solutions) and from 2013 to 2014 he served as Senior Vice President. While at DuPont, he was responsible for DuPont’s Electronics & Communications and Safety & Protection segments (2014), and he also had corporate responsibility for DuPont’s Asia-Pacific business. Prior to joining DuPont in 2013, Mr. Trerotola served in leadership roles at Danaher Corporation (a global science and technology innovator), since 2007, and was most recently Vice President and Group Executive for Life Sciences.

Mr. Trerotola has served as a director of Enovis since 2015.

The Board of Directors concluded that Mr. Trerotola should continue to serve as a director of Aptar due to his experience leading a publicly traded medical technology company and working with large global companies such as DuPont and Danaher. The Board also considered Mr. Trerotola’s extensive background in operations and strategy across various industries including healthcare, medical technologies and regulated markets, as well as emerging markets, change management and digital strategy.

RALF K. WUNDERLICH Age: 56 Director since: 2009 Committees: Management Development and Compensation

Career Highlights

Mr. Wunderlich is an independent consultant and a senior advisor to private equity firms. He is currently a director of Essentra PLC (a LSE-listed supplier of plastic and fibre products) where he is Chairman of the Remuneration Committee, Chairman of the Sustainability Committee and Employee Champion, Huhtamaki Oyj (a Nasdaq Helsinki-listed global food packaging company) and Shepherd Building Group Ltd. (a privately held U.K. construction company). He is a former member of Amcor Limited’s Global Executive Team and former President of the business group Amcor Flexibles Asia Pacific (packaging solutions including healthcare and pharma packaging). Mr. Wunderlich also formerly served as a director of LINPAC Group and AMVIG Group.

The Board of Directors concluded that Mr. Wunderlich should continue to serve as a director of Aptar in part due to his senior executive positions at leading global packaging companies, his knowledge of and background in the packaging industry and his international experience in working with and from various European, American and Asian countries.

2023 Proxy Statement	17

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2025

GIOVANNA KAMPOURI MONNAS Age: 67 Director since: 2010 Committees: Management Development and Compensation (Chair)

Career Highlights

Ms. Kampouri Monnas is an advisor and serves on the boards of several global companies. She currently serves as a director of Exea Ventures BV in Spain (a global family investment company with diverse holdings in fragrances, fashion, skin care, real estate and venture funds), and from 2019 to 2021 also served as its Chairman. Since 2006, Ms. Kampouri Monnas has also been a director of Puig S.L. (a fashion, fragrance, cosmetics and skincare business). From 2006 to 2018, Ms. Kampouri Monnas was a member of the supervisory board and Chairman of the Compensation Committee of Randstad Holding NV (the global world leader in the HR services industry, based in Amsterdam). From 2015 to 2018, Ms. Kampouri Monnas was a director of Imerys S.A. (a Euronext-listed producer of industrial minerals, based in France). Her final executive role was President of Benckiser International, the German company that later was divided into Reckitt-Benckiser and Coty Inc.

The Board of Directors concluded that Ms. Kampouri Monnas should continue to serve as a director of Aptar in part due to her senior leadership positions in leading global consumer goods companies, The Procter & Gamble Company and Joh. Benckiser GmbH, her expertise in the fragrance and cosmetic markets, which are particularly important to Aptar, and her global marketing experience.

ISABEL MAREY-SEMPER Age: 55 Director since: 2019 Committees: Corporate Governance

Career Highlights

Ms. Marey-Semper currently serves as a senior advisor to Jolt Capital (a technology related private equity firm). She was a member of the Executive Committee of L’Oréal S.A. (a personal care company and world’s largest cosmetic company) in charge of Communications and Public Affairs from July 2015 to December 2017. Prior to this, Ms. Marey-Semper served from 2011 to 2015 as Vice President and Head, Advanced Research at L’Oréal. Prior to joining L’Oréal, Ms. Marey-Semper served in executive positions at established industrial companies such as Compagnie de Saint Gobain S.A. (a Euronext-listed French multinational manufacturer and distributor of building materials) and Stellantis N.V. (formerly Group PSA Peugeot Citroën, a Euronext-listed French multinational manufacturer of automobiles and motorcycles). Ms. Marey-Semper was a director of Rexel (a Euronext-listed French distributor of electrical supplies) from 2014 to 2016.

Ms. Marey-Semper currently serves an an independent director of the Imagine Institute (institute for medical research and treatment of genetic diseases) and the Inria Foundation (research foundation dedicated to digital science and technology). Ms. Marey-Semper is also a key contributor to France 2030, the French government Investment Plan aiming at sustainably transforming key sectors through research, innovation and industrial investment. Ms. Marey-Semper is a knight of the National Order of the Legion of Honour. Ms. Marey-Semper has a PhD in neuropharmacology and a Masters in Business Administration.

The Board of Directors concluded that Ms. Marey-Semper should continue to serve as a director of Aptar in part due to her experience from holding senior executive positions at L’Oréal and her Board level experience with various medical companies, as well as her diverse and comprehensive experience in research, strategy, transformative programs and finance.

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STEPHAN B. TANDA Age: 57 Director since: 2017 Committees: None

Career Highlights

Mr. Tanda became President and Chief Executive Officer of Aptar in February 2017. Prior to this, Mr. Tanda served from 2007 to 2017 as an Executive Managing Board Director at Royal DSM NV (leading global supplier of ingredients and material solutions for the food, dietary supplement, personal care, medical device, automotive, paint, electronic and bio-material markets), where he was responsible for DSM’s Nutrition and Pharma activities, as well as DSM’s presence in the Americas and various corporate duties. Mr. Tanda is a director of Ingredion Incorporated (a NYSE-listed global supplier of high-quality food and industrial ingredient solutions). Mr. Tanda was a director of Patheon NV (formerly a NYSE-listed company that provided pharmaceutical development and manufacturing services) from March 2016 until the company was sold to Thermo Fisher Scientific in August 2017.

The Board of Directors concluded that Mr. Tanda should continue to serve as a director of Aptar due in part to his role as President and Chief Executive Officer, his extensive global experience leading and building successful business-to-business organizations in several markets currently served by Aptar, as well as his transaction and integration experience.

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CORPORATE GOVERNANCE

Corporate Governance Principles Code of Conduct Director Independence Standards Board Committee Charters

Director access to management and independent advisors

Director orientation and continuing education

Succession planning

Director responsibilities

Director qualification standards

Annual evaluations of the Board & committees

Board & committee composition

Director compensation

Our Corporate Governance Documents

Aptar’s corporate governance documents are available through the Corporate Governance link on the Investor Relations page of the Aptar website at: investors.aptar.com, and include the following:

•

Corporate Governance Principles

•

Code of Conduct

•

Director Independence Standards

•

Board Committee Charters

The information provided on our website is not part of this proxy statement and is therefore not incorporated herein by reference.

Corporate Governance Principles

The Board has adopted a set of Corporate Governance Principles to provide guidelines for Aptar and the Board to promote effective corporate governance. The Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Principles and recommending any changes to the Board. The Corporate Governance Principles cover topics including, but not limited to:

•

Director access to management and independent advisors

•

Director orientation and continuing education

•

Succession planning

•

Director responsibilities

•

Director qualification standards

•

Annual evaluations of the Board & committees

•

Board & committee composition

•

Director compensation

‑standing principles of conduct that Aptar follows to ensure that business is conducted with integrity and in compliance with the law, including, but not limited to: ● ● ● ● ● ●

Code of Conduct

Ethical business conduct is a shared value of our Board, management and employees. Aptar’s Code of Conduct applies to our Board as well as our employees and officers, including our principal executive officer and our principal financial and accounting officer. The Code of Conduct summarizes the long-standing principles of conduct that Aptar follows to ensure that business is conducted with integrity and in compliance with the law, including, but not limited to:

●
Conflicts of interest and fair dealing
●
Disclosure obligations
●
Confidentiality obligations
●
Prohibition of insider trading
●
Compliance with all laws, rules and regulations
●
Confidential, anonymous submission of concerns

Code of Conduct

Aptar encourages all employees, officers and directors to promptly report any violations of the Code of Conduct to the appropriate persons identified in the Code of Conduct. In the event that an amendment to, or a waiver from, a provision of the Code of Conduct that applies to any of our directors or executive officers is necessary, Aptar intends to post such information on its website as and when required by the SEC and the New York Stock Exchange (“NYSE”).

Policy Against Hedging and Pledging

Our Board has adopted a policy that prohibits executive officers and directors, and discourages employees, from engaging in hedging or pledging transactions involving any equity security of Aptar.

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Human Capital	Diversity, Equity & Inclusion

Our key human capital management objectives are to attract, retain and develop the highest quality talent. To support these objectives, our human resources programs are designed to develop talent to prepare them for critical roles and leadership positions for the future; reward and support employees through competitive pay, benefit, and incentive programs; enhance our culture through efforts aimed at making the workplace more engaging and inclusive; acquire talent and facilitate internal talent mobility to create a high-performing, diverse workforce; and evolve and invest in technology, tools, and resources to enable employees at work.

At Aptar, our goal is to promote a diverse and inclusive culture. We appointed a Diversity, Equity & Inclusion ("DE&I") Global Leader in 2021 and developed a DE&I network of Aptar employees to assist in the implementation of DE&I initiatives within their respective regions. Under the DE&I network, we launched ALIGN, a global Women's Network, and in 2022, we introduced new employee resource groups for the LGBTQ+ community and the Black/African American and/or African descent community.

Common Stock Ownership Guidelines

The Board has adopted stock ownership guidelines that require all non-executive directors to hold shares of Aptar common stock having a value of at least five times the annual cash retainer for a non-executive director.

Board Member:	Requirement:				Current Required Value:

Non-Executive Director	5	×	Annual Cash Retainer	=	$500,000

Under the stock ownership guidelines, directors must achieve the required level of ownership within five years from becoming a director. As of March 10, 2023, the record date, every non-employee director (including the Chairman of the Board) is either in compliance with the guidelines or within the five-year phase-in period.

Board and Committee Structure

The Chairman of the Board is an independent director who is not an executive officer or employee of the Company. The Company believes that having an independent Chairman enhances the oversight ability of the Board. An independent Chairman can also provide stability and continuity during senior management transitions.

Audit

The Board has three primary committees, all with the following characteristics:

•

Gender and ethnically diverse

•

Governed by a written charter approved by the Board

•

Comprised solely of independent directors

•

Decisions and actions reported to the full Board following each meeting

An affirmative vote of at least 70% of the Board is required to change the size, membership or powers of these committees, to fill vacancies in them, or to dissolve them.

Management Development & Compensation

Corporate Governance

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Audit
Members:	Meetings held in 2022: 8
M. Gomez Montiel, Chair A. Kramvis B. Owens

Key Characteristics:

●
Each member satisfies the heightened independence standards applicable to audit committee service
●
Each member is an “audit committee financial expert” as defined by the SEC
●
Oversees the financial reporting process, system of internal controls and audit process
●
Reviews annual and interim financial statements

●
Reviews the qualifications, independence and audit scope of the independent registered public accounting firm
●
Responsible for the appointment, retention, termination, compensation and oversight of the independent registered public accounting firm
●
Reviews process for monitoring compliance with laws, regulations and the Code of Conduct and compliance risks, including related to cybersecurity and business continuity
●
Approves all related person transactions in accordance with the Related Person Transactions Policy
●
Reviews the Company’s controls with regard to environment, social and governance disclosures in SEC filings

Under the corporate governance requirements of the NYSE listing standards, if an audit committee member simultaneously serves on the audit committee of more than three public companies, the board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the listed company’s audit committee. The Board has determined that the service of Ms. Montiel on the audit committee of more than three public companies does not impair her ability to serve effectively as a member of our Audit Committee.

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Management Development and Compensation Committee
Members:	Meetings held in 2022: 7
G. Kampouri Monnas, Chair B. Owens R. Wunderlich

Key Characteristics:

●
Each member satisfies the heightened independence standards applicable to compensation committee service
●
Discharges the Board’s responsibilities relating to compensation of the Company’s executives
●
May not delegate its authority other than to subcommittees
●
Reviews and recommends to the Board compensation plans, policies and programs
●
Approves CEO and executive officer compensation, and employment and severance agreements, including change-in-control provisions
●
Provides input and recommendations to the Board regarding the performance objectives for the CEO and other executive officers and their actual performance against such objectives
●
Annually reviews the succession plans affecting corporate and other key management positions
●
Reviews periodically the Company’s key human resources policies and practices relating to talent sourcing, talent development programs, and organizational engagement and effectiveness

●
Monitors the Company’s policies, objectives and programs related to diversity, and reviews periodically the Company’s diversity performance in light of appropriate measures
●
Reviews changing legislation and trends relating to compensation and broader management practices and evaluates impact on the Company
●
Approves grants and/or awards of stock options, restricted stock units, long-term performance incentives based on total stockholder return, and other forms of equity-based compensation
●
Receives recommendations annually from the CEO regarding the compensation levels of our other executive officers, including salary, annual performance incentives and equity compensation
●
None of the members in 2022 had interlocking relationships within the meaning of SEC rules

For further information on this committee’s procedures for consideration of executive compensation, see our “Compensation Discussion and Analysis.”

Under the Management Development and Compensation Committee charter, this committee has the authority to retain compensation consultants, independent legal counsel and other outside advisers as deemed necessary. For 2022, the Management Development and Compensation Committee engaged Pay Governance LLC (“Pay Governance”) to be the Management Development and Compensation Committee’s compensation consultant. The Management Development and Compensation Committee has determined that Pay Governance is independent according to the adviser independence factors outlined by the NYSE and the SEC.

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Corporate Governance Committee
Members:	Meetings held in 2022: 4
C. Matthews, Chair I. Marey-Semper M. Trerotola

Key Characteristics:

●
Comprised solely of independent directors
●
Identifies, evaluates and recommends to the Board individuals qualified to stand for election as directors, including nominations received from Board members, stockholders or outside parties
●
Develops and recommends to the Board, Aptar’s corporate governance principles and standards to be applied in determining director independence
●
Oversees annual evaluations of the Board, its committees and management, and the effectiveness of the Board as a working group

●
Reviews and recommends to the Board appropriate compensation for non-employee directors, taking into consideration, among other items, director compensation levels of companies with similar annual revenues as Aptar
●
Makes recommendations to the Board regarding changes to the size and composition of the Board or any Board committee
●
Reviews the Company's efforts with regard to environmental, social, and governance matters, including with respect to the Company's annual sustainability report

For further information on this committee’s procedures for director nominations, see “Nomination of Directors.”

Risk Oversight Areas ● Operational Risk ● Compensation Risk ● Reputational Risk ● Cybersecurity Risk ● ESG Risk ● Macro and Economic Factors Risk

The Board is responsible for the Company’s risk oversight, which is designed to drive the identification, analysis, discussion and reporting of our high priority enterprise risks. The risk oversight program facilitates constructive dialog at the senior management and Board levels to proactively identify and manage enterprise risks. In connection with this process, the Board receives, analyzes and discusses a presentation annually that is prepared by senior management. This presentation includes an assessment and discussion of various risks, including but not limited to: operational risk, compensation risk, reputational risk, cybersecurity risk as well as risks related to macro and economic factors. In addition, the Board and the Corporate Governance Committee reviews and discusses the Company’s material disclosures regarding ESG matters and the Company’s controls, procedures and processes for tracking and monitoring such disclosures.

Risk Assessment of Cybersecurity Threats to Operations

Increased global cybersecurity threats and more sophisticated, targeted computer crime could pose a risk to our operations. Aptar places great importance on information security, including cybersecurity, to protect against external threats and malicious insiders. Our cybersecurity strategy prioritizes detection, analysis and response to known, anticipated or unexpected cyber threats, effective management of cyber risks and resilience against cyber incidents. We maintain an information security program consisting of organizational, operational, administrative, physical and technical safeguards appropriate to the scope and nature of our business. We continue to assess potential threats and make investments seeking to reduce the risk of these threats by implementing a broad set of security measures, including comprehensive monitoring of our networks and systems, rapid detection, response and threat management capabilities and ensuring strong data protection standards are in place to safeguard our critical information assets.

Security and Data Privacy awareness and training is provided at least annually for Aptar employees, which is designed to help employees recognize information security and cybersecurity concerns and respond

24	2023 Proxy Statement

appropriately. Management briefs the Audit Committee on a quarterly basis regarding our information security programs. As part of its oversight responsibilities, the Audit Committee regularly discusses and reviews with management, among other items, Aptar’s compliance and cybersecurity programs. We also periodically test our systems for vulnerabilities and regularly rely on third parties to conduct such tests. An independent review of our cybersecurity program has been assessed against the National Institute of Standards and Technology (NIST) cybersecurity framework. In addition, we maintain cybersecurity insurance as part of our overall insurance portfolio.

Risk Assessment of Compensation Policies and Practices

The Company has concluded that there are not any compensation policies or practices that are reasonably likely to have a material adverse effect on the Company. The Board concurred with this conclusion. In conducting its risk assessment related to compensation policies and practices, the Company considered, among other things: that the policies and practices do not offer the opportunity for excessive awards; the Company has reasonable stock ownership guidelines; the policies and practices are reviewed and approved by the Management Development and Compensation Committee; the Company has an established, robust control environment; and the Company conducts a regular monthly business review that monitors quality of reporting and prevents excessive risk taking.

Independence of Directors

Our Corporate Governance Principles provide that the Board must be composed of a substantial majority of independent directors with an objective of having the Board consist entirely of independent directors (other than the CEO). No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Aptar either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with Aptar.

10 of 11 current directors are independent in accordance with the NYSE listing standards

Director	Independent
G. Fotiades	✔
M. Gomez Montiel	✔
G. Kampouri Monnas	✔
A. Kramvis	✔
I. Marey-Semper	✔
C. Matthews	✔
B. Owens	✔
M. Trerotola	✔
R. Wunderlich	✔
J. Xing	✔
S. Tanda*
*	Current President and CEO

In addition, the Board determined that Mr. Jesse Wu, who served as a director during 2022, was independent. The Board has made its independence determination based on the following categorical standards, in addition to any other relevant facts and circumstances. These standards provide that a director generally will not be independent if:

●	The director is or has been an employee of the Company within the last three years or has an immediate family member who is or has been an executive officer of the Company within the last three years.
●	The director has received or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company

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other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).
●	The director is, or has an immediate family member who is, a current partner of a firm that is the Company’s internal or external auditor (“Firm”).
●	The director is a current employee of such Firm.
●	The director has an immediate family member who is a current employee of such Firm and who personally works on the Company’s audit.
●	The director was, or has an immediate family member who was, within the last three years but is no longer a partner or employee of such Firm and personally worked on the Company’s audit within that time.
●	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.
●	The director is a current employee or an immediate family member is a current executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.
●	The director or an immediate family member is, or has been within the last three years, a director or executive officer of another company that is indebted to the Company, or to which the Company is indebted, if the total amount of either company’s indebtedness for borrowed money to the other is or was 2% or more of the other company’s total consolidated assets.
●	The director or an immediate family member is currently an officer, director or trustee of a charitable organization that in any of the last three fiscal years received from the Company, or any executive officer of the Company, annual charitable contributions to the organization that exceeded the greater of $1 million, or 2% of such charitable organization’s gross revenue for the last completed fiscal year.

The Board considers the following to be immaterial when making independence determinations:

●	If a director is an officer, director or trustee of a charitable organization or entity to which the Company has made grants or contributions in the past year of less than $100,000.

Executive Sessions

Independent directors meet regularly in executive sessions without management. The non-executive Chairman of the Board, Mr. Fotiades, presides over these sessions. An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be held from time to time as required.

Nomination of Directors

In identifying and evaluating nominees for director, the Corporate Governance Committee takes into account the applicable requirements for directors under the Exchange Act, and the listing standards of the NYSE. The Corporate Governance Committee also takes into account the outside positions of the director nominees, together with their contributions to Aptar’s Board and their other business and professional commitments, to ensure that each director had, and will have, sufficient capacity to serve on Aptar’s Board.

The Board has established a maximum age limit for director nominees. Nominees must be 74 years old or younger at the time of election or re-election.

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Nominee Criteria

In addition to the factors described above, the Corporate Governance Committee may take into consideration such factors and criteria as it deems appropriate, including, but not limited to:

● Character ● International Perspectives & Cultural Diversity	● Judgment ● Gender Diversity	● Overall Board Diversity ● Business Experience & Acumen

In addition to candidates recommended by members of the Board or management, the Corporate Governance Committee also considers individuals recommended by stockholders. The Corporate Governance Committee evaluates candidates recommended for director by stockholders in the same way that it evaluates any nominee recommended by members of the Board or management. In order to recommend a candidate, stockholders must submit the individual’s name and qualifications in writing to the Corporate Governance Committee (in care of the Secretary at Aptar’s principal executive offices at 265 Exchange Drive, Suite 301, Crystal Lake, Illinois 60014) and otherwise in accordance with all of the procedures outlined under “Other Matters—Stockholder Proposals and Nominations” for a director nomination.

The Corporate Governance Committee may engage outside advisers to identify potential director candidates from time to time. The effectiveness of the nomination process is evaluated by the Board each year as part of its annual self-evaluation and more formally by the Corporate Governance Committee as it evaluates and identifies director candidates.

Majority Voting Policy

Our amended and restated by-laws require majority voting for the election of directors in uncontested elections. This means that a director nominee in an uncontested election must receive a number of votes “FOR” that director’s election that exceeds the number of votes cast “AGAINST” that director’s election. Our Corporate Governance Principles further provide that any incumbent director who does not receive a majority of “FOR” votes will promptly tender to the Board his or her resignation from the Board. The Corporate Governance Committee will consider the tendered resignation and recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will consider the recommendation and publicly disclose its decision within 120 days after the annual meeting. The director who tenders his or her resignation will not participate in the recommendation of the Corporate Governance Committee or the decision of the Board with respect to his or her resignation.

Communications with the Board of Directors

The Board has established a process for stockholders and other interested parties to communicate with the Board or an individual director, including the non-executive Chairman or the independent directors as a group. A stockholder or other interested party may contact the Board or an individual director by writing to their attention at Aptar’s principal executive offices at 265 Exchange Drive, Suite 301, Crystal Lake, Illinois 60014. Communications received in writing are distributed to the Board or to individual directors as appropriate in accordance with procedures approved by Aptar’s independent directors.

BOARD MEETING ATTENDANCE

The Board met 6 times in 2022. During 2022, no current director attended fewer than 75% of the aggregate number of meetings of the Board held during such director’s term and the committees on which each director then served. Aptar does not have a formal policy regarding director attendance at the annual meeting of stockholders. Messrs. Fotiades and Tanda attended the 2022 annual meeting.

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Current Committee Membership and Meetings Held in 2022

Name	Audit	Management Development and Compensation	Corporate Governance
G. Fotiades (I)
M. Gomez Montiel (I)	C
G. Kampouri Monnas (I)		C
A. Kramvis (I)	M
I. Marey-Semper (I)			M
C. Matthews (I)			C
B. Owens (I)	M	M
M. Trerotola (I)			M
S. Tanda
R. Wunderlich (I)		M
J. Xing (I)
Number of Meetings in 2022	8	7	4

I = Independent; C= Committee Chair; M = Committee Member

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BOARD COMPENSATION

Annual Independent Director Compensation	Additional Annual Cash Retainers for Committee Service
Audit Committee ● Chair: $17,000 ● Member: $11,000 Management Development & Compensation Committee ● Chair: $15,000 ● Member: $7,000 Corporate Governance Committee ● Chair: $10,000 ● Member: $7,000

Cash

●	Each non-employee Board member received an annual retainer of $100,000, except for Mr. Trerotola, who received a prorated amount of $75,000 based on his period of service on the Board during 2022.
●	The Chairman, who is not an executive of Aptar, received an annual retainer of $205,000. Each committee member receives an annual retainer with committee chairs receiving an additional retainer.
●	These amounts are paid to directors after they are elected by stockholders at our annual meeting or, if later, upon appointment to the Board.

Equity

●	Each non-employee Board member received an equity grant under the 2018 Equity Incentive Plan with a grant date fair value equal to approximately $150,000, except for the Chairman of the Board, who received an equity grant with a grant date fair value equal to approximately $170,000 and Mr. Trerotola, who received a prorated grant date fair value equal to approximately $112,500 upon his appointment to the Board.
●	Accordingly, on May 4, 2022, each then-serving non-employee director (other than the Chairman of the Board) was granted 1,302 restricted stock units (“RSUs”) and the Chairman of the Board was granted 1,475 RSUs and, on October 13, 2022, Mr. Trerotola was granted 1,028 RSUs in connection with his appointment to the Board. The 2022 RSUs vest on May 2, 2023, subject to the non-employee director’s continued service through such date.

Other

●	Each director is eligible to participate in Aptar’s matching gift program, which matches eligible charitable donations by employees and non-employee directors up to an aggregate of $6,000 annually per person.
●	Employees of Aptar do not receive any additional compensation for serving as members of the Board or any of its committees. Each director is reimbursed for out-of-pocket expenses incurred while

2023 Proxy Statement	29

attending Board and committee meetings. No retirement benefits or perquisites are provided to non-employee directors.

The non-employee director compensation program is designed to facilitate the continued attraction and retention of directors with the skills, expertise and experience valued by Aptar and position the total compensation for directors near the market median for the general industry survey data and Aptar’s peer group used to evaluate executive compensation (described below under “Compensation Determination” in the “Compensation Discussion and Analysis” section). No changes in compensation levels or design were made to the non-employee director compensation program as compared to 2021.

The following table includes fees paid in cash with respect to 2022 and the grant date fair value of RSUs granted during 2022 to each individual who served as a non-employee director during 2022. Mr. Tanda, our Chief Executive Officer, does not receive additional compensation for his service as a director of Aptar. Please see the 2022 Summary Compensation Table for the compensation received by Mr. Tanda in his capacity as Chief Executive Officer of the Company.

2022 Director Compensation

	Fees Earned		All Other
	or Paid in Cash	Stock Awards	Compensation	Total
Name	($)	($)(1)(2)	($)(3)	($)
G. Fotiades	205,000	170,000	—	375,000
M. Gomez Montiel	128,000	150,000	—	278,000
G. Kampouri Monnas	122,000	150,000	—	272,000
A. Kramvis	111,000	150,000	—	261,000
I. Marey-Semper	107,000	150,000	—	257,000
C. Matthews	117,000	150,000	—	267,000
B. Owens	118,000	150,000	6,000	274,000
M. Trerotola	80,250	112,500	—	192,750
R. Wunderlich	107,000	150,000	—	257,000
(1)	The amounts reported in this column represent the grant date fair value of RSUs granted during 2022, calculated using the closing market price of our common stock on May 4, 2022 ($116.75) for each then-serving director and on October 13, 2022 ($94.56) for Mr. Trerotola. As of December 31, 2022, Mr. Fotiades held 1,475 RSUs, Mr. Trerotola held 1,028 RSUs and each other non-employee director held 1,302 RSUs.
(2)	The aggregate number of options which were granted prior to May 6, 2015 and which remained outstanding as of December 31, 2022 for each non-employee director is as follows: G. Fotiades—9,500 and A. Kramvis—9,500. None of the other non-employee directors held outstanding options as of December 31, 2022.
(3)	Amounts reported include charitable contributions by Aptar under Aptar’s matching gift program.

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Proposal 2: Advisory Vote to Approve Executive Compensation

Pursuant to Section 14A of the Exchange Act, Aptar stockholders are being offered the opportunity to cast a non-binding advisory vote at the annual meeting to approve the compensation of Aptar’s Named Executive Officers (“NEOs”) as disclosed in the Compensation Discussion and Analysis (“CD&A”) and tabular disclosures of this proxy statement. This is not a vote on the Company’s general compensation policies or the compensation of the Board. We currently intend to submit an advisory vote on the compensation of our NEOs to our stockholders annually.

Aptar’s compensation philosophy and objectives are to fairly reward our executives for growing our business and increasing value to stockholders and to retain our experienced management team.

The overall compensation program for NEOs includes an annual performance incentive element that rewards the NEOs for the Company’s short-term performance and improvement in Company performance from the prior year, as well as equity-based elements (RSUs and long-term performance incentive awards in the form of performance-based RSUs, or PRSUs) that provide for long-term compensation that is driven by our share performance and, therefore, is aligned with our stockholders’ interests. The specific objectives of our compensation program are that a substantial portion of the NEOs’ compensation should be performance-based and should be delivered in the form of equity-based awards. Our CD&A describes our compensation philosophy and objectives in more detail.

The Board of Directors values the opinions of our stockholders. Although the resolution is advisory and non-binding, the Board will consider the outcome of the advisory vote when making future compensation decisions.

The Board of Directors recommends a vote FOR the following non-binding resolution:

“Resolved, that the compensation of the Company’s NEOs, as disclosed pursuant to the executive compensation disclosure rules of the SEC, including the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement, is hereby approved.”

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Proposal 3: Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation

Pursuant to Section 14A of the Exchange Act, Aptar stockholders are being offered the opportunity to cast a non-binding advisory vote at the annual meeting to approve the recommended frequency of future advisory votes to approve the compensation of our NEOs. The option of one year, two years or three years receiving the greatest number of votes will be considered the frequency recommended by the Company’s stockholders.

Following the recommendation of our stockholders approved at the 2017 annual meeting of stockholders, we currently submit an advisory vote on the compensation of our NEOs to our stockholders annually. After careful consideration of the various arguments supporting each frequency level, the Board believes that continuing to submit the advisory vote on the compensation of our NEOs to stockholders on an annual basis is appropriate for Aptar and our stockholders at this time.

The Board of Directors values the opinions of our stockholders. Although the resolution is advisory and non-binding, the Board will consider the outcome of the advisory vote when determining the frequency of future advisory votes to approve the compensation of our NEOs.

The Board of Directors recommends a vote for 1 YEAR as the frequency of the advisory vote on executive compensation.

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Proposal 4: Approval of an Amendment to the 2018 Equity Incentive Plan

Background

As of March 10, 2023, there were 706,658 shares of common stock that remained available for future issuances under the AptarGroup, Inc. 2018 Equity Incentive Plan (“2018 Plan”) (assuming outstanding PRSUs are counted at target). Given the limited number of shares that currently remain available under the 2018 Plan, the Board and management believe it is important that the Plan Amendment—described below—be approved in order to maintain Aptar’s ability to attract and retain key personnel, continue to provide them with strong incentives to contribute to Aptar’s future success and to further align their interests with stockholder interests. The Board believes that Aptar has used equity in a reasonable manner under the 2018 Plan and its prior equity plans, with a three-year average burn rate of approximately 1.24% of Aptar's outstanding shares of common stock.

Proposed Amendment

On February 20, 2023, the Board approved an amendment to the 2018 Plan, subject to approval by Aptar’s stockholders, that would increase the total remaining number of shares available for issuance under the amended 2018 Plan by 1,300,000 (the “Plan Amendment”). After adding the shares of common stock that remained available for future issuances under the 2018 Plan as of March 10, 2023—706,658 to the additional shares approved by the Plan Amendment—1,300,000, there will be a total of 2,006,658 shares available for future issuance under the 2018 Plan.

Under the terms of the amended 2018 Plan, the maximum number of shares of common stock authorized to be issued is 1,950,000 (representing an initial share authorization of 950,000 and an increase of 1,000,000 shares approved by our stockholders in 2020); however, if the Plan Amendment is approved, the maximum number of shares of common stock authorized to be issued under the 2018 Plan will increase from 1,950,000 to 3,250,000. If the Plan Amendment is not approved by Aptar’s stockholders, Aptar will continue to operate the 2018 Plan pursuant to its current provisions. A copy of the 2018 Plan, as amended by the Plan Amendment, is attached as Appendix A to this proxy statement.

The following table sets forth information regarding outstanding options, full value awards and common shares outstanding as of March 10, 2023, for all Aptar equity award plans. These figures represent an update to those provided in our Form 10-K for the fiscal year ended December 31, 2022, filed on February 17, 2023, and in the section of this proxy statement entitled “Equity Compensation Plan Information.” The outstanding options and full value awards disclosed below are not entitled to any dividends or dividend equivalents.(1)

Outstanding Stock Options (#)	Weighted Average Exercise Price ($)	Weighted Average Remaining Term (years)	Full Value Awards Outstanding (#)(2)

2,502,540	73.71	3.1	1,046,568
(1)	This table excludes March 2023 LTI awards.
(2)	Included in this column are 617,349 PRSUs (at target). Under the terms of the PRSU award agreements, the vesting level of the PRSUs may range from 0% to 200% based on Aptar’s performance during the three-year performance period

Importance of the Plan. The Board believes that the 2018 Plan is an important part of Aptar’s overall compensation program. The purpose of the 2018 Plan is to promote the long-term financial interests of Aptar and its affiliates by (i) attracting and retaining employees, non-employee directors, consultants, independent contractors, and agents; (ii) motivating award recipients by means of growth-related incentives; (iii) providing competitive incentive compensation opportunities; and (iv) further aligning the interests of award recipients with those of our stockholders.

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The 2018 Plan incorporates the following features:

●	It offers the ability to grant stock options, stock appreciation rights (“SARs”), restricted stock, and RSUs;
●	It requires a minimum vesting or performance period of one year that is applicable to 95% of the shares subject to the 2018 Plan (however we have historically not issued awards with minimum vesting periods of less than one year), subject to accelerated vesting upon a change in control, termination of employment or service or as otherwise determined by the Committee;
●	It prohibits repricing of awards, the issuance of stock options or SARs below fair market value, and the transfer of nonqualified stock options or SARs by a participant for consideration;
●	It prohibits “liberal” share counting provisions, such as counting only the net number of shares issued upon exercise of a stock option or SAR, adding back shares withheld to satisfy taxes on any award or tendered to pay the exercise price of a stock option or SAR, and adding back shares repurchased by Aptar on the open market with the proceeds of an option exercise;
●	It prohibits dividends or dividend equivalents to be paid with respect to options and SARs; and
●	It prohibits the payment of dividends and dividend equivalents on a current basis with respect to restricted stock and RSUs—meaning that any dividends or dividend equivalents paid will be subject to the same vesting conditions as the underlying awards.

Description of the 2018 Plan

The 2018 Plan became effective on May 2, 2018 and will terminate on May 2, 2028 unless terminated sooner by the Board or Committee. A summary of the material features of the 2018 Plan is provided below. The summary is qualified in its entirety by, and made subject to, the complete text of the 2018 Plan (as amended by the Plan Amendment) attached as Appendix A to this proxy statement.

2018 Plan Share Limits

The Plan Amendment would increase the total number of shares available for issuance under the 2018 Plan by 1,300,000, from 1,950,000 to 3,250,000 (reduced by the number of shares of common stock subject to awards granted under the AptarGroup, Inc. 2016 Equity Incentive Plan on or after March 9, 2018). All of the available shares under the 2018 Plan may be issued in connection with incentive stock options (“ISOs”) under Section 422 of the Internal Revenue Code of 1986 (the “Code”). The number of shares of common stock that remain available for future grants under the 2018 Plan will be reduced by the sum of the aggregate number of shares of common stock which become subject to an outstanding award. Shares of common stock available under the 2018 Plan may be treasury shares reacquired by Aptar or authorized and unissued shares, or a combination of both.

Under the terms of the 2018 Plan, to the extent that shares of common stock subject to an outstanding award granted under either the 2018 Plan or any equity compensation plan previously maintained by Aptar on behalf of employees or non-employee directors (a “Prior Plan”) are not issued or delivered by reason of (i) the expiration, termination, cancellation, or forfeiture of such award or (ii) the cash settlement of such award, then such shares of common stock will again be available under the 2018 Plan. The number of shares that again become available pursuant to this paragraph will be equal to one share for each share subject to an award described in this paragraph; provided, however, any shares from a Prior Plan that become available again under the 2018 Plan pursuant to this paragraph will be added to the available share reserve based on the share deduction ratio set forth in such Prior Plan.

The 2018 Plan prohibits “liberal share recycling”—meaning that shares of common stock will not again be available under the 2018 Plan (i) if tendered to satisfy all or a portion of tax withholding obligations relating to an award, (ii) if withheld to pay the exercise price of stock options or SARs awarded or (iii) if repurchased by Aptar on the open market with the proceeds of an option exercise.

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Non-Employee Director Award Limit

The aggregate value of cash compensation and the grant date fair value of shares that may be awarded or granted during any fiscal year to any non-employee director may not exceed $500,000, provided that this value will be multiplied by two for awards granted to a non-employee director in the year in which he or she commences services on the Board.

Terms of the Plan

Administration; Eligibility. The 2018 Plan is administered by the Management Development & Compensation Committee. The 2018 Plan empowers the Management Development & Compensation Committee, among other things, to (i) select participants; (ii) make awards in such forms and amounts as the Committee will determine; (iii) impose limitations, restrictions and conditions upon awards as the Management Development & Compensation Committee deems appropriate; (iv) approve forms to carry out the purposes and provisions of the 2018 Plan; (v) interpret the 2018 Plan; (vi) adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the 2018 Plan; (vii) correct any defect or omission or reconcile any inconsistency in the 2018 Plan or award granted under the 2018 Plan; and (viii) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the 2018 Plan. The Management Development & Compensation Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding options and SARs will become exercisable in part or in full, (ii) all or a portion of the restriction period applicable to any outstanding awards will lapse, (iii) all or a portion of the performance period applicable to any outstanding awards will lapse and (iv) the performance goals (if any) applicable to any outstanding awards will be deemed to be satisfied at the target, maximum or any other interim level.

All grants of awards under the 2018 Plan are within the discretion of the Management Development & Compensation Committee. The Management Development & Compensation Committee does not have authority to reprice any stock option or SAR granted under the 2018 Plan without stockholder approval.

Under the terms of the 2018 Plan, participants in the 2018 Plan consist of such employees, non-employee directors, consultants, independent contractors and agents and persons expected to become employees, non-employee directors, consultants, independent contractors and agents of Aptar and its affiliates as the Management Development and Compensation Committee in its sole discretion may select from time to time. As of March 10, 2023, all Aptar employees (approximately 13,000 individuals) and non-employee directors (10 individuals) are eligible to participate in the 2018 Plan if selected by the Management Development and Compensation Committee.

Minimum Vesting and Performance Period Requirements. The 2018 Plan includes a minimum vesting and, if applicable, a minimum performance period of one year with respect to 95% of the shares subject to the 2018 Plan (however we have historically not issued awards with minimum vesting periods of less than one year). Vesting may accelerate upon a change in control, a termination of employment or service, including in the case of a termination without cause, constructive discharge, or termination of employment or service due to death, disability, or retirement, or as otherwise determined by the Management Development & Compensation Committee. The minimum vesting and performance period restrictions are not required with respect to the number of shares that does not exceed five percent of the total number of shares available for awards under the 2018 Plan.

Options. An option entitles the holder to receive upon exercise up to the maximum number of shares of common stock subject to the option at an option price that is fixed at the time the option is granted. Options may be either ISOs or other options, except that, as long as required by Section 422 of the Code, no ISO may be awarded to any employee of an Aptar affiliate that is not an Aptar “subsidiary corporation” (as such term is used in Section 422(b) of the Code) or any non-employee director, consultant, or independent contractor agent. The exercise price of an option may not be less than 100% of the fair market value of a share of common stock at the time the option is granted (or 110% in the case of an ISO granted to a holder of more than 10% of the common stock (a “10% Holder”)), unless the option was an award granted upon the assumption of, or substitution for, an outstanding equity award previously granted by another company in connection with a corporate transaction (a “Substitute Award”), in which case the exercise price will instead be subject to other requirements under the 2018 Plan. Subject to the minimum vesting requirements in the 2018 Plan, an option will be exercisable at such time or times as the Management Development & Compensation Committee determines at the time of grant, provided that an option may not be exercised later

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than 10 years after its date of grant (five years in the case of an ISO granted to a 10% Holder). The 2018 Plan allows optionees, to the extent permitted by the Management Development & Compensation Committee, to pay the exercise price of options in cash or common stock (valued at its fair market value on the date of exercise) or a combination of cash and common stock, with the proceeds from the sale of the shares purchased through an arrangement with a broker, or by authorizing Aptar to withhold whole shares that would otherwise be delivered upon the exercise of the option. No dividend equivalents will be paid on any options.

SARs. An SAR entitles the holder to receive upon exercise the excess of the fair market value of a specified number of shares of common stock at the time of exercise over a base price. Aptar will pay that amount to the holder in common stock (valued at its fair market value on the date of exercise), or to the extent provided for in an applicable award agreement, cash or a combination of cash and common stock, as the Management Development & Compensation Committee may determine. An SAR may be granted in tandem with a previously or contemporaneously granted option or independent of any option. The base price of an independent SAR will be fixed by the Management Development & Compensation Committee at not less than 100% of the fair market value of a share of common stock on the date of grant, unless the SAR is a Substitute Award, in which case the base price will instead be subject to other requirements under the 2018 Plan. An SAR granted in tandem with an option will entitle the optionee, in lieu of exercising the option, to receive (i) the excess of the fair market value of a share of common stock on the date of exercise over the option price multiplied by (ii) the number of shares as to which the optionee is exercising the SAR. If an SAR is granted in tandem with an option, the option will be cancelled to the extent the SAR is exercised, and the SAR will be cancelled to the extent the option is exercised. Subject to the minimum vesting requirements in the 2018 Plan, each SAR will be exercisable at such time or times as the Management Development & Compensation Committee determines at the time of grant, provided that an SAR may not be exercised later than 10 years after its date of grant. No dividend equivalents will be paid on any SAR.

Restricted Stock. Subject to the minimum vesting requirements in the 2018 Plan, the Management Development & Compensation Committee may grant restricted common stock with such restriction periods as the Management Development & Compensation Committee designates. A restricted stock award may be subject to other conditions of vesting, including performance goals, as the Management Development & Compensation Committee establishes. Except as otherwise provided in the 2018 Plan, the participant may not sell, assign, transfer, pledge, or otherwise encumber shares of restricted stock. Except for restrictions on transfer and other restrictions as the Management Development & Compensation Committee may impose, the participant will have all the rights of a holder of common stock as to restricted stock; provided that cash dividends payable on the common stock during the restriction period or the performance period, as the case may be, will be subject to the same restrictions as those on the shares of restricted stock.

Restricted Stock Units. Subject to the minimum vesting requirements in the 2018 Plan, the Management Development & Compensation Committee may award RSUs with such restriction periods as the Management Development & Compensation Committee designates. An RSU may be subject to other conditions to vesting, including performance goals, as the Management Development & Compensation Committee may establish. Each RSU represents the right to receive one share or, to the extent permitted in the applicable award agreement, the fair market value in cash of one share upon the expiration of the restriction period. A participant holding RSUs will not have the rights of a holder of common stock. Any dividend equivalents paid to a holder of an RSU will be subject to the same vesting conditions as the underlying award.

Performance Goals. Performance goals may include, but are not limited to, the corporate-wide or affiliate, business segment, division, operating unit, or individual measures set forth below. In its discretion, the Management Development & Compensation Committee may establish any other objective or subjective corporate-wide or affiliate, division, operating unit or individual measures as performance goals, whether or not listed in the 2018 Plan.

●	Profitability Measures: (1) earnings per share; (2) earnings before interest and taxes (“EBIT”); (3) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (4) business segment income; (5) net income; (6) operating income; (7) revenues; (8) profit margin; (9) cash flow(s); and (10) expense reduction;
●	Capital Return Measures: (1) return on equity; (2) return on assets or net assets; (3) return on capital or invested capital; (4) EBIT to capital ratio; (5) EBITDA to capital ratio; (6) business segment income to business segment capital ratio; (7) working capital ratios; (8) total stockholder return; (9) increase in stockholder value; (10) attainment by a

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share of common stock of a specified market value for a specified period of time; and (11) price-to-earnings growth; and
●	Other Performance Measures: (1) successful implementation of strategic initiatives relating to cost reduction, revenue production, and/or productivity improvement; (2) successful integration of acquisitions; (3) market share; (4) economic value created; (5) market penetration; (6) customer acquisition; (7) business expansion; (8) customer satisfaction; (9) reductions in errors and omissions; (10) reductions in lost business; (11) management of employment practices and employee benefits; (12) supervision of litigation; (13) supervision of information technology; and (14) quality and quality audit scores.

Deferral. A participant may defer receipt of all or a portion of any award in accordance with procedures established by the Management Development & Compensation Committee and in accordance with Section 409A of the Code.

Transferability. Awards are not transferable other than (i) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by Aptar or (ii) as a transfer of stock options without value to a “family member” (as defined in Form S-8) if approved by the Management Development & Compensation Committee. Except to the extent permitted by the foregoing sentence, each award may be exercised or received during a participant’s lifetime only by the participant or the participant’s legal representative or similar person. No award may be transferred by a participant for value or consideration.

Fair Market Value. Fair market value on any date means the closing price of a share of common stock on the New York Stock Exchange on that date (or, if such date is not a trading date, on the next preceding date that was a trading date). On March 10, 2023, the closing price of our common stock on the New York Stock Exchange was $112.56.

Surrender. If provided by the Management Development & Compensation Committee, a participant may surrender an award on such terms and conditions, and for such consideration, as the Management Development & Compensation Committee determines.

Withholding. The Management Development & Compensation Committee has the power to withhold, or require a participant to remit to Aptar, an amount sufficient to cover withholding taxes with respect to shares issuable and/or amounts payable pursuant to the 2018 Plan. If permitted by the Management Development & Compensation Committee, a participant may elect to satisfy such taxes by making a cash payment to Aptar, having shares issuable under the 2018 Plan withheld, by delivering other shares to Aptar, or with the proceeds from the sale of shares through an arrangement with a broker.

Amendment of the Plan. The Management Development & Compensation Committee may amend the 2018 Plan, subject to any requirement of stockholder approval required by applicable law, rule, or regulation. No amendment may materially impair the rights of the holder of any outstanding award without his or her consent.

Effective Date and Term of the Plan. The 2018 Plan became effective on May 2, 2018 and will terminate on May 2, 2028 unless terminated earlier by the Board or Management Development & Compensation Committee. Termination of the 2018 Plan will not affect the terms or conditions of any award granted prior to termination.

Clawback of Awards. Except to the extent prohibited by law, awards granted under the 2018 Plan and any cash payment or shares delivered pursuant to an award are subject to forfeiture and recovery by Aptar pursuant to any clawback or recoupment policy that Aptar may adopt from time to time, including any policy that Aptar may be required to adopt under the Dodd-Frank Act, or otherwise as required by law.

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Historical Equity Awards Table.

The following table sets forth the number of stock options, stock appreciation rights, shares of restricted stock and restricted stock units granted over the lifetime of the 2018 Plan to the individuals and groups as indicated as of March 10, 2023:

Name and Position	Stock Options	Stock Appreciation Rights	Restricted Stock	Restricted Stock Units(1)
Stephan B. Tanda, President and CEO	−	−	−	213,965
Robert W. Kuhn, Executive Vice President, CFO and Secretary	−	−	−	72,453
Gael Touya, President of Aptar Pharma segment	−	−	−	48,847
Marc Prieur, President of Aptar Beauty	−	−	−	52,979
Xiangwei Gong, President of Aptar Asia	−	−	−	51,541
All executive officers (8 persons)	−	−	−	527,949
All non-executive directors (10 persons)	−	−	−	47,128
All employees (other than current executive officers)	−	−	−	1,404,907
(1)	Included in this column are 928,255 PRSUs (at target). Under the terms of the PRSU award agreements, the vesting level of the PRSU may range from 0% to 200% based on Aptar’s performance during the three-year performance period.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences of awards made under the 2018 Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the 2018 Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local, or non-United States tax consequences of participating in the 2018 Plan. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local, or non-United States tax laws before taking any actions with respect to any awards.

Options. A participant will not recognize any income upon the grant of a stock option. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding if the participant is an employee) upon exercise of a nonqualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and Aptar (or the affiliate employer) will be entitled to a corresponding deduction, except to the extent limited by Section 162(m) of the Code. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an ISO. If the shares acquired by exercise of an ISO are held for the longer of two years from the date the option was granted or one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and Aptar (or the affiliate employer) will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of such disposition the participant generally will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon such disposition and (ii) the fair market value of such shares on the date of exercise over the exercise price, and Aptar (or the affiliate employer) will be entitled to a corresponding deduction, except to the extent limited by Section 162(m) of the Code.

SARs. A participant will not recognize any taxable income upon the grant of an SAR. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding if the participant is an employee) upon exercise of an SAR equal to the fair market value of any shares delivered and the amount of any cash paid by Aptar upon such exercise, and Aptar (or the affiliate employer) will be entitled to a corresponding deduction, except to the extent limited by Section 162(m) of the Code.

Restricted Stock. A participant will not recognize taxable income at the time shares subject to restrictions constituting a substantial risk of forfeiture are granted, and Aptar (or the affiliate employer) will not be entitled to a tax deduction at such time, unless the participant makes an election to be taxed at the time such

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restricted stock is granted. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding if the participant is an employee) at the time of grant in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding if the participant is an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The amount of ordinary income recognized by a participant by making the above-described election or upon the lapse of the restrictions constituting a substantial risk of forfeiture is deductible by Aptar (or the affiliate employer) as a compensation expense, except to the extent limited by Section 162(m) of the Code.

Restricted Stock Units. A participant will not recognize taxable income at the time an RSU award is granted, and Aptar (or the affiliate employer) will not be entitled to a tax deduction at that time. Upon the payment or settlement of any such award with unrestricted shares of common stock or cash, the participant will recognize compensation taxable as ordinary income (subject to income tax withholding if the participant is an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by Aptar. This amount is deductible by Aptar (or the affiliate employer) as compensation expense, except to the extent limited by Section 162(m) of the Code.

Section 162(m) of the Code. Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation’s chief executive officer, the corporation’s chief financial officer and certain other current and former executive officers of the corporation.

The Board of Directors recommends a vote FOR the approval of the amendment to the 2018 Equity Incentive Plan

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Proposal 5: Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2023

Aptar is asking stockholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as Aptar’s independent registered public accounting firm for the fiscal year ending December 31, 2023. PricewaterhouseCoopers LLP has audited Aptar’s consolidated financial statements annually for over 30 years.

The Board of Directors and the Audit Committee recommend a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2023.

As described in its charter, the Audit Committee is responsible for the appointment, retention, termination, compensation and oversight of Aptar’s independent registered public accounting firm. On an annual basis, the Audit Committee considers the engagement of the independent registered public accounting firm. In selecting PwC as Aptar’s independent registered public accounting firm for fiscal 2023, the Audit Committee evaluated, among other factors:

●	PwC’s performance during fiscal year 2022 and in previous fiscal years, including the quality of PwC’s services, the sufficiency of PwC’s resources and the quality of the Audit Committee’s ongoing discussions with PwC;
●	PwC’s tenure as the Company’s independent registered public accounting firm and the depth of its understanding of our business, accounting policies and practices and internal control over financial reporting;
●	the professional qualifications of PwC, the lead audit engagement partner and other key engagement partners;
●	the scope of PwC’s independence program and its processes for maintaining its independence;
●	the scope of PwC's internal quality control program and the result of its most recent quality control reviews, including reviews by the Public Company Accounting Oversight Board;
●	the appropriateness of PwC’s fees for audit and non-audit services (on both an absolute basis and as compared to its peer firms); and
●	the relative benefits, challenges, overall advisability and potential impact of selecting a different independent registered public accounting firm.

PwC rotates its lead audit engagement partner every five years; the Audit Committee interviews proposed candidates and selects the lead audit engagement partner.

Representatives of PwC are expected to attend the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees (rounded to the nearest thousand) charged to Aptar by PwC for audit services rendered in connection with the audited consolidated financial statements and reports for the 2022 and 2021 fiscal years and for other services rendered during the 2022 and 2021 fiscal years to Aptar and its subsidiaries.

Fee Category	2022	% of Total	2021	% of Total
Audit Fees	$4,237,700	91%	$4,014,000	92%
Audit-Related Fees	198,600	4%	5,000	1%
Tax Fees	149,500	3%	192,000	4%
All Other Fees	57,400	1%	145,000	3%
Total Fees	$4,643,200	100%	$4,356,000	100%

Audit Fees primarily represent amounts billed for the audit of Aptar’s annual financial statements, including statutory audits of the financial statements at certain non-U.S. locations, the audit of our internal control over financial reporting, reviews of our quarterly financial statements, providing consents and reviewing documents to be filed with the SEC.

Audit-Related Fees primarily represent amounts billed for services rendered in connection with the preparation of comfort letters.

Tax Fees primarily represent amounts billed for services related to tax advice on the Company’s global tax structure, which includes U.S./international tax advisory and transfer pricing related services. Tax Fees also include tax compliance and preparation services including federal, state and international tax compliance and assistance with tax audits and appeals. Lastly, Tax Fees includes tax due diligence services in support of the Company's acquisition related activity.

All Other Fees primarily represent financial due diligence services performed in connection with the Company’s acquisition activity and for subscriptions to virtual accounting services.

The Audit Committee’s policies and procedures require pre-approval for all audit and permissible non-audit services to be performed by Aptar’s independent registered public accounting firm. These services are pre-approved by the entire Audit Committee; however, the Audit Committee may delegate to one or more of its members the authority to grant such pre-approvals provided that any such decision of such member or members must be presented to the full Audit Committee at its next scheduled meeting.

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Executive Officer Compensation

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Following is a discussion and analysis of our compensation programs as they apply to our NEOs for 2022, namely:

Stephan B. Tanda President and Chief Executive Officer (“CEO”)	Robert W. Kuhn Executive Vice President, Chief Financial Officer (“CFO”)	Gael Touya President of Aptar Pharma segment	Marc Prieur President of Aptar Beauty segment	Xiangwei Gong President of Aptar Asia

Financial and Operational Highlights

In 2022, Aptar achieved the following:

$3.3 billion Record Reported Sales	29th year 29th consecutive year of paying an increased aggregate annual dividend	$239 million Annual net income	$3.59 Annual diluted earnings per share

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Executive Compensation Highlights

Independent Management Development and Compensation Committee	Compensation Consultant retained by and reporting directly to the Management Development and Compensation Committee	Pay that is designed to be competitive, with a significant portion delivered as performance-based or at-risk compensation	Emphasis on future pay opportunity vs. current pay	Mix of performance metrics supportive of our business strategy and compensation objectives

TARGET PAY “AT-RISK”(1)	TARGET PAY IS LONG-TERM(1)

A significant portion of our targeted annual compensation is performance-based and/or subject to forfeiture (“At-risk”) (defined as short-term incentives plus time and performance-based long-term incentives), with emphasis on variable pay to reward short- and long-term performance measured against pre-established objectives developed based on our Company’s strategy and aligned with stockholder value creation.

(1) NEO Pay At-Risk excludes CEO

Our long-term incentive awards are equity-based and have multi-year vesting provisions to encourage retention. (1) NEO Pay Long-Term excludes CEO

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The following table lists the material elements of Aptar’s 2022 executive compensation program applicable to the NEOs. The Management Development and Compensation Committee believes that the design of Aptar’s executive compensation program balances fixed and variable compensation elements, provides alignment with Aptar’s short and long-term financial and strategic priorities through the annual and long-term incentive programs, and provides alignment with stockholder interests.

	Element	Description	Purpose	Factors Influencing Amount
	Salary	● Fixed cash compensation ● Reviewed annually and adjusted if appropriate	● Facilitate attraction and retention ● Recognize individual’s skills, competencies and experience	● Experience, the executive’s local market data, individual role and responsibilities and individual performance
At-Risk	Annual Short-Term Incentives (“STI”)
●
Variable cash incentive compensation based on improvements in performance from the prior year, with the performance goals the same as in prior years to enhance long-term focus
●
Company and Segment/unit performance measured by improvements in two metrics: Adjusted EBITDA and core sales (1)
●
Emphasizes profit (65%) over sales (35%)
●
Capped payouts if maximum goals are met
●
Participants may elect to receive up to 50% of STI in RSUs, with additional RSUs granted equal to 20% of elected amount

●
Provide an incentive to achieve performance goals that are deemed critical to the business, our strategy and aligned with stockholder value creation
●
Motivate improvement in Company performance from the prior year

●
Annual target opportunity determined annually based on market data, individual role and responsibilities and individual performance
●
Payout based on Company and Segment/unit performance compared to prior year

Long-term Incentives (“LTI”)

PRSUs vest contingent upon Company performance measured over three years based on two metrics:

●
Adjusted ROIC based on internally established objectives (2)
●
TSR relative to the S&P 400 Mid Cap companies (3)
●
Emphasizes TSR (65%) over ROIC (35%)

●
Build ownership and align with stockholders’ interests
●
Provide an incentive to achieve performance goals that are deemed critical to the business, our strategy and aligned with stockholder value creation

●
Intended target amount of all LTI awards is based on individual role and responsibilities, individual performance and U.S. market data; for PRSUs, vesting only occurs if a threshold level of achievement is attained

		RSUs	● Build ownership and align with stockholders’ interests ● Facilitate retention ● Reward long-term success and growth	● Intended target amount of all LTI awards is based on individual role and responsibilities, individual performance and market data; vesting of RSU awards over a three year term.

44	2023 Proxy Statement

(1)	For Touya, Prieur and Gong, a portion of their STI is based on the Adjusted EBITDA improvement and core sales growth in the NEOs’ areas of responsibility. See “Short-Term Incentives” later in this Compensation Discussion & Analysis.
(2)	Adjusted return on invested capital (or Adjusted ROIC) is defined as (i) adjusted earnings before net interest (but after taxes), which excludes the business transformation charges (restructuring initiatives), acquisition-related costs, purchase accounting adjustments related to acquisitions and investments and net unrealized investment gains and losses related to observable market price changes on equity securities, divided by (ii) the Company’s average capital (i.e., equity excluding currency effects plus net debt). The target is adjusted down for 0.2% for every $100M in acquisitions over the three-year performance period. The 0.2% adjustment assumes that over the performance period, the acquisition will become accretive to returns.
(3)	Total stockholder return (or TSR) is measured by price appreciation of the Company's common stock over a three-year performance period and reinvestment of dividends, and is compared to the TSR of the S&P 400 MidCap Index over such three year performance period.

2023 Proxy Statement	45

Compensation Philosophy and Objectives

Our compensation philosophy and objectives are, first and foremost, to fairly and competitively compensate our executives for growing our business and increasing value for stockholders and, secondly, to retain our experienced management team.

We believe that the following factors are supportive of our compensation objectives:

What We Do	What We Do Not Do

●
Pay program designed to be reasonable, performance-based and supportive of our business strategy and compensation objectives
●
Significant amount of pay that is at-risk (both annual and long-term), with a substantial amount provided in equity (and therefore aligned with stockholders)
●
Stock ownership guidelines, limits on executive officer stock trading and prohibition of hedging or pledging of Aptar equity securities
●
Employment and change-in-control agreements that are designed to be competitive in markets in which we compete for executive talent
●
Beginning with the 2022 annual equity awards, our annual equity grants contain double trigger vesting provisions in the event of a change in control
●
We maintain a stand-alone clawback policy allowing for the recoupment of compensation in the event of a financial statement restatement
●
Beginning with 2023, the performance-based component of the annual equity grant increased from 60% to 75%, with the inclusion of 50% PRSUs and 25% premium-priced options

●
Tax gross-up agreements with NEOs, other than those related to relocation benefits or expatriate assignments
●
Significant perquisites other than common perquisites provided in the context of expatriate assignments or related to relocation
●
Practices or design features that encourage excessive risk taking

46	2023 Proxy Statement

Stockholder Feedback on Compensation Practices

The Management Development and Compensation Committee considered the continued support that our proposal on executive compensation received from stockholders at our 2022 annual meeting of stockholders, at which approximately 99% of votes cast (excluding abstentions and broker non-votes) were in favor of our compensation policies and practices. Overall, we achieved a five-year average vote of 98% of votes cast. The Management Development and Compensation Committee determined that the Company's executive compensation philosophy and objectives and compensation elements continued to be appropriate and no changes were made to our executive compensation program in response to the advisory vote. However, in connection with its regular review of the Company’s executive compensation program, in 2022, the Management Development and Compensation Committee modified the Company’s executive compensation program to incorporate into its equity awards double trigger vesting provisions in the event of a change in control, beginning with the 2022 annual equity awards, and adopted a stand-alone clawback policy allowing for the recoupment of incentive compensation in the event of a financial statement restatement.

Factors Considered when Determining Compensation Levels:
Industry Data ● We benchmark against size-appropriate published general industry survey data for all roles.
Peer Data Review ● We review proxy data from the Company’s compensation peer group for the CEO and CFO roles.

Individual

●
We understand the importance of retaining a talented senior management team, which manages a globally diverse business while balancing a unified, single management team with a high focus on delivering results. We review past compensation levels and place a high value on the experience of senior managers.

The Management Development and Compensation Committee has historically intended to create a compensation program for NEOs that generally targets cash compensation at the median and long-term compensation between the 50th and 75th percentiles compared to the relevant market data. The Management Development and Compensation Committee may deviate from its targeted positioning based on circumstances such as executive tenure, Company/Segment performance or individual performance. The benchmarking study conducted by Pay Governance used for evaluating Aptar’s 2022 executive compensation program, described in further detail below, noted the following high-level findings for our executive officers, including NEOs, as compared to general industry survey data:

●	Base salaries generally fell between the 35th and 65th percentiles;
●	Target cash compensation levels generally ranked between the 45th and 65th percentiles;
●	Long-term performance incentives were generally between the 50th and 75th percentiles; and
●	Target total direct compensation levels (salary + target bonus + target LTI values) were generally between the 50th and 75th percentiles.

For 2022, the Management Development and Compensation Committee confirmed the compensation peer group (“Peer Group”) which serves as part of the basis for the Management Development and Compensation Committee's decisions regarding the pay of the CEO and CFO. Peer group data were developed from proxies and supplemental information reported by several compensation surveys for CEOs and CFOs at industrial companies comparable in size to Aptar. In consultation with Pay Governance, the Management Development

2023 Proxy Statement	47

and Compensation Committee and management used the following characteristics to assess the Company's current peers as well as to identify any potential replacements:

●	Compete with Aptar for market share, operate in similar industries (e.g., packaging, specialty chemicals, specialty materials) and are based in the U.S.;
●	Provide similar intermediate products (e.g., structured materials, packaging, closures, spray products) to similar end-use markets (e.g., consumer, beauty, home, pharmaceutical, medical, healthcare, food, beverage);
●	Fall within a reasonable range of Aptar's size and scale based on several factors (e.g., revenue, assets, invested capital, number of employees, market capitalization);
●	Earn a considerable amount of their revenue outside of the U.S.;
●	Appear to be valued like Aptar by the stock market based on their market capitalization to revenue vs. Aptar's; and
●	Compete with Aptar for senior executive talent (companies Aptar potentially would recruit senior talent from, and possibly lose senior talent to).

The Peer Group is not a comprehensive list of all of Aptar’s competitors. Rather, it includes a set of companies that meet most, but not necessarily all, of the peer group selection criteria noted above. The Management Development and Compensation Committee approved the Peer Group for evaluating target pay levels of the CEO and CFO as well as for assessing Aptar's executive pay practices and policies. The following companies were included in the Peer Group for 2022, which was the same Peer Group used to evaluate 2021 compensation decisions:

2022 Peer Group Companies:
Albemarle Corp. Ashland Global Holdings Inc. Berry Global Group, Inc. Catalent, Inc. CCL Industries, Inc. Hill-Rom Holdings, Inc. ICU Medical, Inc. Ingredion Inc. International Flavors & Fragrances	McCormick & Company Sealed Air Corp Sensient Technologies, Inc. Silgan Holdings Inc. Sonoco Products Co. Stericycle, Inc. STERIS plc Teleflex Inc. West Pharmaceutical Services, Inc.

The Management Development and Compensation Committee reviews compensation survey information prepared by its compensation consultant for the CEO and other executive officer positions annually. Consistent with prior years, the compensation elements evaluated by Pay Governance in 2022 were base salary, target annual cash incentives, target total cash compensation (the sum of base salaries and target cash incentives), target LTI, and target total direct compensation (the sum of target total cash compensation and target LTI). In considering compensation for the CEO and CFO, the Management Development and Compensation Committee considered proxy peer group compensation data in addition to the compensation survey information prepared by Pay Governance. When determining the 2022 compensation opportunities of executive officers other than Mr. Tanda, the Management Development and Compensation Committee also reviewed recommendations furnished by Mr. Tanda, including salary, target annual cash incentive and target LTI recommendations. In 2022, Mr. Tanda, participated in all discussions regarding salaries and incentive compensation for all of our executive officers, except during discussions regarding his own compensation. Mr. Tanda made suggestions or recommendations during these discussions; however, all deliberations and determinations regarding the compensation of our executive officers were made solely by the Management Development and Compensation Committee.

Targeted base salary, annual incentive opportunities and LTI grant values were provided by Pay Governance from several compensation surveys covering U.S. and non-U.S. executives and included general industry

48	2023 Proxy Statement

data for hundreds of companies. Wherever possible, the market data was adjusted to Aptar’s revenue size or the size of the position's operating unit. The same compensation elements also were reviewed by Pay Governance in the analysis of peer group data for Messrs. Tanda and Kuhn.

As noted earlier, based on Pay Governance's benchmarking analysis that was furnished to the Management Development and Compensation Committee, Aptar’s 2022 total direct compensation for the NEOs, in aggregate was generally positioned between the 50th and 75th percentiles of the published survey data. Specifically, most elements of total direct compensation for the CEO and CFO were positioned within +/- 10% of the 50th percentile with respect to the 2022 Peer Group.

Elements of Our Executive Compensation Program

There are three main elements of our compensation program which are described below.

Salary. The salary level of the CEO is established by the Management Development and Compensation Committee each January after evaluating individual performance and discussing the market data provided by Pay Governance. The salary levels of the other NEOs are also set each January after evaluating and discussing the recommendations of the CEO and reviewing the market data provided by Pay Governance for the other NEO positions. In 2022, the Management Development and Compensation Committee adjusted the salaries of our NEOs from the 2021 levels as listed below. In lieu of adjusting the base salary for the CEO, the Management Development and Compensation Committee elected to increase his LTI value from 450% to 470% to further enhance his ties to performance-based compensation in general and long-term equity incentives in particular.

Name	2022 Salary	2021 Salary	% Increase
Tanda	$1,118,500	$1,118,500	—%
Kuhn(1)	$671,174	$645,216	4%
Touya(2)	$561,328	$607,043	(8)%
Prieur(3)	$603,011	$598,635	1%
Gong	$494,647	$477,920	4%
(1)	Mr. Kuhn’s compensation considers the elimination of the annual car benefit, the value of which is now included in his 2022 salary and accounts for a portion of the increase.
(2)	Mr. Touya's compensation is denominated in Euros and was translated to U.S. dollars using the average exchange rate for the year. His 2022 salary in Euros is 530,000, which represents a 3% increase over his 2021 salary in Euros. Mr. Touya’s decrease is due to exchange rate fluctuations.
(3)	Mr. Prieur’s compensation is denominated in Swiss Francs and was translated to U.S. dollars using the average exchange rate for the year. His 2022 salary in Swiss Francs is 562,000, which represents a 3% increase over his 2021 salary in Swiss Francs.

Short-term Incentives (“STI”).

The Management Development and Compensation Committee continues to maintain the Company's historical approach to linking pay to performance. The STI plan is based on STI Adjusted EBITDA and core sales growth, with the STI design placing nearly twice as much emphasis on profitability rather than top-line growth and emphasizing segment results with different goals for each segment. The Management Development and Compensation Committee chose STI Adjusted EBITDA and core sales growth as performance measures because they are viewed as being directly tied into goals that we believe are critical to our business strategy and the creation of stockholder value.

The Company goals under the STI place emphasis on continuous improvement over the prior year’s results. As a result, NEOs earn no STI payout if results are less than prior year performance, with results equal to the prior year producing a threshold payout (50% of target). Further, the Company continues to use year-over-year consistency for determining target and maximum payouts. Under this approach, the Management Development and Compensation Committee approved growth rates in EBITDA and core sales, which do not change from year to year because they are based on the Company’s long-term expectations of the business. For 2022, the amount of our NEOs' STI was calculated based on (i) target STI opportunity and (ii) improvement in Company performance (and segment results where appropriate) from the prior year. For

2023 Proxy Statement	49

Messrs. Touya and Prieur and Ms. Gong, the performance factors are further weighted 40% Company performance and 60% on their respective areas of responsibility.

The target STI opportunity is a percentage of each NEO's base salary, and is determined annually based on market data, the Company's historical pay practices, individual role and responsibilities, and individual performance. For 2022, the target STI opportunities, as a percentage of base salary, did not increase for the NEOs.

The following illustrates how the 2022 STI payouts were calculated:

At the beginning of 2022, the Management Development and Compensation Committee established the following growth in Company performance and weightings for 2022 to be used to determine the amount of each NEO's 2022 STI. These growth objectives are consistent with prior years, as well as with the Company’s continuous improvement mindset. They also consider our economic expectations for our different segments.

2022 STI Performance for Corporate and Segments
Corporate and
Segments STI Adjusted
EBITDA(1) Growth vs
Prior Year (Weighted					Corporate and Segments Core Sales(2) Growth vs Prior Year
65% of Target)(3)					(Weighted 35% of Target)(3)
	Beauty +			Performance		Beauty +			Performance
Corp	Home	Pharma	Asia	Factor	Corp	Home	Pharma	Asia(3)	Factor
<0%	<0%	<0%	<3%	0%	<0%	<0%	<0%	<3%	0%
0.0%	0.0%	0.0%	3.0%	50.0%	0.0%	0.0%	0.0%	3.00%	50.0%
5.0%	5.0%	5.0%	10.0%	100.0%	4.0%	3.0%	6.0%	10.00%	100.0%
7.0%	7.0%	6.5%	12.0%	125.0%	5.0%	4.0%	7.0%	11.25%	125.0%
10.0%	10.0%	8.0%	14.0%	150.0%	6.0%	5.0%	8.0%	12.50%	150.0%
13.0%	13.0%	9.0%	16.0%	175.0%	6.5%	5.5%	9.0%	13.75%	175.0%
15.0%	15.0%	10.0%	18.0%	200.0%	7.0%	6.0%	10.0%	15.00%	200.0%

	Corporate and Segments STI Adjusted	Corporate and Segments STI Core
	EBITDA Growth vs Prior Year	Sales Growth vs Prior Year
Actual Growth Rates	(Weighted 65% of Target)	(Weighted 35% of Target)
Corporate	3.1%	8.9%
Beauty + Home	13.9%	6.6%
Pharma	2.3%	12.0%
Asia	16.4%	8.0%
(1)	STI Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding acquisition costs, impact of acquisitions in the year acquired and a portion of transformation costs.
(2)	Core sales growth is defined as organic sales growth that excludes currency effects and acquisition effects in the past 12 months.
(3)	For performance between performance levels, payout levels will be determined based on straight line interpolation.

50	2023 Proxy Statement

For Messrs. Touya and Prieur and Ms. Gong, the performance factors are further weighted 40% Company performance and 60% on their respective areas of responsibility. Based on actual performance in 2022 and applying the weighting described above, the following performance factors were determined for 2022 and resulted in the following 2022 STI (adjusted for rounding):

	2022 Base			Performance
NEO	Salary	Target %	Target $	Factor(3)	2022 STI
Tanda	$1,118,500	120%	$1,342,200	122.7%	$1,646,208
Kuhn	$671,174	85%	$570,498	122.7%	$699,716
Touya(1)	$561,328	75%	$420,996	119.5%	$503,939
Prieur(2)	$603,011	75%	$452,258	163.7%	$734,272
Gong	$494,647	75%	$370,985	137.3%	$509,214
(1)	Mr. Touya’s 2022 Base Salary, Target STI and Payment were denominated in Euros and converted to USD using the average exchange rate for the year. His award was calculated using the spot rate on the payment date of the award, which was February 27, 2023.
(2)	Mr. Prieur's 2022 Base Salary, Target STI and Payment were denominated in Swiss Francs and converted to USD using the average exchange rate for the year. His award was calculated using the spot rate on the payment date of the award, which was February 24, 2023.
(3)	Slight variance in the calculation is due to rounding in the displayed Performance Factor.

The table below highlights historical weighted payouts by business segment

Business Segment	2022	2021	2020*
ATR	122.7%	152.2%	23.3%
Beauty + Home	191.1%	200.0%	0.0%
Pharma	117.5%	19.0%	134.0%
Asia	147.0%	163.3%	55.3%

*     Includes the impact of the waiver of the cliff threshold with respect to the 2020 STI as part of the Company’s response plan to the COVID-19 pandemic.

The Management Development and Compensation Committee believes it is important to encourage executive officer stock ownership and provide opportunities to increase equity ownership. For those reasons, an executive officer may elect to receive up to 50% of his or her STI in the form of RSUs. If an executive elects to receive a portion of his or her STI in RSUs, the executive will also receive an additional 20% of the elected amount in the form of RSUs to recognize the difference in earned cash STI payouts and RSUs that remain at risk to changes in stock price as well as continued service. The value of each RSU is determined by the closing share price on the NYSE on the day preceding the date of grant. RSUs vest over a three-year period, with one third vesting on each of the first three anniversaries of the grant date, and the RSUs converting into our common stock following the vesting date. Recipients of RSUs may not vote the units in stockholder votes and they do not earn or receive any dividend payments on the units. Messrs. Tanda, Kuhn and Gong elected to receive a portion of their 2022 STI in RSUs, which election applied to the payouts described above.

Long-term Performance Incentives (“LTIs”).

We manage our business for the long-term benefit of all stakeholders and consequently we believe that it is important that our NEOs receive a substantial portion of their compensation in the form of long-term incentives (LTI). Additionally, we believe LTI compensation in the form of equity awards provide a strong alignment between the interests of our NEOs and our stockholders. The Management Development and Compensation Committee also believes that long-term equity awards are an essential tool in promoting executive retention. Consistent with our LTI grants for the past several years, the annual LTI grants in 2022 consisted of RSUs that vest based on continued service and PRSUs that vest based on achieving pre-established performance objectives. Dividends are not declared or paid with respect to RSUs or PRSUs. In addition, 2022 represented the first year that the LTI grants included double trigger vesting provisions in the event of a change in control.

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Setting Award Value:

In early 2022, the Management Development and Compensation Committee granted the NEOs LTI awards. In approving the 2022 LTI awards and based on a review of market data, as reported by Pay Governance, the Management Development and Compensation Committee also approved a market-based approach to determining LTI values, which calculates the grant value delivered to award recipients based on current market price rather than accounting values. The Management Development and Compensation Committee believes that the use of a market-based approach to determine the number of shares to grant aligns with prevalent market practice and is more representative of the intended targeted value of compensation to be granted to participants. Target amounts of the LTI awards are also based on individual roles and responsibilities, individual performance and market data. The target LTI amount for Mr. Tanda was increased from 450% to 470%, in lieu of receiving a base salary adjustment to further align his target direct compensation with the interests of our stockholders. The target LTI amount, as a percentage of base salary, for the other NEOs did not change as compared to 2021. Once the LTI target award value was determined for each NEO, the award was divided between PRSUs and RSUs, weighted 60% and 40%, respectively. The weights between LTI elements are intended to strike a reasonable balance between performance-based grants (PRSUs) and time or service-based grants (RSUs), consistent with the Company’s pay philosophy and principles.

The following table sets forth the target award value, as of the date of grant, of the 2022 LTI awards received by each NEO.

NEO	Target Value of LTI award(1)
Tanda	$5,256,950
Kuhn	$1,335,598
Touya	$1,016,333
Prieur	$1,052,081
Gong	$865,632
(1)	Because the amounts reported in this column represent the market-based targeted grant values, they differ from the amounts reported in the 2022 Summary Compensation Table, which are determined in accordance with applicable accounting rules based on the stock price at the date of grant.

PRSUs:

PRSUs are measured over a three-year period, with the measurement date beginning in the 1st quarter of the initial year of the performance period and ending in the 1st quarter three years thereafter. For 2022, the Management Development and Compensation Committee granted PRSUs as 60% of the target LTI award, which vest based on the Company’s Adjusted ROIC and relative TSR performance over a three-year performance period, with potential vesting ranging from 0% to 200% of the target number of shares subject to the award (the “Target Shares”) as follows:

●	Adjusted ROIC over the three-year performance period, which consists of 35% of the Target PRSUs. Adjusted ROIC is defined as (i) adjusted earnings before net interest (but after taxes), which excludes the business transformation charges (restructuring initiatives), acquisition-related costs, purchase accounting adjustments related to acquisitions and investments and net unrealized investment gains and losses related to observable market price changes on equity securities, divided by (ii) the Company’s average capital (i.e., equity excluding currency effects plus net debt). The target is reduced by 0.2% for every $100M in acquisitions which is weighted for time outstanding in the performance period. The 0.2% adjustment assumes that over the performance period, the acquisition will become accretive to returns. The Management Development and Compensation Committee established the Adjusted ROIC performance levels to be achievable, but required the strong and consistent performance of the Company over the three-year performance period.
●	TSR relative to the S&P 400 MidCap Index over the three-year performance period, which consists of 65% of the Target PRSUs. TSR is measured by share price appreciation of the Company’s common stock over the three-year performance period and reinvestment of dividends, as compared to the

52	2023 Proxy Statement

TSR of the S&P 400 MidCap Index over the performance period. For the TSR component, the vesting will be determined in accordance with the following schedule:

Performance Level	Company TSR Percentile Rank as compared to the S&P 400 MidCap	% of Target Shares to Vest*
Below Threshold	Below 25th percentile	—%
Threshold	25th percentile	50%
Target	50th percentile	100%
Maximum	75th percentile	200%
* If the Company’s TSR for the Performance Period is negative, the vesting level will not exceed the target level of vesting.

RSUs:

The remaining component of the 2022 LTI program consisted of time-based RSUs, which vest over a three-year service period, subject to the NEO’s continued employment through the applicable vesting date except to the extent an event triggers accelerated vesting of the 2022 RSUs under the terms of the award agreement or his or her employment or other agreement, as applicable. RSUs are included as a component under the annual LTI program to further enhance the retentive aspect of the Company’s executive compensation program and further align the interests of our NEOs with the long-term interests of the Company’s stockholders as the value of the RSUs remains at-risk and fluctuates based on our stock price performance.

2019 PRSU Awards:

Under the terms of the 2019 PRSUs, March 2022 was the end of the final year of the three-year performance period for the awards. The 2019 PRSUs were eligible to vest based on Adjusted ROIC and the Company’s relative TSR, weighted 35% and 65%, respectively, with Adjusted ROIC as defined above and TSR measured as described above for the 2022 PRSUs. The 2019 PRSU performance objectives and the achievement levels are set forth in the tables below.

	Below
Performance	Threshold	Threshold	Target	Maximum	Actual	Vesting
Objective	(0% Vesting)	(50% Vesting)	(100% Vesting)	(200% Vesting)	Results	Percentage
Adjusted ROIC (1)	>10.5%	10.5%	12.5%	14.5%	9.9%	0%
Company TSR Percentile Rank vs. S&P 400 MidCap Constituent Company Returns	Below 25th Percentile	25th Percentile	50th Percentile	75th Percentile	36.2nd Percentile	72.4%
(1)	In accordance with the terms of the award agreements, the original ROIC targets are adjusted down 0.2% for every $100M in acquisitions, which is weighted for time outstanding in the performance period.

Based on performance over the three-year performance period, presented below are the number of shares earned for each of the participating NEOs. The earned shares are also presented in the 2022 Option Exercises and Stock Awards Vested Table, presented on page 62 below.

NEO	Target PRSUs	Earned PRSUs
Tanda	19,876	8,359
Kuhn	5,524	2,323
Touya	4,610	1,939
Prieur	3,509	1,476
Gong	3,918	1,648

Change in 2023 LTI Program:

As disclosed above, in 2022, the target LTI award was comprised of 60% PRSUs and 40% time-based RSUs. Beginning in 2023, the Management Development and Compensation Committee has determined to add premium-priced options into the LTI mix with options that have an exercise price with a 10% premium to the Company’s stock price on the date of grant. As a result of this change, in 2023, the target LTI award is comprised of 50% PRSUs, 25% premium-priced options and 25% time-based RSUs. The Management

2023 Proxy Statement	53

Development and Compensation Committee believes this change enhances the performance orientation of the Company’s LTI program by increasing awards tied to performance-based components from 60% to 75% of target award value, further aligning the Company’s pay program with the interests of stockholders and balancing relative stock price performance with absolute improvements in our stock price.

Post-Termination compensation.

The employment agreements of our NEOs provide for guaranteed minimum salary levels, death benefits, non-competition clauses and post-termination commitments. The post-termination commitments do not significantly affect the Management Development and Compensation Committee’s decisions concerning other compensation elements. We believe that the post-termination commitments included in the NEOs’ agreements are not substantially different from what is typical at other companies with revenues similar to those of Aptar. On February 17, 2022, the Company and each of Mr. Tanda, Mr. Kuhn and Ms. Gong entered into employment agreement amendments that expanded the “good reason” definition to include customary “good reason” triggers for severance benefits in connection with a change in control. The Management Development and Compensation Committee approved this change after considering market practices.

Additional information about the employment agreements, including definitions of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2022, is found under “Potential Payments Upon Termination of Employment.”

Retirement Plan Arrangements.

We also offer pension plans to our employees, including NEOs. Additional information regarding our pension plans is found under “Pension Benefits.”

We maintain profit sharing and savings plans for our employees, including NEOs. These plans permit employees to make such savings in a manner that is relatively tax efficient.

Perquisites.

Perquisites have historically been an insignificant percentage of overall NEO compensation and therefore generally do not affect the decisions of the Management Development and Compensation Committee when determining other elements of compensation. These perquisites can include a company-provided automobile and supplemental life insurance, among others. Beginning in 2021, the Company began eliminating the automobile benefit for U.S. NEOs, with such benefit being phased out as leases expire. The Company provides competitive perquisites for NEOs on an expatriate assignment, which it believes are consistent with local market practices. For example, pursuant to the terms of her employment agreement, Ms. Gong will receive expatriate benefits relating to her current international assignment in China, which began in October 2018. The additional benefits that she receives are directly related to the additional expenses Ms. Gong incurs as a result of her China assignment. Her benefits include automobile and driver (including insurance, maintenance, reasonable fuel, taxes and vehicle registration costs), educational assistance, international health insurance, travel for two (2) annual trips to the United States for Ms. Gong and her immediate family, housing allowances, tax equalization payments and preparation services, and reimbursement for repatriation to the United States upon certain termination events. Similarly, on January 25, 2022, the Company and Mr. Touya entered into an Expatriate Letter Agreement pursuant to which Mr. Touya’s existing employment agreement will be suspended while he is on assignment with the Company in the U.S. and he will receive compensation and benefits consistent with similarly-situated employees of the Company on an expatriate assignment or as otherwise approved by the Management Development and Compensation Committee, which includes, among other items, a company car, educational assistance, a housing allowance and tax equalization payments. The Management Development and Compensation Committee believes it is necessary to provide NEOs with perquisites similar to those provided by other companies in order to recruit and retain the best executive talent or, in the case of expatriate benefits, to induce the executives to accept the expatriate assignment and retain them during the desired period of expatriate service. The Management Development and Compensation Committee reviews the perquisites provided to its NEOs on a regular basis.

Stock Ownership

Under the Company's stock ownership guidelines, the executive officers must own Company common stock and/or hold RSUs representing a value that is as follows: for the CEO, six times his or her base salary and for

54	2023 Proxy Statement

the remaining executive officers, three times their base salary. Under the guidelines, executive officers must retain 50% of net after taxes shares from any equity vesting until the stock ownership guidelines are met. As of the record date, each NEO was in compliance with the guidelines as presented in the table below.

	Ownership	Ownership Level
Executive Officer	Requirement	Requirement Status
Tanda	6 X Base Salary	Exceeds Guideline
Kuhn	3 X Base Salary	Exceeds Guideline
Touya	3 X Base Salary	Exceeds Guideline
Prieur	3 X Base Salary	Exceeds Guideline
Gong	3 X Base Salary	Exceeds Guideline

Management Development and Compensation Committee’s Use of Consultants and Consultant’s Independence

The Management Development and Compensation Committee has responsibility for approving the compensation programs for our NEOs and acts pursuant to a charter that has been approved by our Board and is available through the Corporate Governance link on the Investor Relations page of the Aptar website located at: investors.aptar.com. Under this charter, the Management Development and Compensation Committee has the authority to retain outside advisers as deemed necessary, and in 2022 the Management Development and Compensation Committee retained Pay Governance as its independent compensation consultant. The Management Development and Compensation Committee has determined that Pay Governance is independent according to the advisor independence factors outlined by the NYSE and its services to the committee do not raise any conflicts of interest.

Stock Trading Guidelines

We have an Insider Trading Policy that applies to senior management, including our NEOs. The Insider Trading Policy prohibits our senior management from engaging in selling short our common stock or engaging in hedging, pledging or offsetting transactions regarding our common stock.

Clawback Policy

The Management Development and Compensation Committee has adopted a clawback policy in the event the Company is required to prepare an accounting restatement due to material non-compliance with a financial reporting requirement under the federal securities laws. Under the policy, the Management Development and Compensation Committee will, to the extent legally permitted, require reimbursement of that portion of any incentive compensation earned by an executive officer during the three-year period preceding the date on which the Company is required to prepare the restatement, which is in excess of what would have been paid or earned by such executive officer had the financial results been properly reported. The Company continues to monitor this policy to ensure that it is consistent with applicable laws and will review and modify the policy as necessary to reflect the final NYSE listing rules adopted to implement the compensation recovery requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

2023 Proxy Statement	55

Compensation Committee Report

The Management Development and Compensation Committee of the Board of Directors oversees Aptar’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Management Development and Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussions referred to above, the Management Development and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and this proxy statement.

Management Development and Compensation Committee Giovanna Kampouri Monnas (Chair) Craig Owens Ralf Wunderlich

56	2023 Proxy Statement

2022 Summary Compensation Table

The table below contains compensation information for the NEOs of Aptar. For information concerning the objectives of our compensation program, including an analysis of individual compensation elements awarded in 2022, see our “Compensation Discussion and Analysis.”

						Changes in
						Pension Value
						and
						Nonqualified
					Non‑Equity	Deferred
				Stock	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Stephan B. Tanda	2022	1,118,500	—	6,836,783	823,104	—	62,120	8,840,507
President and	2021	1,118,500	—	6,940,397	1,021,470	234,245	64,871	9,379,483
Chief Executive Officer	2020	1,105,000	—	4,929,983	148,280	763,195	72,364	7,018,822
Robert W. Kuhn	2022	671,174	—	1,905,883	349,858	—	26,313	2,953,228
Executive Vice President	2021	645,000	—	1,996,637	417,381	102,032	28,037	3,189,087
and Chief Financial Officer	2020	624,000	—	1,416,049	61,891	669,345	22,856	2,794,141
Gael Touya(5)	2022	561,328	—	1,130,815	503,939	—	1,089,827	3,285,909
President,	2021	607,043	—	1,320,041	251,324	853,015	560,109	3,591,532
Aptar Pharma	2020	570,544	—	1,756,116	288,187	—	49,245	2,664,092
Marc Prieur(6) President, Aptar Beauty	2022	603,011	—	1,170,585	734,272	127,265	12,094	2,647,227
President, Aptar Beauty (segment change January 1, 2023)	2021	598,635	—	2,003,711	800,626	128,777	11,220	3,542,969
	2020	568,757	—	1,767,645	40,985	119,317	20,924	2,517,628
Xiangwei Gong	2022	494,647	—	1,207,463	305,529	31,247	275,571	2,314,457
President, Aptar Asia	2021	478,000	—	970,046	569,322	106,503	325,289	2,449,160
	2020	464,000	—	1,561,666	73,924	132,373	383,214	2,615,177
(1)	Stock Award compensation for each NEO includes the fair value of RSUs granted in lieu of a portion of the executive’s annual short-term incentive for that year, at the executive’s election, and additional RSUs granted to an executive officer who made such election. The value of the additional RSUs granted represents 20% of the value of the annual performance incentive (non-equity incentive compensation plan amount) that was taken in the form of RSUs in lieu of cash. RSUs vest over a three-year period. The number of RSUs granted to Messrs. Tanda, Kuhn, and Ms. Gong with respect to the 2022 performance is included in the table below. The number of RSUs granted was determined by dividing the amount of the annual performance incentive taken in RSUs and the additional 20% on that amount by the market price of our common stock on February 24, 2023, discounted for dividends not received during the vesting period.

				Amounts Included In
	Amounts Included In			Stock Awards Column
	Stock Awards Column			For Additional 20%
	Above Taken In			On Amounts Taken In
	Lieu Of Cash			Lieu of Cash			Combined Total
	($)/(# RSUs)			($)/(# RSUs)			($)/(# RSUs)
Tanda	$823,104	/	7,443	$164,621	/	1,489	$987,725	/	8,932
Kuhn	$349,858	/	3,164	$69,972	/	633	$419,830	/	3,797
Gong	$203,686	/	1,842	$40,737	/	368	$244,423	/	2,210

Stock Award compensation also includes RSUs and PRSUs that are granted in connection with NEOs’ 2022 LTI, as described above under “Long-term Performance Incentives.” RSUs granted in connection with 2022 LTI grants were granted on March 14, 2022 at the closing market price on that day of $111.58.

	# RSUs	$
Tanda	18,845	$2,102,725
Kuhn	4,788	$534,245
Touya	3,643	$406,486
Prieur	3,772	$420,880
Gong	3,103	$346,233

PRSUs in connection with 2022 LTI grants were granted on March 14, 2022. Amounts shown in the column regarding PRSUs do not reflect dollar amounts actually received by the NEOs. Instead, these amounts represent the aggregate grant date fair value of the PRSUs granted in the year indicated computed in accordance with ASC Topic 718. The grant date fair value of the TSR portion of the PRSUs is determined using a Monte-Carlo simulation model and based upon a discounted cash flow analysis of

2023 Proxy Statement	57

the probability-weighted payoffs of a share-based payment assuming a variety of possible stock price paths and represents the estimate of aggregate compensation cost to be recognized over the requisite service period determined as of the grant date under ASC Topic 718. The grant date fair value of the ROIC portion of the PRSUs is determined based on the probable satisfaction of the performance conditions at the time of grant and the closing stock price on such date in accordance with ASC Topic 718.

	# PRSUs	$
Tanda	28,638	$3,746,332
Kuhn	7,276	$951,808
Touya	5,537	$724,329
Prieur	5,731	$749,705
Gong	4,715	$616,808

The amounts included in the Stock Awards column for the PRSUs granted during 2022 are calculated based on the probable satisfaction of the performance conditions for such awards as of the date of grant. Assuming the highest level of performance is achieved for the portion of the PRSUs relating to the ROIC component, the maximum grant date fair value for the ROIC component would be as follows: Mr. Tanda—$2,207,866; Mr. Kuhn—$561,053; Mr. Touya—$426,903; Mr. Prieur—$441,802; and Ms. Gong—$363,462. Under FASB ASC Topic 718, the vesting condition related to the TSR portion of the PRSUs is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for the NEOs that could be calculated and disclosed based on achievement of the underlying market condition. Assumptions used in the calculation of the expense related to the stock awards can be found in Note 16, “Stock-Based Compensation” to Aptar’s audited financial statements for the year ended December 31, 2022, included in Aptar’s Annual Report on Form 10-K filed with the SEC on February 17, 2023 (“Aptar’s Financial Statements”).

(2)	Amounts reported in this column represent the cash portion received under the STI and are presented in the fiscal year in which they were earned. These amounts were paid in February of the following year once the consolidated financial results of Aptar were completed. Please see footnote 1 above for a summary of the RSU component of the STI, which was awarded in early 2023 and is reflected in the table above as 2022 compensation.
(3)	All of these amounts relate to changes in pension values. Assumptions used to calculate the change in the present value of accrued benefits were the same as those disclosed in Note 9, “Retirement and Deferred Compensation Plans” to Aptar’s Financial Statements.
(4)	The amount of other compensation in 2022 includes Company contributions to profit sharing and savings plans, premiums related to Company-provided term life insurance and supplemental disability insurance, and amounts related to a Company-provided automobile for all NEOs. The amount of other compensation in 2022 for Mr. Tanda includes approximately $50,000 related to Company provided disability insurance. The amount of other compensation in 2022 for Mr. Touya includes expatriate assignment related costs including approximately $45,000 in tuition, $61,000 in cost of living adjustments, $270,000 in rent, and $612,000 in tax reimbursements related to the tax impact based on his expatriate assignment. The amount of other compensation for Mr. Touya also includes Company contributions related to a profit share program of approximately $38,000. The amount of other compensation for Ms. Gong includes payments for housing of approximately $87,000, cost of living adjustments of $58,000 and approximately $130,000 in tax reimbursements related to the tax impact based on her expatriate assignment. The amounts paid with respect to Mr. Touya and Ms. Gong are valued based on the aggregate incremental cost to the Company and represents the amounts paid to, or on behalf of, the executive.
(5)	Mr. Touya’s compensation is denominated in Euros and was translated to U.S. dollars using the average exchange rate for the year, except for the annual performance incentive amount which was translated using the spot exchange rate on the date the amount was determined.
(6)	Mr. Prieur’s compensation is denominated in Swiss Francs and was translated to U.S. dollars using the average exchange rate for the year, except for the annual performance incentive amount which was translated using the spot exchange rate on the date the amount was determined.

58	2023 Proxy Statement

2022 Grants of Plan-Based Awards

The table below sets forth all plan-based awards granted to NEOs in 2022.

										All Other
										Stock
										Awards:
				Estimated Possible Payouts			Estimated Possible Payouts			Number of	Grant Date
				Under Non-Equity Incentive			Under Equity Incentive			Shares of	Fair Value of
				Plan Awards(2)			Plan Awards(3)			Stock or	Stock
	Grant	Approval	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards
Name	Date	Date	Type(1)	($)	($)	($)	(#)	(#)	(#)	(#)(4)	($)(5)
S. Tanda	2/25/2022	2/3/2022	RSU	—	—	—	—	—	—	10,386	1,225,764
	3/14/2022	2/3/2022	RSU	—	—	—	—	—	—	18,845	2,102,725
	3/14/2022	2/3/2022	PRSU	—	—	—	14,319	28,638	57,276	—	3,746,332
	—	—	STI	—	1,342,200	2,684,400	—	—	—	—	—
R. Kuhn	2/25/2022	2/3/2022	RSU	—	—	—	—	—	—	4,244	500,857
	3/14/2022	2/3/2022	RSU	—	—	—	—	—	—	4,788	534,245
	3/14/2022	2/3/2022	PRSU	—	—	—	3,638	7,276	14,552	—	951,808
	—	—	STI	—	570,498	1,140,996	—	—	—	—	—
G. Touya	2/25/2022	2/3/2022	RSU	—	—	—	—	—	—	636	75,107
	3/14/2022	2/3/2022	RSU	—	—	—	—	—	—	3,643	406,486
	3/14/2022	2/3/2022	PRSU	—	—	—	2,769	5,537	11,074	—	724,329
	—	—	STI	—	420,996	841,992	—	—	—	—	—
M. Prieur	3/14/2022	2/3/2022	RSU	—	—	—	—	—	—	3,772	420,880
	3/14/2022	2/3/2022	PRSU	—	—	—	2,866	5,731	11,462	—	749,705
	—	—	STI	—	452,258	904,516	—	—	—	—	—
X. Gong	3/14/2022	2/3/2022	RSU	—	—	—	—	—	—	3,103	346,233
	3/14/2022	2/3/2022	PRSU	—	—	—	2,358	4,715	9,430	—	616,808
	—	—	STI	—	370,985	741,970	—	—	—	—	—
(1)	During fiscal year 2022, NEOs received three types of plan-based awards: PRSUs, RSUs and Annual Short-Term Incentives (in cash) (“STI”).
(2)	Amounts represent target and maximum STI opportunities under the 2022 STI. The amount actually paid to each NEO is included in the Stock Awards column and the Non-Equity Incentive Plan Compensation column in the 2022 Summary Compensation Table. See “Compensation Discussion and Analysis—Elements of Our Compensation Programs—Annual Performance Incentives” for further information regarding the 2022 STI.
(3)	Amounts represent PRSUs that vest over the 2022-2024 performance period based on the Company’s Adjusted ROIC and TSR performance. See “Compensation Discussion and Analysis—Elements of Our Compensation Programs—Long-term Performance Incentives” above for more information about the PRSUs, including the pre-established performance periods and performance measures. See the footnotes to the “2022 Outstanding Equity Awards at Fiscal Year-End" table below for a description of the PRSU vesting schedules.
(4)	Awards granted on February 25, 2022 represent RSUs granted to Messrs. Tanda, Kuhn, and Ms. Gong at their election to receive RSUs in lieu of a portion of their 2021 annual performance incentive (paid/awarded in 2022) and an additional 20% of the elected amount granted to those officers making such election, which were previously reported as compensation in the 2021 Summary Compensation Table. See “Compensation Discussion and Analysis—Elements of Our Compensation Programs—Long-term Performance Incentives” above for more information regarding the 2022 LTI RSUs, including the vesting schedules.
(5)	RSUs and PRSUs reflected in this column are reported in accordance with FASB ASC 718 (excluding the effect of estimated forfeitures) and, in the case of the PRSU awards, based upon the probable outcome of certain performance conditions.

2023 Proxy Statement	59

2022 Outstanding Equity Awards at Fiscal Year-End

The table below provides information on the holdings of stock option and stock awards by the NEOs as of December 31, 2022. The equity awards reported in the Option Awards column consist of non-qualified stock options. The equity awards in the Stock Awards column consist of RSUs and PRSUs.

		Option Awards			Stock Awards
							Equity	Equity
							Incentive	Incentive
							Plan	Plan
							Awards	Awards
							Number of	Market or
							Unearned	Payout
							Shares,	Value of
		Number of			Number of	Market Value	Units	Unearned
		Securities			Shares or	of Shares or	or Other	Shares,
		Underlying			Units of	Units of	Rights	Units or
		Unexercised	Option		Stock	Stock That	that	Other Rights
		Options	Exercise	Option	That Have	Have Not	have Not	That Have
	Grant	(#)	Price	Expiration	Not Vested	Vested	Vested	Not Vested
Name	Date	Exercisable	($)(1)	Date	(#)(2)	($)(3)	(#)(4)	($)(3)
S. Tanda		—	—	—	50,486	5,552,450	—	—
		—	—	—	—	—	73,111	8,040,748
	2/10/2017	133,838	74.79	2/10/2027	—	—	—	—
R. Kuhn		—	—	—	15,358	1,689,073	—	—
		—	—	—	—	—	19,262	2,118,435
	1/15/2014	50,000	68.00	1/15/2024	—	—	—	—
	1/14/2015	50,663	64.60	1/14/2025	—	—	—	—
	2/5/2016	54,390	71.12	2/5/2026	—	—	—	—
	2/10/2017	69,620	74.79	2/10/2027	—	—	—	—
G. Touya		—	—	—	17,432	1,917,171	—	—
		—	—	—	—	—	14,987	1,648,270
M. Prieur		—	—	—	10,071	1,107,609	—	—
		—	—	—	—	—	22,201	2,441,666
	2/5/2016	3,500	71.12	2/5/2026	—	—	—	—
	2/10/2017	6,500	74.79	2/10/2027	—	—	—	—
X. Gong		—	—	—	14,449	1,589,101	—	—
		—	—	—	—	—	12,499	1,374,640
(1)	Stock options were granted with an exercise price equal to closing price of Aptar’s common stock on the NYSE on the date of grant.
(2)	Stock awards represent RSUs that were granted in lieu of a portion of the annual performance incentive taken in cash awards granted at the discretion of the Management Development and Compensation Committee, or RSUs granted as part of the LTI program. RSUs granted generally vest over a three-year period, with restrictions lapsing on one third of the units on each of the first three anniversaries of the grant date. Retention awards of RSUs granted in March 2020 to Mr. Touya and Ms. Gong cliff vest on the third anniversary of the grant date. A retention award of RSUs granted in March 2021 to Mr. Prieur cliff vest on the third anniversary of the date of grant. The following numbers of units vest for each respective NEO in the years indicated:

	Vesting	Vesting	Vesting
	in 2023	in 2024	in 2025	Total
Tanda	24,181	16,561	9,744	50,486
Kuhn	7,269	5,078	3,011	15,358
Touya	12,614	3,390	1,428	17,432
Prieur	3,810	5,003	1,258	10,071
Gong	10,934	2,480	1,035	14,449

(3)	The market value of RSUs and PRSUs that have not yet vested is calculated using the closing price of Aptar’s common stock on the NYSE on December 30, 2022, which was $109.98 per share.

60	2023 Proxy Statement

(4)	Amounts represent PRSUs that vest over the 2022-2024, 2021-2023 and 2020-2022 performance periods respectively based on the Company’s Adjusted ROIC and TSR performance. In the case of Mr. Prieur, amounts also represent special PRSUs that vest over the 2020-2022 and 2021-2023 performance periods respectively, based on the Beauty + Home business segment's Adjusted ROIC and Adjusted EBITDA performance. In accordance with the SEC executive compensation disclosure rules, the amounts reported related to PRSUs in this column are based on achieving threshold levels for the TSR portion of the 2020-2022 award, and target levels for ROIC portion of the 2020-2022 award and target levels for the 2021-2023 award and the 2022-2024 award. In the case of Mr. Prieur’s special PRSUs, the amounts reported are based on achieving threshold levels for the 2020-2022 award and target levels for the 2021-2023 award.

2023 Proxy Statement	61

2022 Option Exercises and Stock Awards Vested

The table below provides information on stock option exercises and stock awards vested in 2022.

		Stock Options		Stock Awards Vested
		Number of		Number of
		Shares	Value	Shares	Value
		Acquired on	Realized on	Acquired on	Realized on
	Grant	Exercise	Exercise	Vesting	Vesting
Name	Type(1)	(#)	($)(2)	(#)	($)(3)
Tanda	RSU	—	—	23,493	2,764,184
	PRSU	—	—	8,359	968,390
Kuhn	RSU	—	—	15,929	1,904,972
	PRSU	—	—	2,323	269,120
	Option	50,000	2,952,870	—	—
Touya	RSU	—	—	4,864	573,173
	PRSU	—	—	1,939	222,985
	Option	59,072	2,019,548	—	—
Prieur	RSU	—	—	5,003	568,945
	PRSU	—	—	1,476	170,995
Gong	RSU	—	—	3,394	395,225
	PRSU	—	—	1,648	190,921
(1)	During fiscal year 2022, two types of stock awards vested: PRSUs and RSUs.
(2)	Value realized represents the difference between the closing price on the NYSE of Aptar’s common stock on the date of exercise and the exercise price of the option award.
(3)	For vested RSUs, the value realized represents the closing price on the NYSE of Aptar’s common stock on the date of vesting multiplied by the number of shares vested. For vested PRSUs, the value realized represents the number of shares earned over the applicable performance period (2019-2021) multiplied by the closing stock price on March 24, 2022.

62	2023 Proxy Statement

Employment Agreements

Tanda Employment Agreement

Mr. Tanda’s employment agreement provides for employment through December 31, 2024, unless earlier terminated, at a minimum salary of $1,118,500 (which is the 2023 salary approved by the Management Development and Compensation Committee) per year, which amount may be increased (but not decreased) over the term of the agreement. The employment agreement automatically extends for one additional year each January 1st, unless terminated, but may not be extended beyond December 31, 2030.

If Mr. Tanda’s employment ends on account of death, Mr. Tanda’s estate will receive one-half of the base salary that Mr. Tanda would have received until the second anniversary of his death and a lump sum payment in lieu of a supplemental life insurance benefit if Mr. Tanda is not covered by such insurance at the time of his death. If his employment ends due to the expiration of the employment agreement as a result of non-renewal by the Company, Mr. Tanda is entitled to receive an amount equal to one year’s base salary and his target annual performance incentive. If Mr. Tanda is terminated without “cause,” he is entitled to receive 1.5 times (i) his base salary then in effect and (ii) the greater of (x) his target annual performance incentive for the year in which he was terminated and (y) the average of the annual performance incentives paid to him for the two preceding years, paid in 18 equal monthly installments, as well as the medical, disability and life insurance benefits he would have otherwise received for a period of 18 months following the termination date and a prorated annual bonus based on actual performance.

In addition, in the event of Mr. Tanda's termination of employment other than for cause and not within two years following a change in control, Mr. Tanda would remain eligible for a prorated annual bonus based on actual performance, but only if such termination occurs during the third or fourth quarter of the Company's fiscal year.

After a “change in control” (as defined in the employment agreement), if Mr. Tanda’s employment is terminated by the Company or its successor other than for “cause,” disability or death, or if Mr. Tanda terminates his employment for “good reason,” in each case within two years following the change in control, Mr. Tanda is entitled to receive a lump-sum payment equal to (i) three times his highest annualized salary during the 12 month period preceding the termination and (ii) three times the average of the annual performance incentives in respect of the three years immediately preceding the year in which the change in control occurs, plus a prorated annual performance incentive equal to an amount at least equal to the average of the annual performance incentives in respect of the three years immediately preceding the year in which the change in control occurs, the continuation of medical, disability and life insurance benefits for three years.

The employment agreement also contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Tanda from, among other things, becoming employed by a competitor of the Company for a period of 18 months or two years following termination (depending on the nature of the termination).

Employment Agreements of Other NEOs

The employment agreements of Mr. Kuhn and Ms. Gong automatically extend for one additional year each January 1st, unless either the Company or the executive terminates such automatic extension by written notice to the other party at least 30 days prior to the automatic extension date, but in no event will the employment agreements continue later than December 31, 2024 (in the case of Mr. Kuhn) and December 31, 2034 (in the case of Ms. Gong) and (ii) that Mr. Kuhn and Ms. Gong will receive minimum annual salaries of $681,000, and $495,000 respectively (which are the 2023 salaries that were approved by the Management Development and Compensation Committee). These annual salaries may be increased (but not decreased) over the remaining terms of the agreements. In addition to participation in executive benefit programs on the same basis as other executives, Mr. Kuhn and Ms. Gong are entitled to additional term life and supplementary long-term disability insurance coverage.

If the employment of Mr. Kuhn, or Ms. Gong ends on account of death, the executive’s estate will receive one-half of the annual salary that the executive would have received until the second anniversary of the executive’s death and a lump sum payment in lieu of a supplemental life insurance benefit if the executive is not covered by such insurance at the time of death. If the employment of Mr. Kuhn, or Ms. Gong ends due to the expiration of the agreement, the executive is entitled to receive an amount equal to one year’s base salary (based on the salary then in effect) and medical and life insurance benefits the executive would have

2023 Proxy Statement	63

otherwise received for a period of one year following the expiration date. If Mr. Kuhn, or Ms. Gong terminates the agreement without “good reason” (as defined in the agreement), the executive is not entitled to payments or benefits under the employment agreement (other than certain accrued amounts and plan benefits which by their terms extend beyond termination of employment and the prorated annual bonus described in the next paragraph). If Mr. Kuhn, or Ms. Gong is terminated without “cause” (as defined in the agreement), the executive is entitled to receive the executive’s base salary then in effect (at the times it would have been paid) until the date on which the agreement was scheduled to expire.

In addition, in the event of Mr. Kuhn's or Ms. Gong's termination of employment other than for cause and not within two years following a change in control, the executive would remain eligible for a prorated annual bonus based on actual performance, but only if such termination occurs during the third or fourth quarter of the Company's fiscal year.

After a change in control of the Company, if Mr. Kuhn, or Ms. Gong are terminated by the Company or its successor other than for cause, disability or death, or if Mr. Kuhn, or Ms. Gong terminates the executive’s employment for “good reason,” in each case within two years following the change in control, Mr. Kuhn and Ms. Gong are entitled to receive a lump-sum payment equal to (x) two and one-half times the executive’s highest annualized salary during the 12 month period preceding the termination and (y) two and one-half times the average of the annual performance incentives in respect of the three fiscal years of the Company immediately preceding the fiscal year in which the change in control occurs, plus a prorated annual performance incentive equal to an amount at least equal to the average of the annual performance incentives in respect of the three fiscal years of the Company immediately preceding the fiscal year in which the change in control occurs, as well as the continuation of medical, disability, and life insurance benefits for two and one-half years.

The employment agreement for Mr. Kuhn and Ms. Gong also contains certain noncompetition and nonsolicitation covenants prohibiting the executive from, among other things, becoming employed by a competitor of the Company for a period of one year or two years following termination (depending on the nature of the termination).

Mr. Touya is party to an employment agreement with his prior French employer in accordance with the French Collective Bargaining Agreement of the Plastics Industry. The agreement of Mr. Touya was for an unlimited period; however, the Company and Mr. Touya retained the right to terminate the agreement in accordance with local law. The agreement provided for minimum annual salary to Mr. Touya of 567,000 (which is the 2023 local currency salary approved by the Management Development and Compensation Committee translated using the December 31, 2022 exchange rate). The agreement contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Touya from, among other things, becoming employed by a competitor of the Company for a period of two years following termination (regardless of the reason for termination except for gross misconduct). In exchange for these covenants, Mr. Touya will receive, during the course of the non-compete period and except in the event of gross misconduct, an amount equal to 50% of the average monthly salary received by him during the 12 months prior to termination. In the event that Mr. Touya does not comply with the non-compete obligation, he will be required to pay to the Company an amount equal to two years’ salary (based on the average monthly salary received during the 12 months prior to termination). In the event of any termination of employment (including following a change in control) other than for serious or gross misconduct and dismissal for unfitness, Mr. Touya would have been entitled to six months of his average gross salary received during the 12 months prior to termination. Average gross salary consists of Mr. Touya's base salary during the 12 months prior to dismissal as well as the average short-term incentive paid to Mr. Touya during the three years prior to dismissal. Mr. Touya would also receive payments under the French Collective Bargaining agreement as further described under “Potential Payments Upon Termination of Employment.” On January 25, 2022, the Company and Mr. Touya entered into an Expatriate Letter Agreement pursuant to which Mr. Touya’s existing employment agreement is suspended while he is on assignment with the Company in the United States, provided that if Mr. Touya’s employment is terminated while he is on assignment in the United States under circumstances that would entitle him to severance under his existing employment agreement, Mr. Touya will receive severance consistent with the terms of his existing employment agreement.

The employment agreement of Mr. Prieur is in accordance with local Swiss law. The agreement of Mr. Prieur remains in effect until the end of the month in which Mr. Prieur reaches ordinary retirement age, according to then applicable Swiss law; however, the Company and Mr. Prieur have the right to terminate the agreement by giving six months advance written notice. The agreement may also be terminated with immediate effect for

64	2023 Proxy Statement

good reason in accordance with local Swiss law. The agreement provides for a minimum annual salary to Mr. Prieur of $608,000 (which is the 2023 local currency salary approved by the Management Development and Compensation Committee translated using the December 31, 2022 exchange rate). Mr. Prieur's employment agreement also entitles him to a target STI opportunity equal to 75% of his base salary, an insurance policy covering his illness or death, a previnter insurance contribution and an automobile and mobile device in accordance with the Company's applicable policies. The agreement contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Prieur from, among other things, becoming employed by a competitor of the Company for a period of two years following termination (in exchange for which Mr. Prieur will receive, during the course of the noncompete and nonsolicit period and regardless of the reason for termination except for cause, monthly payments equal to 50% of the average monthly gross salary (including bonus) received by him during the 12 months prior to termination and that Mr. Prieur will receive payments as described under “Potential Payments Upon Termination of Employment." In the event Mr. Prieur breaches the noncompete covenant, he will be required to pay to the Company an amount equal to one years’ base salary (based on the average monthly salary (including short-term incentive) received during the 12 months prior to termination). In the event of Mr. Prieur's termination of employment by the Company for any reason except serious or gross negligence or dismissal for long-term sickness or disability, Mr. Prieur would be entitled to receive six months of his base salary and the prorated average annual gross bonus received by him during the three years prior to his dismissal. In the event of Mr. Prieur's termination of employment by the Company for any reason except serious or gross negligence or dismissal for long-term sickness or disability within two years following a change in control of the Company, he would be entitled to receive his annual base salary and the average annual gross bonus received by him during the three years prior to his dismissal.

For information regarding termination benefits, including benefits provided pursuant to employment agreements with the NEOs, see “Potential Payments Upon Termination of Employment.”

Pension Benefits

U.S. Employees

Substantially all of the U.S. employees of the Company and its subsidiaries hired before January 2021 are eligible to participate in the Company's Pension Plan, while employees hired in January 2021 or thereafter are eligible to participate in an enhanced 401(k) benefit plan. Employees hired before January 2021 were eligible to participate after six months of credited service and become fully vested after five years of credited service. The annual benefit payable to an employee under the Pension Plan upon retirement is computed as a straight life annuity equal to the sum of the separate amounts the employee accrues for each of his or her years of credited service under the Plan. Such separate amounts are determined as follows: for each year of credited service through 1988, 1.2% of such year’s compensation up to the Social Security wage base for such year and 1.8% (2% for years after 1986) of such year’s compensation above such wage base, plus certain increases put into effect prior to 1987; for each year after 1988 through the year in which the employee reaches 35 years of service, 1.2% of such year’s “Covered Compensation” and 1.85% of such year’s compensation above such “Covered Compensation” and for each year thereafter, 1.2% of such year’s compensation. The employee’s compensation under the Pension Plan for any year includes all salary, commissions and overtime pay and, beginning in 1989, annual performance incentives, and STI subject to such year’s limit applicable to tax-qualified retirement plans. The employee’s “Covered Compensation” under the Pension Plan for any year is generally the average of the Social Security wage base for each of the 35 years preceding the employee’s Social Security retirement age, assuming that such year’s Social Security wage base will not change in the future. Normal retirement under the Pension Plan is age 65 and reduced benefits are available as early as age 55 provided that the employee has completed 10 years of service. If an employee has completed 10 years of service and elects to retire and receive pension benefits before age 65, the benefit will be calculated in the same manner as under normal retirement conditions, but will be permanently reduced for each month the benefit commences prior to age 65. The reduction factors are: 1/180 for each of the first 60 months, and 1/360 for each additional month that is in advance of the normal retirement age. Benefits are not subject to reduction for Social Security benefits or other offset items.

U.S. employees of the Company and its subsidiaries participating in the Pension Plan are also eligible for the Company's non-qualified supplemental retirement plan (“SERP”). The annual benefit payable to an employee under the SERP upon retirement is computed as a straight life annuity equal to the sum of the separate amounts the employee accrues for each of his or her years of credited service under the SERP. The annual

2023 Proxy Statement	65

accrued benefits are determined as follows: for each year of credited service through the year in which the participant reaches 35 years of service, 1.85% of the participant’s “Supplemental Earnings;” and for each year after 35 years of credited service, 1.2% of such year’s “Supplemental Earnings.” “Supplemental Earnings” is generally the difference between (i) the participant’s earnings calculated as if the limitation of Section 401(a)(17) of the Internal Revenue Code were not in effect and (ii) the participant’s recognized earnings under the Pension Plan. Participants who terminate service prior to being eligible for retirement (i.e., age 65 or age 55 with 10 years of credited service) will forfeit all accrued benefits under the SERP. The SERP provides for the vesting of all accrued benefits to those not already retirement eligible under the plan in the event of a change of control.

Mr. Touya is a resident of Europe and does not participate in the U.S. pension benefit plans, but as described below, is entitled to other pension benefits.

Non-U.S. Employees

Mr. Touya is entitled to certain retirement indemnity benefits in accordance with the Collective Bargaining Agreement of the French Plastics Industry (“Collective Pension”). Such benefits are based on a formula that takes salary and years of service into consideration. In addition, Mr. Touya is eligible for benefits pursuant to a supplemental pension plan available to certain French executives (“Supplemental Pension”). This plan provides participants with an annual pension compensation for life, subject to cost of living adjustments, of up to 10% of the average annual salary and bonus paid to a participant in the five years preceding retirement, the total of the amounts received by the employee according to the Collective Pension and the Supplemental Pension being subject to a ceiling equal to 55% of the average annual salary and bonus paid to a participant in the five years preceding retirement. In the event of a participant’s death after retirement, the plan provides a surviving spouse with annual payments of 60% of the participant’s Supplemental Pension for life. Pension benefits would normally commence at age 67, which is the legal retirement age in France, but reduced benefits are available after age 62 if the employment contract is terminated by the company after age 57.

The table below includes information relating to the defined benefit retirement plans of each NEO Assumptions used to determine the present value of accumulated benefit as of December 31, 2022 are the same as those found in Note 9, “Retirement and Deferred Compensation Plans” to Aptar’s Financial Statements.

2022 Pension Benefits

		Number of	Present
		Years of	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name(1)	(#)	($)	($)
Tanda	Employees’ Retirement Plan	6	226,878	—
	Supplemental Retirement Plan	6	1,930,056	—
Kuhn	Employees’ Retirement Plan	35	999,971	—
	Supplemental Retirement Plan	35	1,650,328	—
Touya	Retirement Indemnities	28	318,356	—
	Pension Plan	28	1,774,271	—
Prieur	Employees’ Retirement Plan	10	627,739	—
	Supplemental Retirement Plan	10	—	—
Gong	Employees’ Retirement Plan	4	129,431	—
	Supplemental Retirement Plan	4	186,331	—
(1)	The retirement indemnities and pension plan of Mr. Touya represent non-qualified pension plans. The AptarGroup, Inc. Employees’ Retirement Plan (Employees’ Retirement Plan) is a qualified plan and the AptarGroup, Inc. Supplemental Executive Retirement Plan (Supplemental Retirement Plan) is a non-qualified plan.

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Potential Payments Upon Termination of Employment

The following table provides information concerning potential payments or other compensation that could have been awarded to the NEOs if any of the various termination scenarios presented below occurred on December 31, 2022.

				Involuntary or
	Normal			Good
	Expiration of			Reason
	Employment	Voluntary	Involuntary	Termination
Name	Agreement	Termination(1)	Termination	After a CIC	Disability	Death
Tanda
Cash Payment	2,460,700	—	3,691,050	8,311,161	745,704	1,118,500
Continuation of Medical/Welfare Benefits	—	—	101,703	203,406	—	—
Acceleration of Time Vesting RSUs (Value as of 12/31/22)(2)	1,208,019	1,208,019	1,208,019	5,552,446	5,552,446	5,552,446
PRSUs(3)	—	—	—	9,230,951	5,372,981	5,372,981
Total Termination Benefits(4)	3,668,719	1,208,019	5,000,772	23,297,964	11,671,131	12,043,927
Kuhn
Cash Payment	671,174	—	1,342,348	3,511,210	447,472	671,174
Continuation of Medical/Welfare Benefits	20,936	—	—	52,340	—	—
Acceleration of Time Vesting RSUs (Value as of 12/31/22)(2)	495,349	495,349	495,349	1,689,069	1,689,069	1,689,069
PRSUs(3)	—	—	—	2,454,534	1,309,733	1,309,733
Total Termination Benefits(4)	1,187,459	495,349	1,837,697	7,707,153	3,446,274	3,669,976
Touya
Cash Payment	—	561,328	1,907,039	1,907,039	374,237	561,328
Continuation of Medical/Welfare Benefits	—	—	—	—	—	—
Acceleration of Time Vesting RSUs (Value as of 12/31/22)(2)	193,014	193,014	1,021,603	1,917,170	1,917,170	1,917,170
PRSUs(3)	—	—	—	1,900,674	1,012,430	1,012,430
Total Termination Benefits(4)	193,014	754,342	2,928,642	5,724,883	3,303,837	3,490,928
Prieur
Cash Payment	603,011	485,446	301,506	970,892	402,027	603,011
Continuation of Medical/Welfare Benefits	—	—	—	—	—	—
Acceleration of Time Vesting RSUs (Value as of 12/31/22)(2)	—	—	302,335	1,107,609	1,107,609	1,107,609
PRSUs(3)	—	—	—	1,912,882	1,009,598	1,009,598
Total Termination Benefits(4)	603,011	485,446	603,841	3,991,383	2,519,234	2,720,218
Gong
Cash Payment	494,647	—	989,294	2,432,068	329,781	494,647
Continuation of Medical/Welfare Benefits	19,062	—	—	47,655	—	—
Acceleration of Time Vesting RSUs (Value as of 12/31/22)(2)	41,682	41,682	41,682	1,589,099	1,589,099	1,589,099
PRSUs(3)	—	—	—	1,593,280	851,172	851,172
Total Termination Benefits(4)	555,391	41,682	1,030,976	5,662,102	2,770,052	2,934,918
(1)	In addition to the amounts reported in this column, Messrs. Tanda, Kuhn and Prieur would vest in outstanding equity awards in accordance with the retirement vesting provisions of such awards and with an estimated value of $10,683,693, $2,899,712 and $2,117,207, respectively, as of December 31, 2022. With respect to PRSUs in the case of retirement, vesting is prorated and based on actual performance through the end of the performance period (assumed to be target performance for purposes of this table).

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(2)	For RSUs deferred pursuant to the Company's annual incentive plan, in the event of a termination other than due to cause, the NEO would vest in the number of RSUs equal to his or her deferral, but would not vest in the 20% additional RSUs granted under the deferral program.
(3)	For scenarios which provide for payments, this row assumes target payouts under the PRSU awards and in the case of death or disability, is prorated based on the portion of the performance periods completed as of December 31, 2022.
(4)	In the event of Mr. Tanda's, Mr. Kuhn's or Ms. Gong's termination of employment other than for cause and not within two years following a change in control, the executive would remain eligible for a prorated annual bonus based on actual performance, but only if such termination occurs during the third or fourth quarter of the Company's fiscal year. Because the annual bonus is considered earned as of December 31, 2022, amounts related to the pro rata bonus have been excluded from this table and are reported in the 2022 Summary Compensation Table as 2022 compensation.

Normal Expiration of Employment Agreement

If his employment ends due to the expiration of the employment agreement as a result of non-renewal by the Company, Mr. Tanda is entitled to receive an amount equal to one year's base salary and his target annual performance incentive. As a condition to the employment agreements of Mr. Kuhn and Ms. Gong each would receive his/her current base salary amount as well as benefits currently provided, including current health and welfare benefits (consisting of health and term life premiums) for a period of one year following the normal expiration date of his/her agreement. Amounts would be paid and benefits would be provided on a monthly basis for twelve months The employment agreement of Mr. Touya has no expiration date. The employment of Mr. Prieur expires at the end of the month in which he reaches ordinary retirement age.

Voluntary or With Cause Termination

Mr. Tanda, Mr. Kuhn and Ms. Gong are not entitled to additional benefits if they are terminated with cause. With voluntary termination in the third or fourth quarter of the Company's fiscal year, Messrs. Tanda and Kuhn and Ms. Gong would remain eligible for a prorated annual bonus based on actual performance. With voluntary termination, Messrs. Touya and Prieur may receive monthly payments in accordance with the non-competition clauses of their contracts equal to 50% of their former monthly salary (and annual bonus for Mr. Prieur) for a period of two years from the date of termination. Such payments would not be made in the event of a termination with cause, generally defined as gross misconduct for Mr. Touya and as defined in accordance with Swiss law for Mr. Prieur. Equity awards granted to NEOs continue to vest upon retirement (and in the case of PRSUs pro-rated for service during the performance period). For a description of the value of outstanding equity awards as of December 31, 2022, see the second paragraph under “Involuntary or Good Reason Termination After a Change in Control” below.

Involuntary Termination

For Mr. Kuhn and Ms. Gong amounts shown above represent their base salaries and annual performance incentive amounts. Amounts would be paid on a monthly basis for the remaining term of each respective agreement. If Mr. Tanda is terminated without “cause,” he is entitled to receive 1.5 times (i) his base salary then in effect and (ii) the greater of (x) his target annual performance incentive for the year in which he was terminated and (y) the average of the annual performance incentives paid to him for the two preceding years, paid in 18 equal installments, as well as the medical, disability and life insurance benefits he would have otherwise received for a period of 18 months following the termination date and a prorated annual bonus based on actual performance. Cash payment amounts shown for Mr. Touya represent payments that would be required under the Collective Bargaining Agreement of the French Plastics Industry, six months of his average gross salary (as defined in his employment agreement), and monthly payments in accordance with the non-competition clauses of his respective contracts equal to 50% of his former monthly salary for a period of two years from the date of termination. The Collective Bargaining Agreement of the French Plastics Industry provides for an indemnity to be paid upon involuntary termination of employment that is based on the number of years of service and on the average monthly total compensation paid during the last twelve months (“Monthly Salary”). This indemnity is equal to 4.4 times the Monthly Salary in total for the first 13 years of service plus 0.5 times the Monthly Salary for each year thereafter. No payments would be made in connection with PRSUs regarding an involuntary termination. Cash payment amounts shown for Mr. Prieur represent payments equal to six months of the base gross salary as in effect at the time of the notification of termination and the prorated average annual gross bonus received by him during the three years prior to his dismissal.

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For Messrs. Kuhn, Prieur and Touya with respect to certain RSU awards, if they are terminated without cause or, with respect to a retiree-eligible participant, retire upon learning that they will be terminated without cause, such RSU awards vest in full immediately on the date of termination or retirement, as applicable.

Involuntary or Good Reason Termination After a Change in Control (“CIC”)

Cash payment amounts shown for Mr. Tanda represent, according to his employment agreements and the CIC provisions therein, three times his highest annualized salary during the 12 month period preceding the termination and three times the average of his annual performance incentive amounts earned or payable in the past three fiscal years, as well as a prorated annual performance incentive. The cash payment amounts shown for Mr. Kuhn and Ms. Gong represent, according to their employment agreements and the CIC provisions therein, two and one-half times their highest annualized salary during the 12 month period preceding the termination and two and one-half times the average of their annual performance incentive amounts earned or payable in the past three fiscal years, as well as a prorated annual performance incentive. Cash payments under this scenario would be lump sum payments that would be expected to be paid within approximately 30 days following the date of termination. The employment agreement of Mr. Tanda also provides for the continuation of health and welfare benefits currently provided, for a period of three years following the date of termination. The agreements of Mr. Kuhn and Ms. Gong also provide for the continuation of health and welfare benefits currently provided, for a period of two and one-half years following the date of termination. Cash payment amounts shown for Mr. Touya are identical to the payments described above under “Involuntary Termination” in accordance with his agreements. Cash payment amounts shown for Mr. Prieur represent payments equal to his annual base salary and the average annual gross bonus received by him during the three years prior to his dismissal.

For awards granted prior to 2022, the Company’s employee stock option agreements, RSU agreements, and PRSU agreements provide for the acceleration of vesting upon a CIC. Beginning with the 2022 grants, equity awards will vest in the event of a qualifying termination of employment following a change in control, with performance awards to be earned based on target performance. In the event the awards are not assumed in a change in control, the vesting of the awards will accelerate upon such change in control, with performance goals achieved at target. Because all stock options held by the NEOs were vested as of December 31, 2022, no value is included with respect to the acceleration of stock options. The PRSUs amounts are based on the closing stock price of $109.98 per share on December 30, 2022 (the “Closing Price”) multiplied by the number of shares subject to the PRSU awards, assuming target performance.The accelerated RSU values included in the above table represent the Closing Price multiplied by the number of unvested RSUs. Further information regarding RSUs and PRSUs can be found under “Outstanding Equity Awards at Fiscal Year-End.”

Disability

The employment agreements of Messrs. Tanda and Kuhn and Ms. Gong provide for payments equal to a minimum of approximately 66.67% of their base salary while they are disabled, until they reach the age of 65. A portion of the payments are covered under insurance policies paid for by the Company. The cash payment amounts included in the above table for Messrs. Tanda and Kuhn and Ms. Gong represent one year of disability payments under this scenario. In addition, the Company’s employee stock option agreements, RSU agreements and PRSU agreements provide for the acceleration of vesting in the event of disability (with prorated target vesting in the case of PRSUs). Further information regarding the value of accelerated equity grants shown in the above table can be found in the preceding paragraph.

Death

Upon death, the employment agreements of Messrs. Tanda and Kuhn and Ms. Gong provide their estates with one-half of their annual salary that they would have received until the second anniversary of their death. The Company’s employee stock option, RSU agreements and PRSU agreements provide for the acceleration of vesting in the event of death (with prorated target vesting in the case of PRSUs) and the values shown in the table above for this scenario are the same as those shown at target under the Disability scenario.

CIC without Termination

The NEOs are not entitled to additional benefits if there is a CIC without termination within two years of the CIC event other than the acceleration of equity award vesting for awards granted prior to 2022. In the event of a change in control as of December 31, 2022, the NEOs would accelerate with respect to their outstanding awards (other than the 2022 grants which are subject to double trigger vesting) as follows (assuming target

2023 Proxy Statement	69

performance for the PRSUs): Mr. Tanda $11,392,056, Mr. Kuhn $3,244,298, Mr. Touya $3,170,172, Mr. Prieur $2,390,196, and Ms. Gong $2,655,576.

Non-compete Information

The agreements of Messrs. Tanda and Kuhn and Ms. Gong require that during the employment period and for one year thereafter in the case of either termination for good reason following a CIC or termination without cause, or for two years following termination for any other reason, that each executive will not (i) compete directly or indirectly with the Company or (ii) solicit employees or customers of the Company. The agreement of Messrs. Touya and Prieur requires that, for a period of two years following termination, each executive will not (i) compete directly or indirectly with the Company or (ii) solicit employees or customers of the Company, and that under this arrangement, each executive will receive monthly payments equal to 50% of his former monthly salary (and annual bonus, in the case of Mr. Prieur) for a period of two years from the date of termination. Payments would not be made to Messrs. Touya and Prieur if they were terminated with cause, defined as gross misconduct for Mr. Touya and as defined in applicable Swiss law in the case of Mr. Prieur.

Pension Related Benefits

Information concerning pension benefits can be found under the heading “Pension Benefits.”

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Aptar is providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Stephan Tanda, our President and CEO. To better understand this disclosure, we think it is important to give context to our operations. As a global organization, approximately 19%, or 2,500 of our employees are located in the United States, while approximately 81% or 11,000 employees are located throughout Europe, Asia and South America. We strive to create a competitive global compensation program in terms of both the position and the geographic location in which the employee is located. As a result, our compensation program varies amongst each local market in order to allow us to provide a competitive compensation package.

Pay Ratio

For 2022:

●	The median of the annual total compensation of all of our employees, other than Mr. Tanda, was $55,247.
●	Mr. Tanda’s annual total compensation was $8,840,507.
●	Based on this information, the ratio of the annual total compensation of Mr. Tanda to the median of the annual total compensation of all employees is estimated to be 160 to 1.

Given the significant weight of our executive compensation program towards performance-based elements, we expect that our pay ratio disclosure will fluctuate year-to-year based on the Company’s performance against the pre-established performance goals.

Identification of Median Employee

For purposes of the foregoing CEO pay ratio disclosure, we were required to identify the “median employee” of our worldwide workforce, without regard to their location, compensation arrangements or employment status (full-time versus part-time) and then determine the annual total compensation that “median employee” earned during 2022. The applicable SEC rules require us to identify a “median employee” only once every three years, as long as there have been no material changes in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our CEO pay ratio disclosure. Because there have been no material changes in our employee population or employee compensation arrangements that we believe would significantly impact the Company’s CEO pay ratio disclosure, we are using the same “median employee” for our 2022 CEO Pay Ratio that we used for our 2020 CEO Pay Ratio, although we have updated the calculation of the total compensation earned by that employee for 2022. We determined our “median employee” for purposes of determining our 2022 CEO pay ratio by identifying the employee whose compensation was at the median of the compensation of our employee population (other than our CEO) for 2020.

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For the 2020 pay ratio, we used the following methodology:

(1)	We selected December 31, 2020 as the date on which to determine our median employee.
(2)	As of that date, we had had approximately 12,000 employees, with approximately 2,400 employees based in the United States and 9,600 employees located outside of the United States. We applied the allowed “de minimis” exception to exclude 524 employees in the following countries: India (314); Indonesia (106); and Russia (104). If we excluded any employees from a country using this de minimis exception, all employees from that country were excluded. After taking into account the de minimis exemption, approximately 2,400 employees in the United States and approximately 9,076 employees located outside of the United States were considered for identifying the median employee.
(3)	For purposes of identifying the median employee from our employee population base, we considered the total cash compensation earned by our employees, as compiled from our payroll records. We selected total cash compensation as it reflects the principal forms of compensation delivered to all of our employees and this information is readily available in each country. In addition, we measured compensation for purposes of determining the median employee using the 12 month period ended December 31, 2020. Compensation paid in foreign currencies was converted to U.S. dollars using the average exchange rate at December 31, 2020.
(4)	In determining the annual total compensation of the median employee, such employee’s compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules.

Pay Versus Performance

Pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, the Pay Versus Performance Table (set forth below) is required to include “compensation actually paid,” as calculated per SEC disclosure rules, to the Company’s principal executive officer (“PEO”) and the Company’s non-PEO NEOs, as noted below. “Compensation actually paid” represents a new required calculation of compensation that differs significantly from the Summary Compensation Table calculation of compensation, the NEO’s realized or earned compensation, as well as from the way in which the Management Development and Compensation Committee views annual compensation decisions, as discussed in the Compensation Discussion and Analysis. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs, including with respect to RSUs and PRSUs which remain subject to forfeiture if the vesting conditions are not satisfied.

Pay Versus Performance
			Average		Value of Initial
			Summary		Fixed $100
			Compensation	Average	Investment Based
			Table	Compensation	On: (5)
			Total for	Actually		Peer
	Summary		Non-PEO	Paid to Non-		Group	NET
	Compensation	Compensation	Named	PEO Named	Total	Total	INCOME
	Table Total	Actually	Executive	Executive	Shareholder	Shareholder	(Amount in
	for PEO	Paid to PEO	Officers	Officers	Return	Return	Thousands
YeaR(1)	($)(2)	($)(3)	($)(2)	($)(4)	($)	($)(6)	$)	ROIC (7)
2022	$8,840,507	$6,887,920	$2,800,205	$2,324,690	$99	$115	$239,555	9%
2021	$9,379,483	$(2,793,029)	$3,193,187	$26,203	$108	$153	$243,638	10%
2020	$7,018,822	$13,130,732	$2,647,760	$4,341,981	$120	$122	$214,090	10%
(1)	Stephen B. Tanda served as the Company’s principal executive officer for the entirety of 2020, 2021 and 2022 and the Company’s other NEOs for each of 2020, 2021 and 2022 were: Robert W. Kuhn; Gael Touya; Marc Prieur; and Xiangwei Gong.
(2)	Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Mr. Tanda and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Company’s NEOs reported for the applicable year other than the principal executive officer for such years.

2023 Proxy Statement	71

(3)	Amounts reported in this column represent the “compensation actually paid” to Mr. Tanda as the Company’s President and Chief Executive Officer in the indicated fiscal years, based on his total compensation reported in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below:

	PEO
	2022	2021	2020
Summary Compensation Table - Total Compensation(a)	$8,840,507	$9,379,483	$7,018,822
- Change in Accumulated Benefits Under Defined Benefit and Actuarial Pension Plans(b)	$—	$(234,245)	$(763,195)
+ Service Costs Under Defined Benefit and Actuarial Pension Plans(c)	$498,229	$318,221	$490,964
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year(d)	$(6,836,783)	$(6,940,397)	$(4,929,983)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year(e)	$5,964,982	$4,130,528	$9,174,774
+ Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years(f)	$(431,121)	$(9,465,577)	$2,803,254
+ Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year(g)	$—	$—	$—
+ Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(h)	$(127,513)	$18,958	$175,150
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(i)	$(1,020,381)	$—	$(839,054)
= Compensation Actually Paid	$6,887,920	$(2,793,029)	$13,130,732

(a)	Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year.
(b)	Represents the aggregate change in the actuarial present value of Mr. Tanda’s accumulated benefit under all defined benefit and actuarial pension plans reported in the Summary Compensation Table for the indicated fiscal year.
(c)	Represents the sum of the actuarial present value of Mr. Tanda’s benefit under all defined benefit and actuarial pension plans attributable to services rendered during the indicated fiscal year, plus the entire cost of benefits granted (or credit for benefits reduced) in a plan amendment (or initiation) during the indicated fiscal year that are attributed by the benefit formula to services rendered in prior fiscal years, in each case, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(d)	Represents the aggregate grant date fair value of the stock awards granted to Mr. Tanda during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(e)	Represents the aggregate fair value as of the indicated fiscal year-end of Mr. Tanda’s outstanding and unvested stock awards granted during such fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(f)	Represents the aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards held by Mr. Tanda as of the last day of the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(g)	Represents the aggregate fair value at vesting of the stock awards that were granted to Mr. Tanda and vested during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(h)	Represents the aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award held by Mr. Tanda that was granted in a prior fiscal year and which vested during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(i)	Represents the aggregate fair value as of the last day of the prior fiscal year of Mr. Tanda’s stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

72	2023 Proxy Statement

(4)

Amounts reported in this column represent the compensation actually paid to the Company’s NEOs other than Mr. Tanda in the indicated fiscal year, based on the average total compensation for such NEOs reported in the Summary Compensation Table for the indicated fiscal year and adjusted as shown in the table below:

	Other NEOs Average(a)
	2022	2021	2020
Summary Compensation Table - Total Compensation(b)	$2,800,205	$3,193,187	$2,647,760
- Change in Accumulated Benefits Under Defined Benefit and Actuarial Pension Plans(b)	$(39,628)	$(297,582)	$(230,259)
+ Service Costs Under Defined Benefit and Actuarial Pension Plans(c)	$170,457	$140,234	$159,071
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year(d)	$(1,353,686)	$(1,572,609)	$(1,625,369)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year(e)	$1,176,872	$957,919	$2,837,130
+ Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years(f)	$(149,550)	$(2,393,479)	$672,425
+ Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year(g)	$—	$—	$—
+ Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(h)	$(54,617)	$(1,467)	$27,164
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(i)	$(225,363)	$—	$(145,941)
= Compensation Actually Paid	$2,324,690	$26,203	$4,341,981

(a)	Please see footnote 1 for the NEOs included in the average for each indicated fiscal year.
(b)	Represents the average Total Compensation as reported in the Summary Compensation Table for the reported NEOs in the indicated fiscal year.
(c)	Represents the average aggregate grant date fair value of the stock awards granted to the reported NEOs during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(d)	Represents the average aggregate fair value as of the indicated fiscal year-end of the reported NEOs’ outstanding and unvested stock awards granted during such fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(e)	Represents the average aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards held by the reported NEOs as of the last day of the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(f)	Represents the average aggregate fair value at vesting of the stock awards that were granted to the reported NEOs and vested during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(g)	Represents the average aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award held by the reported NEOs that was granted in a prior fiscal year and which vested during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(h)	Represents the average aggregate fair value as of the last day of the prior fiscal year of the reported NEOs’ stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(5)

Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2019 in our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.

(6)

The TSR Peer Group consists of the following companies that were included in the Company’s Share Performance Graph in its Annual Report for 2022: Albemarle Corporation; Ashland Global Holdings Inc.; Berry Global Group, Inc.; Catalent, Inc., CCL Industries Inc.; ICU Medical, Inc.; Ingredion Inc.; International Flavors & Fragrances, Inc.; McCormick & Company, Inc.; Sealed Air Corporation; Sensient Technologies Corporation; Silgan Holdings, Inc.; Sonoco Products Company; Stericycle, Inc.; STERIS plc; Teleflex Inc. and West Pharmaceutical Services, Inc. Hill-Rom Holdings, Inc. was excluded from the TSR calculations starting in 2021 as they were acquired on December 13, 2021.

(7)	The Management Development and Compensation Committee determined that ROIC represents the most important financial performance measure to link “compensation actually paid” to our NEOs and Company

2023 Proxy Statement	73

performance. ROIC is defined as adjusted earnings before interest and taxes at the effective tax rate, divided by average equity plus average debt.

Relationship Between Pay and Performance

We believe the “compensation actually paid” in each of the years reported above and over the three-year cumulative period are reflective of the Management Development and Compensation Committee’s emphasis on “pay-for-performance” as the “compensation actually paid” fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established performance goals under our 2022 STI and 2022 LTI awards, including our ROIC performance. Because of our significant emphasis on equity awards, which represented 68% and 51% of the 2022 target pay of our CEO and the other NEOs (on average), respectively, our “compensation actually paid” is most directly impacted by our stock price performance.

The following is a list of financial performance measures, which in the Company’s assessment represent the most important financial performance measures used by the Company to link “compensation actually paid” to the NEOs for 2022. Please see the Compensation Discussion & Analysis for further information regarding these measures and how they were used in the 2022 executive compensation program.

●	STI Adjusted EBITDA Growth, measured on a Corporate basis for each of the NEOs as well as a segment basis for Messrs. Touya and Prieur and Ms. Gong
●	Core Sales Growth, measured on a Corporate basis for each of the NEOs as well as a segment basis for Messrs. Touya and Prieur and Ms. Gong
●	Adjusted Return on Invested Capital
●	Relative Total Shareholder Return

74	2023 Proxy Statement

2023 Proxy Statement	75

Equity Compensation Plan Information

The following table provides information, as of December 31, 2022, relating to Aptar’s equity compensation plans pursuant to which grants of options, restricted stock units or other rights to acquire shares may be granted from time to time. Aptar does not have any equity compensation plans that were not approved by stockholders.

Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to Be	Weighted	under Equity
	Issued Upon	Average	Compensation Plans
	Exercise of	Exercise Price of	(excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	reflected in
	and Rights	and Rights	Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)	3,712,876 (2)	$73.16 (3)	722,223
(1)	Plans approved by stockholders include director and employee equity award plans.
(2)	Includes 426,361 RSUs and 610.871 PRSUs (assuming target level of performance).
(3)	RSUs and PRSUs are excluded when determining the weighted average exercise price of outstanding options.

76	2023 Proxy Statement

Security Ownership of Certain Beneficial Owners, Directors and Management

The following table contains information with respect to the beneficial ownership of common stock, as of March 10, 2023 (unless otherwise indicated) by (a) the persons known by Aptar to be the beneficial owners of more than 5% of the outstanding shares of common stock, (b) each director or director nominee of Aptar, (c) each of the executive officers of Aptar named in the Summary Compensation Table above, and (d) all directors and executive officers of Aptar as a group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

			Options
			Exercisable or
	Shares Owned		RSUs Vesting
	Number of		Within 60 Days of
Name	Shares(1)	Percentage(2)	March 10, 2023
The Vanguard Group (3)	7,071,098	10.8	—
100 Vanguard Boulevard,
Malvern, PA 19355
Blackrock, Inc.(4)	5,869,347	9.0	—
55 East 52nd Street,
New York, NY 10055
State Farm Mutual	5,260,861	8.0	—
Automobile Insurance Company (5)
One State Farm Plaza,
Bloomington, IL 61710
Morgan Stanley (6)	3,859,764	5.9	—
1585 Broadway
New York, NY 10036
State Street Corporation (7)	3,346,173	5.1	—
One Lincoln Street
Boston, MA 02111
George L. Fotiades	21,136	*	10,975
Xiangwei Gong	15,899	*	10,777
Maritza Gomez Montiel	4,024	*	1,302
Giovanna Kampouri Monnas	12,769	*	1,302
Andreas C. Kramvis	21,196	*	10,802
Robert W. Kuhn	235,603	*	179,562
Isabel Marey-Semper	4,896	*	1,302
Candace Matthews	2,331	*	1,302
B. Craig Owens	6,309	*	1,302
Marc Prieur	28,376	*	13,810
Stephan B. Tanda	243,042	*	152,227
Gael Touya	33,331	*	11,320
Matt Trerotola	4,378	*	1,208
Ralf K. Wunderlich	13,765	*	1,302
Julie Xing	—	*	—
All Directors and Executive Officers as a Group (18 persons)	670,809	1.0	409,386
*	Less than one percent.
(1)	Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. Number of shares includes options exercisable and RSUs vesting within 60 days of March 10, 2023.
(2)	Based on 65,384,925 shares of common stock outstanding as of March 10, 2023 plus, with respect to any person, stock options and RSUs held by any such person that are exercisable or vest within 60 days of that date.

2023 Proxy Statement	77

(3)	The information as to The Vanguard Group and related entities (“Vanguard”) is derived from a statement on Schedule 13G with respect to the common stock as of December 30, 2022, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Vanguard has the sole power to dispose of 6,984,421 shares, the shared power to vote 22,358 shares and the shared power to dispose of 86,677 shares.
(4)	The information as to Blackrock, Inc. and related entities (“Blackrock”) is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2022, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Blackrock has the sole power to vote 5,735,334 shares and the sole power to dispose of 5,869,347 shares.
(5)	The information as to State Farm Mutual Automobile Insurance Company and related entities ("State Farm") is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2022, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that State Farm has the sole power to vote 4,744,564 shares, the sole power to dispose of 4,744,564 shares, the shared power to vote 516,297 shares and the shared power to dispose of 516,297 shares.
(6)	The information as to Morgan Stanley and related entities (“Morgan Stanley”) is derived from a statement on Schedule 13G with respect to the common stock as of December 30, 2022, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Morgan Stanley has the shared power to vote 3,759,864 shares and the shared power to dispose of 3,842,961 shares.
(7)	The information as to State Street Corporation and related entities (“State Street”) is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2022, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that State Street has the shared power to vote 3,186,342 shares and the shared power to dispose of 3,346,173 shares.

78	2023 Proxy Statement

Transactions with Related Persons

Aptar or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, a beneficial owner of more than 5% of our common stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” Each related person transaction must be approved in accordance with Aptar’s written Related Person Transactions Policy by the Audit Committee of the Board of Directors. Each member of the Audit Committee is considered a “disinterested” director and therefore are approving related person transactions from this perspective.

The Audit Committee considers all relevant factors when determining whether to approve a related person transaction including, without limitation, the following:

●	the size of the transaction and the amount payable to a related person;
●	the nature of the interest of the related person in the transaction;
●	whether the transaction may involve a conflict of interest; and
●	whether the transaction is on terms that would be available in comparable transactions with unaffiliated third parties.

The following are not considered related person transactions:

●	executive officer or director compensation which has been approved by the Management Development and Compensation Committee of the Board of Directors;
●	indebtedness incurred with a beneficial owner of more than 5% of any class of voting securities of the Company;
●	indebtedness incurred for the purchase of goods or services subject to usual trade terms, for ordinary business travel and expense payments, and for other transactions in the ordinary course of business; and
●	any transaction in which a person is deemed a Related Person solely on the basis of such person’s equity ownership and all holders of that class of equity receive the same benefit on a pro rata basis.

Pursuant to this policy, the Audit Committee approves all related person transactions, including those involving NEOs and directors. Since January 1, 2022, there have been no related person transactions for which disclosure is required under SEC rules.

2023 Proxy Statement	79

Delinquent Section 16(a) Reports

Based solely upon a review of filings with the SEC and written representations furnished to it, Aptar believes that during 2022 all filings with the SEC by its executive officers and directors and beneficial owners of more than 10% of its common stock complied with requirements for reporting ownership and changes in ownership of Aptar’s common stock pursuant to Section 16(a) of the Exchange Act.

80	2023 Proxy Statement

Audit Committee Report

Management is responsible for Aptar’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Aptar’s consolidated financial statements in accordance with generally accepted auditing standards, including the effectiveness of internal controls, and issuing a report thereon. The Audit Committee’s responsibility is to assist the Board in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of Aptar.

During the course of the fiscal year ended December 31, 2022, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. Management and the independent registered public accounting firm kept the Audit Committee apprised of the progress of the documentation, testing and evaluation through periodic updates, and the Audit Committee provided advice to management during this process.

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. Management has represented to the Audit Committee that the audited consolidated financial statements were prepared in accordance with generally accepted accounting principles. Also, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

In addition, the Audit Committee has received the written disclosures and letter from the independent registered public accounting firm as required by the PCAOB regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from Aptar and Aptar’s management. In considering the independence of Aptar’s independent registered public accounting firm, the Audit Committee took into consideration the amount and nature of the fees paid to this firm for non-audit services as described under “Proposal 5—Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2023”.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in Aptar’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

Audit Committee
Maritza Gomez Montiel (Chair) Andreas C. Kramvis B. Craig Owens

2023 Proxy Statement	81

Other Matters

Proxy Solicitation

Aptar will pay the cost of soliciting proxies for the annual meeting. Aptar reimburses banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain directors, officers and employees of Aptar and its subsidiaries may solicit proxies personally or by telephone, facsimile or electronic means without additional compensation.

Annual Report/Form 10-K

Aptar’s Annual Report/Form 10-K for the year ended December 31, 2022 is available on the Internet (including on the Investor Relations page of the Aptar website located at investors.aptar.com) along with this proxy statement. Stockholders can refer to the report for financial and other information about Aptar, but such report is not incorporated in this proxy statement and is not deemed a part of the proxy soliciting material. If you received a Notice by mail and would like to receive a printed copy of our proxy materials (including the Annual Report/Form 10-K), you should follow the instructions for requesting such materials included in the Notice.

Stockholder Proposals and Nominations

The 2024 annual meeting of stockholders is expected to be held on May 1, 2024. In order to be considered for inclusion in Aptar’s proxy materials for the 2024 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be received by our Secretary at Aptar’s principal executive offices at 265 Exchange Drive, Suite 301, Crystal Lake, Illinois 60014 by November 25, 2023. Stockholders who intend to present a proposal or nominate a director at our 2024 annual meeting of stockholders without seeking to include a proposal in our proxy statement must deliver notice of the proposal or nomination to our Secretary at Aptar’s principal executive offices on or after February 3, 2024 and on or prior to March 4, 2024. A stockholder proposal or nomination must include the information requirements set forth in Aptar’s amended and restated by-laws ("By-Laws"). Any stockholder who seeks to recommend a director for consideration by the Corporate Governance Committee for the 2024 annual meeting of stockholders must send such recommendation to the Secretary at the address set forth above no later than November 25, 2023 and include with such recommendation any information that would be required by Aptar's By-Laws if the stockholder were making the nomination directly. In addition to the requirements set forth above and in Aptar’s By-Laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Aptar’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 4, 2024.

By Order of the Board of Directors,

Kimberly Y. Chainey Executive Vice President, Chief Legal Officer and Secretary Crystal Lake, Illinois March 24, 2023

82	2023 Proxy Statementa

Frequently Asked Questions

This proxy statement contains information related to the business to be conducted at the virtual annual meeting of stockholders of Aptar to be held on May 3, 2023, beginning at 9:00 a.m. CDT, online at www.virtualshareholdermeeting.com/ATR2023. This proxy statement was prepared under the direction of Aptar’s Board of Directors to solicit your proxy for use at the annual meeting. In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing proxy materials, which include this proxy statement, the notice of meeting and our Annual Report/Form 10-K, to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. The Notice was mailed to stockholders on or about March 24, 2023.

How do I attend?

Stockholders of record at the close of business on March 10, 2023 and the general public may attend the virtual annual meeting at www.virtualshareholdermeeting.com/ATR2023. The meeting will only be conducted virtually via webcast; there will be no physical meeting location. Hosting the annual meeting in virtual-only format provides easy access for stockholders and facilitates participation without the need to travel, since stockholders can participate from any location around the world. To participate in the annual meeting, stockholders will need the 16-digit control number that appears on your Notice, proxy card or the instructions that accompanied the proxy materials. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than April 19, 2023, so that you can be provided with a control number and participate in the meeting.

The annual meeting will begin promptly at 9:00 a.m. CDT. Online check-in will begin 15 minutes prior to the start of the meeting, and you should allow ample time for the online check-in procedures. We encourage our stockholders to access the virtual meeting prior to the start time.

Who is entitled to vote?

Stockholders owning our common stock at the close of business on March 10, 2023 are entitled to vote at the annual meeting, or any postponement or adjournment of the meeting. Each stockholder has one vote per share on all matters to be voted on at the meeting. At the close of business on March 10, 2023, there were 65,384,925 shares of common stock outstanding.

May stockholders ask questions at the virtual annual meeting?

Yes. Stockholders will have the ability to submit questions during the annual meeting via the annual meeting website at www.virtualshareholdermeeting.com/ATR2023. As part of the annual meeting, we will hold a live question and answer session, during which we intend to answer all questions submitted during the meeting which are pertinent to Aptar and the meeting matters, as time permits. Detailed guidelines for submitting questions during the meeting will be available at www.virtualshareholdermeeting.com/ATR2023.

What if I have technical difficulties or trouble accessing the virtual annual meeting?

If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the phone number posted on the date of the meeting at www.virtualshareholdermeeting.com/ATR2023 for general technical questions.

2023 Proxy Statement	83

What am I voting on and how does the Board of Directors recommend I vote on the proposals?

Proposal	Board recommendation	For more information
1. To elect the four director nominees named in this proxy statement to terms of office expiring at the annual meeting in 2026	FOR all of the nominees named in this proxy statement for election to the Board of Directors	Page 13
2. To approve, on an advisory basis, Aptar’s executive compensation	FOR the resolution to approve executive compensation	Page 31
3. To approve, on an advisory basis, the frequency of the advisory vote on Aptar’s executive compensation	For 1 YEAR as the frequency of the advisory vote on executive compensation.	Page 32
4. To approve the amendment to the 2018 Equity Incentive Plan	FOR the approval of the amendment to the 2018 Equity Incentive Plan	Page 33
5. To ratify the appointment of the independent registered public accounting firm for 2023	FOR the ratification of the appointment of the independent registered public accounting firm for 2023	Page 40

The Board of Directors knows of no other business that will be presented at the annual meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment. Unless you give other instructions when voting your proxy, the persons named as proxies will vote in accordance with the recommendation of the Board.

How do I vote?

If you are a record holder, you can vote your proxy in any of the following ways:

4 Ways to Vote

By Internet:

Aptar encourages stockholders to vote by Internet because it is the least costly method of tabulating votes. You can vote by Internet by following the instructions on the proxy card or the Notice.

By Telephone: You can vote by telephone by following the instructions on the proxy card.

By Mail:

If you received proxy materials by mail or if you request a paper proxy card, you may elect to vote by mail. To do so, you should sign, date and complete the proxy card you receive and return it in the envelope which accompanied that proxy card.

During the Meeting:

If you attend the virtual annual meeting using your 16-digit control number, you may vote during the annual meeting. Even if you plan to attend the virtual annual meeting, we encourage you to vote in advance by one of the methods specified to the left.

Voting Options*	Vote FOR or AGAINST a given nominee or Proposal 2, 4 or 5	Vote 1 YEAR, 2 YEARS or 3 YEARS for Proposal 3	ABSTAIN from voting on a given nominee or proposal
4 Ways to Revoke your Vote	Entering a new vote by Internet or telephone	Submitting another signed proxy card with a later date	Writing to Aptar’s Corporate Secretary	Voting during the virtual annual meeting using your 16-digit control number
*

If you return your proxy with no voting instructions marked on a nominee or proposal, your shares will be voted in the manner recommended by the Board on such nominee or proposal as presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

84	2023 Proxy Statementa

What is a quorum?

A “quorum” is the presence at the meeting, virtually via webcast or represented by proxy, of the holders of a majority of the outstanding shares of Aptar’s common stock at the close of business on March 10, 2023. There must be a quorum for the meeting to be held.

How are shares in a 401(k) plan voted?

If you hold shares of Aptar through your 401(k) plan, you will be instructing the trustee how to vote your shares by voting by Internet or by telephone, or by completing and returning the proxy card. If you do not vote by Internet or telephone or if you do not return the proxy card, or if you return it with unclear voting instructions, the trustee will not vote the shares in your 401(k) plan.

How are shares held in a broker account voted?

If you own shares through a broker, you should be contacted by your broker regarding a proxy card and whether telephone or Internet voting options are available. If you do not instruct your broker on how to vote your shares, your broker, as the registered holder of your shares, may represent your shares at the annual meeting for purposes of determining a quorum. Even without instructions, your broker may exercise discretion in voting for the ratification of the appointment of the independent registered public accounting firm. Brokers have authority to vote in their discretion on “routine” matters if they do not receive voting instructions from the beneficial owner of the shares.

Other than the proposal regarding the ratification of the independent registered public accounting firm, all other proposals are not considered “routine” matters and, as a result, brokers may not vote on behalf of their clients if no voting instructions have been furnished. Broker non-votes are counted as shares present in determining whether the quorum requirement is satisfied but do not affect the outcome of whether a matter is approved.

How many votes are required to approve each proposal?

In order to be elected, a director nominee must receive the affirmative vote of a majority of the votes cast present virtually via webcast or represented by proxy at the meeting and entitled to vote on the election of directors. Stockholders do not have a right to cumulate their votes for the election of directors. Abstaining will not affect the outcome of director elections. With respect to the proposal regarding the frequency of the advisory vote on executive compensation, the option receiving the greatest number of votes will be considered the frequency recommended by the Company's stockholders. Abstaining will not affect the outcome of this proposal. The approval of each other proposal requires the affirmative vote of a majority of the shares present virtually via webcast or represented by proxy at the meeting and entitled to vote on these proposals. Abstaining is the legal equivalent of voting against these proposals.

Who will count the votes?

Our agent, Broadridge Financial Solutions, Inc., will count the votes cast by proxy or virtually via webcast during the annual meeting.

How can I help reduce the environmental impact of the annual meeting?

We encourage you to choose electronic (e-mail) delivery of future annual meeting materials by contacting your broker or emailing us at investorrelations@aptar.com. You may also visit www.proxyvote.com and follow the Vote By Internet instructions on the proxy card or the Notice to be provided with the opportunity to choose electronic delivery for future meeting materials.

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Appendix A – 2018 Equity Incentive Plan

APTARGROUP, INC.
2018 EQUITY INCENTIVE PLAN

1.

Purpose.The purpose of the AptarGroup, Inc. 2018 Equity Incentive Plan (the “Plan”) is to promote the long-term financial interests of the Company and its Affiliates by (a) attracting and retaining employees, non-employee directors, consultants, independent contractors and agents, (b) motivating award recipients by means of growth-related incentives, (c) providing incentive compensation opportunities that are competitive with those of other major corporations and (d) furthering the identity of interests of award recipients with those of the stockholders of the Company.

2.	Definitions The following definitions are applicable to the Plan:
(a)	“Affiliate” means (a) any subsidiary and (b) any other entity in which the Company has a direct or indirect equity interest which is designated an “Affiliate” by the Committee.
(b)	“Board of Directors” means the Board of Directors of the Company.
(c)	“Change in Control” has the meaning specified in Appendix A to the Plan.
(d)	“Code” means the Internal Revenue Code of 1986, as amended.
(e)	“Committee” means the Compensation Committee or other committee of the Board of Directors which, pursuant to Section 3, has authority to administer the Plan.
(f)	“Common Stock” means Common Stock, par value $.01 per share, of the Company.
(g)	“Company” means AptarGroup, Inc., a Delaware corporation, and its successors.
(h)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(i)

“Market Value” on any date means the closing price of Common Stock on the New York Stock Exchange on that date (or, if such date is not a trading date, on the next preceding date which was a trading date).

(j)	“participant” means any non-employee director of the Board, employee, consultant, independent contractor or agent of the Company or an Affiliate who has been granted an Award pursuant to the Plan.
(k)

“performance goals” means the objectives established by the Committee which shall be satisfied or met during the applicable performance period as a condition to a participant’s receipt of all or a part of a performance-based Award under the Plan.

Performance goals may include, but are not limited to, the following corporate-wide or Affiliate, business segment, division, operating unit or individual measures:

(i)

Profitability Measures: (1) earnings per share; (2) earnings before interest and taxes (“EBIT”); (3) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (4) business segment income; (5) net income; (6) operating income; (7) revenues; (8) profit margin; (9) cash flow(s) and (10) expense reduction;

(ii)	Capital Return Measures: (1) return on equity; (2) return on assets or net assets; (3) return on capital or invested capital; (4) EBIT to capital ratio; (5) EBITDA to capital

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ratio; (6) business segment income to business segment capital ratio; (7) working capital ratios; (8) total shareholder return; (9) increase in stockholder value; (10) attainment by a share of Common Stock of a specified Market Value for a specified period of time and (11) price-to-earnings growth; and

(iii)

Other Performance Measures: (1) successful implementation of strategic initiatives relating to cost reduction, revenue production and/or productivity improvement; (2) successful integration of acquisitions; (3) market share; (4) economic value created; (5) market penetration; (6) customer acquisition; (7) business expansion; (8) customer satisfaction; (9) reductions in errors and omissions; (10) reductions in lost business; (11) management of employment practices and employee benefits; (12) supervision of litigation; (13) supervision of information technology; and (14) quality and quality audit scores.

Each such goal may be measured (A) on an absolute or relative basis; (B) on a pre-tax or post-tax basis or (C) comparatively with current internal targets, the past performance of the Company (including the performance of one or more Affiliates, business segments, divisions, or operating units) or the past or current performance of other companies (or a combination of such past and current performance). In the case of earnings-based measures, in addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, or any combination thereof. At the Committee’s discretion, the Committee may establish any other objective or subjective corporate-wide or Affiliate, division, operating unit or individual measures as performance goals, whether or not listed herein.

(l)	“performance period” means the time period during which the performance goals applicable to a performance-based Award must be satisfied or met.
(m)

“Prior Plan” shall mean the AptarGroup, Inc. 2016 Equity Incentive Plan and each other plan previously maintained by the Company under which equity awards remain outstanding as of the effective date of this Plan.

(n)	“Rule 16b-3” means such rule adopted under the Securities Exchange Act of 1934, as amended, or any successor rule.
(o)	“subsidiary” means any corporation fifty percent or more of the voting stock of which is owned, directly or indirectly, by the Company.
(p)

“Substitute Award” shall mean an Award (as defined in Section 6) granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an option or SAR (as defined in Section 6).

3.

Administration The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or actions approved in writing by all members of the Committee, shall constitute the acts of the Committee.

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Subject to the limitations of the Plan, the Committee shall have full authority and discretion: (1) to select participants; (2) to make Awards in such forms and amounts as it shall determine; (3) to impose such limitations, restrictions and conditions upon such Awards as it shall deem appropriate; (4) to approve the forms to carry out the purposes and provisions of the Plan; (5) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan; (6) to correct any defect or omission or to reconcile any inconsistency in the Plan or in any Award granted hereunder and (7) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding options and SARs shall become exercisable in part or in full, (ii) all or a portion of the restriction period applicable to any outstanding Awards shall lapse, (iii) all or a portion of the performance period applicable to any outstanding Awards shall lapse and (iv) the performance goals (if any) applicable to any outstanding Awards shall be deemed to be satisfied at the target, maximum or any other interim level. Notwithstanding the foregoing, except for any adjustment pursuant to Section 7(b) or in connection with a Change in Control, neither the Board of Directors nor the Committee shall without the approval of stockholders (i) amend the terms of outstanding Awards to reduce the exercise price of outstanding stock options or SARs, (ii) cancel outstanding stock options or SARs in exchange for cash, other Awards or stock options or SARs with an exercise price that is less than the exercise price of the original stock options or SARs, or (iii) take any other action with respect to a stock option or SAR that would be treated as a repricing under the rules and regulations of the New York Stock Exchange.

The Committee’s determinations on matters within its authority shall be final, binding and conclusive. The Committee may delegate some or all of its power and authority hereunder to the Board of Directors (or any members thereof) or, subject to applicable law, to a subcommittee of the Board of Directors, a member of the Board of Directors, the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to a member of the Board of Directors, the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer, director or other person.

No member of the Board of Directors or Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board of Directors and the Committee and the Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Certificate of Incorporation and/or By-laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

4.Shares Subject to Plan Subject to adjustment as provided in Section 7(b) and to all other limits set forth in this Plan, the number of shares of Common Stock that shall initially be available for all Awards under this Plan shall be 3,250,000 (reduced by the number of shares of Common Stock subject to awards granted under the Prior Plan on or after March 31, 2018), all of which may be issued under the Plan in connection with ISOs (as defined in Section 6(a)). The number of shares of Common Stock that remain available for future grants under the Plan shall be reduced by the sum of the aggregate number of shares of Common Stock which become subject to Awards. To the extent that shares of Common Stock subject to an outstanding award granted under either this Plan or a Prior Plan are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (except in the case of an option to the extent shares of Common Stock are issued or delivered by the Company in connection with the exercise of a tandem SAR) or (ii) the cash settlement of such award, then such shares of Common Stock shall again be available under this Plan. Shares of Common Stock shall not again be available under the Plan (i) if tendered to satisfy all or a portion of tax withholding obligations relating to such Award, (ii) if such shares were subject to an option or stock-settled SAR and were not issued or delivered upon the net settlement or net exercise of such option of SARs (iii) if withheld to pay the exercise price of stock options or SARs awarded hereunder or (iv) if repurchased by the

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Company on the open market with the proceeds of an option exercise. The number of shares that again become available pursuant to this paragraph shall be equal to one share for each share subject to an Award described herein; provided, however, any shares from a Prior Plan that become available under this Plan pursuant to this paragraph shall be added to this Plan based on the share deduction ratio set forth in such Prior Plan. At the time this Plan becomes effective, none of the shares of Common Stock available for future grant under any Prior Plan shall be available for grant under such Prior Plan.

The number of shares of Common Stock available for Awards under this Plan shall not be reduced by (i) the number of shares of Common Stock subject to Substitute Awards or (ii) available shares under a stockholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to Awards granted under this Plan (subject to applicable stock exchange requirements).

The aggregate value of cash compensation and the grant date fair value of shares of Common Stock that may be awarded or granted during any fiscal year of the Company to any non-employee director shall not exceed $500,000; provided, however, that the limit set forth in this sentence shall be multiplied by two in the year in which a non-employee director commences service on the Board of Directors. Shares of Common Stock available under the Plan may be treasury shares reacquired by the Company or authorized and unissued shares, or a combination of both.

5.

Eligibility Participants in this Plan shall consist of such employees, non-employee directors, consultants, independent contractors and agents and persons expected to become employees, non-employee directors, consultants, independent contractors and agents of the Company and its Affiliates as the Committee in its sole discretion may select from time to time. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Except as provided otherwise in an Award agreement, for purposes of this Plan, references to employment by the Company shall also mean employment by an Affiliate, and references to employment shall include service as a non-employee director, consultant, independent contractor or agent. The Committee shall determine, in its sole discretion, the extent to which a participant shall be considered employed during any periods during which such participant is on a leave of absence.

6.

Awards The Committee may grant to eligible employees, non-employee directors, consultants, independent contractors and agents, in accordance with this Section 6 and the other provisions of the Plan, stock options, stock appreciation rights (“SARs”), restricted stock and restricted stock units (each, an “Award” and, collectively, the “Awards”).

(a)	Options.

a.

Options granted under the Plan may be incentive stock options (“ISOs”) within the meaning of Section 422 of the Code or any successor provision, or nonqualified stock options, as the Committee may determine; except that, so long as so provided in such Section 422, no ISO may be granted under the Plan to any employee of an Affiliate which is not a subsidiary corporation (as such term is used in subsection (b) of Section 422 of the Code) of the Company or any non-employee director, consultant, independent contractor or agent. To the extent that the aggregate Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as ISOs are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute nonqualified stock options.

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b.

The option price per share of Common Stock shall be fixed by the Committee at not less than 100% of Market Value on the date of the grant; provided that if an ISO is granted to any person who, at the time such option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or subsidiary) (a “Ten Percent Holder”), the purchase price per share of Common Stock shall not be less than the price (currently 110% of Market Value) required by the Code in order to constitute an ISO. Notwithstanding the foregoing, in the case of an option that is a Substitute Award, the purchase price per share of the shares subject to such option may be less than 100% of the Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such shares.

c.

Subject to the minimum vesting requirements of Section 6(e), each option shall be exercisable at such time or times as the Committee shall determine at grant, provided that no option shall be exercised later than 10 years after its date of grant; provided that if an ISO shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant.

d.

An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) in cash delivered by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, (C) by delivery of previously owned whole shares of Common Stock (for which the optionee has good title, free and clear of all liens and encumbrances) having a Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (D) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered upon exercise of the option having an aggregate Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, or (E) a combination of (A), (C) and (D), in each case to the extent set forth in the agreement relating to the option, (ii) by executing such documents as the Company may reasonably request and (iii) if applicable, by surrendering to the Company any tandem SARs which are cancelled by reason of the exercise of the option. The Committee shall have sole discretion to disapprove of an election pursuant to clauses (B), (C), (D) or (E), except that the Committee may not disapprove of an election made by a participant subject to Section 16 of the Exchange Act. No shares of Common Stock shall be issued or delivered until the full purchase price therefore and any withholding taxes have been paid (or arrangement made for such payment to the Company’s satisfaction). No dividends, or dividend equivalents, shall be paid on any options.

e.

Except as otherwise provided by the Committee at the time of grant or otherwise, upon a termination of employment for any reason during the vesting period the portion of the option still subject to vesting provisions shall be forfeited by the participant.

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(b)	SARs.

a.

An SAR shall entitle its holder to receive from the Company, at the time of exercise or settlement of such right, an amount equal to the excess of Market Value (at the date of exercise) over a base price fixed by the Committee multiplied by the number of SARs which the holder is exercising or which are being settled. SARs may be tandem with any previously or contemporaneously granted option or independent of any option. The base price of a tandem SAR shall be the option price of the related option. The base price of an independent SAR shall be fixed by the Committee at not less than 100% of the Market Value of a share of Common Stock on the date of grant of the SAR. The amount payable may be paid by the Company in Common Stock (valued at its Market Value on the date of exercise) or, to the extent provided in the Award agreement, cash or a combination thereof. No dividends, or dividend equivalents, shall be paid on any SAR. Notwithstanding the foregoing, in the case of an SAR that is a Substitute Award, the base price per share of the shares subject to such SAR may be less than 100% of the Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate base price thereof does not exceed the excess of: (x) the aggregate market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate base price of such shares.

b.

Subject to the minimum vesting requirements of Section 6(e), each SAR shall be exercisable at such time or times as the Committee shall determine at grant, provided that no SAR shall be exercised later than 10 years after its date of grant.

c.

An SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs then being exercised and (ii) by executing such documents as the Company may reasonably request. To the extent a tandem SAR is exercised or settled, the related option will be cancelled and to the extent the related option is exercised, the tandem SAR will be cancelled.

d.

Except as otherwise provided by the Committee at the time of grant or otherwise, upon a termination of employment for any reason during the vesting period the portion of the SAR still subject to vesting provisions shall be forfeited by the participant.

(c)	Restricted Stock.

a.

The Committee may award to any participant shares of Common Stock, subject to this Section 6(c) and such other terms and conditions as the Committee may prescribe (such shares being called “restricted stock”). During the restriction period, the shares of restricted stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates for restricted stock shall be registered in the name of the participant or a nominee of the Company and deposited, together with a stock power endorsed in blank if requested by the Company, with the Company.

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b.

Subject to the minimum vesting requirements of Section 6(e), there shall be established for each restricted stock Award a restriction period (the “restriction period”) of such length as shall be determined by the Committee. A restricted stock Award may be subject to such other conditions to vesting, including performance goals, as the Committee shall establish. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the restriction period. Except for such restrictions on transfer and such other restrictions as the Committee may impose, the participant shall have all the rights of a holder of Common Stock as to such restricted stock; provided, however, that any distributions, including regular cash dividends, payable on the Common Stock during the restriction period or the performance period, as the case may be, shall be subject to the same restrictions as the shares of restricted stock with respect to which such distribution was made. Upon the lapse of all restrictions on a restricted stock Award, the Company shall remove the restrictions on any shares held in book entry form pursuant to Section 6(c)a or deliver to the participant (or the participant’s legal representative or designated beneficiary) the certificates deposited pursuant to Section 6(c)a.

c.

Except as otherwise provided by the Committee at the time of grant or otherwise, upon a termination of employment for any reason during the restriction period all shares still subject to restriction shall be forfeited by the participant.

(d)	Restricted Stock Units.

a.

The Committee may award to any participant restricted stock units (“restricted stock units”), subject to this Section 6(d) and such other terms and conditions as the Committee may prescribe. Upon termination of the restrictions related thereto, each restricted stock unit shall be converted into one share of Common Stock or, in lieu thereof and to the extent provided in the applicable Award agreement, the Market Value of such share of Common Stock in cash.

b.

Subject to the minimum vesting requirements of Section 6(e), there shall be established for each restricted stock unit Award a restriction period (the “restricted stock unit restriction period”) of such length as shall be determined by the Committee. A restricted stock unit Award may be subject to such other conditions to vesting, including performance goals, as the Committee shall establish. Restricted stock units may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the restricted stock unit restriction period. Upon the lapse of all restrictions on a restricted stock unit Award, each restricted stock unit shall be settled by delivery of one share of Common Stock (or, to the extent provided for in the applicable Award agreement, cash) and, if applicable, the Company shall deliver to the participant (or the participant’s legal representative or designated beneficiary) the certificates representing the number of shares of Common Stock.

c.

Prior to the settlement of a restricted stock unit Award in shares of Common Stock, the holder of such Award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such Award. Holders of restricted stock units shall be entitled to dividend equivalents, if determined by the Committee; provided, however, any dividend equivalents shall be subject to the same vesting conditions applicable to the underlying restricted stock unit Award.

d.

Except as otherwise provided by the Committee at the time of grant or otherwise, upon a termination of employment for any reason during the restricted stock unit restriction period all restricted stock units still subject to restrictions shall be forfeited by the participant.

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(e)

Minimum Vesting and Performance Period Requirements. The Committee shall determine the vesting schedule and performance period, if applicable, for each Award; provided that no Award shall become exercisable or vested prior to the one-year anniversary of the date of grant and no performance period shall be less than one (1) year; provided, however, that, such restrictions shall not apply to Awards granted under this Plan with respect to the number of shares of Common Stock which, in the aggregate, does not exceed five percent (5%) of the total number of shares available for Awards under this Plan. Notwithstanding the foregoing, the Board of Directors or Committee may provide that all or a portion of the shares subject to such Award shall vest immediately upon a Change in Control or may provide in any agreement relating to an Award that upon termination without cause, constructive discharge or termination due to death, disability, retirement or otherwise, an Award shall vest immediately or, alternatively, continue to vest in accordance with the vesting schedule but without regard to the requirement for continued employment or service only.

(f)

Deferral of Awards. To the extent permitted by Section 409A of the Code, the Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the exercise or settlement of all or a portion of any Award (other than Awards of ISOs, stock options and SARs) made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of Awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code. Payment of deferred amounts may be in cash, Common Stock or a combination thereof, as the Committee may determine. Deferred amounts shall be considered an Award under the Plan. The Committee may establish a trust or trusts to hold deferred amounts or any portion thereof for the benefit of participants.

(g)	Surrender. If so provided by the Committee at the time of grant, an Award may be surrendered to the Company on such terms and conditions, and for such consideration, as the Committee shall determine.

7.	Miscellaneous Provisions

(a)

Nontransferability. No Award under the Plan shall be transferable other than (i) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or (ii) a transfer of stock options without value to a “family member” (as defined in Form S-8) if approved by the Committee. Except to the extent permitted by the foregoing sentence, each Award may be exercised or received during the participant’s lifetime only by the participant or the participant’s legal representative or similar person. Except as permitted by the second preceding sentence, no Award shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any Award, such Award and all rights thereunder shall immediately become null and void. For the sake of clarity, no Award may be transferred by a participant for value or consideration.

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(b)

Adjustments. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per share value of shares of Common Stock to change, such as a share dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under this Plan, the terms of each outstanding stock option and SAR (including the number and class of securities subject to each outstanding stock option or SAR and the purchase price or base price per share) and the terms of each outstanding restricted stock Award and restricted stock unit Award (including the number and class of securities subject thereto) shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding stock options and SARs without an increase in the aggregate purchase price or base price and in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

(c)

Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an Award, payment by the holder of such Award of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such Award. An agreement relating to an Award may provide that (1) the Company shall withhold cash or whole shares of Common Stock which would otherwise be delivered upon exercise or settlement of the Award having, in the case of Common Stock, an aggregate Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with the Award (the “Tax Date”) in the amount necessary to satisfy any such obligation or (2) the holder of the Award may satisfy any such obligation by any of the following means: (i) a cash payment to the Company; (ii) in the case of an option, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise; (iii) delivery to the Company of previously owned whole shares of Common Stock (for which the holder has good title, free and clear of all liens and encumbrances) having an aggregate Market Value determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (iv) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered upon exercise or settlement of the Award having an aggregate Market Value determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; or (v) any combination of (i), (iii) and (iv), in each case to the extent set forth in the agreement relating to the Award; provided, however, that the Committee shall have sole discretion to disapprove of an election pursuant to clauses (ii) through (v), except that the Committee may not disapprove of an election made by a participant subject to Section 16 of the Exchange Act. Shares of Common Stock to be delivered or withheld may not have an aggregate Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Company, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable Internal Revenue Service withholding rules). Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

(d)

Listing and Legal Compliance. The Committee may suspend the exercise or payment of any Award if it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

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(e)

Beneficiary Designation. To the extent permitted by the Company, participants may name, from time to time, beneficiaries (who may be named contingently or successively) to whom benefits under the Plan are to be paid in the event of their death before they receive any or all of such benefits. Each designation will revoke all prior designations by the same participant, shall be in a form prescribed by the Company, and will be effective only when filed by the participant in writing with the Company during the participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at a participant’s death shall be paid to the participant’s estate.

(f)

Rights of Participants. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any participant’s employment or service at any time, nor confer upon any participant any right to continue in the employ or service of the Company or any Affiliate for any period of time or to continue his or her present or any other rate of compensation. No individual shall have a right to be selected as a participant, or, having been so selected, to be selected again as a participant.

(g)

Foreign Employees. Without amending this Plan, the Committee may grant Awards to eligible persons who are foreign nationals and/or reside outside the U.S. on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Affiliates operates or has employees.

(h)

Amendment. The Committee may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation. No amendment may materially impair the rights of a holder of an outstanding Award without the consent of such holder.

(i)

Governing Law. This Plan, each Award hereunder and the related Award agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

(j)

Awards Subject to Clawback. The Awards granted under this Plan and any cash payment or shares of Common Stock delivered pursuant to an Award shall be subject to forfeiture, recovery by the Company or other action pursuant to the applicable Award agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by applicable law.

8.

Effective Date and Term of Plan The Plan shall be submitted to the stockholders of the Company for approval and, if approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at a meeting of stockholders, shall become effective on the date of such approval. In the event that the Plan is not approved by the stockholders of the Company, the Plan and any outstanding Awards shall be null and void. The Plan shall terminate ten years after its effective date, unless terminated earlier by the Board or Committee; provided, however, that no ISOs shall be granted after the tenth anniversary of the date on which the Plan was approved by the Board of Directors. Termination of the Plan shall not affect the terms or conditions of any Award granted prior to termination.

As adopted by the Board of Directors on February 20, 2023

A-10	2023 Proxy Statementa

Appendix A to the Plan

“Change in Control” shall mean:

1.the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 50% of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of subsection (3) of this Appendix A shall be satisfied; and provided, further that, for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of more than 50% of the Outstanding Company Common Stock or more than 50% of the Outstanding Company Voting Securities by reason of an acquisition by the Company and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Company Common Stock or any additional Outstanding Company Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;
2.individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided, further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board;
3.consummation of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation, (i) 50% or more of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and 50% or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation and in substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or the corporation resulting from such reorganization, merger or consolidation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such reorganization, merger or consolidation, directly or indirectly, more than 50% of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of common stock of such corporation or more than 50% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation; or

2023 Proxy Statement	A-11

4.consummation of (i) a plan of complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately after such sale or other disposition, (A) 50% or more of the then outstanding shares of common stock thereof and 50% or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such sale or other disposition and in substantially the same proportions relative to each other as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or such corporation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, more than 50% of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of common stock thereof or more than 50% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition.

A-12	2023 Proxy Statementa

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D97389-P86855-Z84368 ! ! ! ! ! ! ! ! ! APTARGROUP, INC. 265 EXCHANGE DRIVE SUITE 301 CRYSTAL LAKE, IL 60014 2. Advisory vote to approve executive compensation. 3. Advisory vote on the frequency of the advisory vote to approve executive compensation. 1a. George L. Fotiades 1b. Candace Matthews 1c. B. Craig Owens 1d. Julie Xing 5. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2023. NOTE: THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THIS MEETING. APTARGROUP, INC. 1. Election of Directors Nominees The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposal: The Board of Directors recommends you vote FOR the following proposals: The Board of Directors recommends you vote for 1 YEAR for the following proposal: For Against Abstain For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. ! ! ! ! ! ! For Against Abstain 4. Approval of an amendment to the 2018 Equity Incentive Plan. ! ! ! ! ! ! ! ! ! ! 1 Year 2 Years 3 Years Abstain VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above *** AptarGroup encourages you to vote by Internet in order to reduce costs. *** Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 2, 2023 for shares held directly and by 11:59 p.m. Eastern Time on April 30, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ATR2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 2, 2023 for shares held directly and by 11:59 p.m. Eastern Time on April 30, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

D97390-P86855-Z84368 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com. APTARGROUP, INC. Annual Meeting of Stockholders May 3, 2023 9:00 AM CDT This proxy is solicited by the Board of Directors Robert W. Kuhn, Kimberly Y. Chainey and Mary Skafidas, or any of them (each with full power of substitution), are hereby authorized to vote all shares of Common Stock which the undersigned would be entitled to vote if present at the Annual Meeting of Stockholders of AptarGroup, Inc., to be held on May 3, 2023 and at any adjournment or postponement thereof. The shares represented by this proxy will be voted as herein directed, but if no direction is given, the shares will be voted FOR all Director Nominees, FOR proposals 2, 4 and 5 and for 1 YEAR for proposal 3. This proxy revokes any proxy previously given. Continued and to be signed on reverse side

Your Vote Counts! *Please check the meeting materials for any special requirements for meeting attendance. Smartphone users Point your camera here and vote without entering a control number V1.1 For complete information and to vote, visit www.ProxyVote.com Control # D97409-P86855-Z84368 APTARGROUP, INC. You invested in APTARGROUP, INC. and it’s time to vote! You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the availability of proxy materials for the stockholder meeting to be held on May 3, 2023. Vote Virtually at the Meeting* May 3, 2023 9:00 AM CDT Virtually at: www.virtualshareholdermeeting.com/ATR2023 Get informed before you vote View the Notice & Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to April 19, 2023. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy. APTARGROUP, INC. 265 EXCHANGE DRIVE SUITE 301 CRYSTAL LAKE, IL 60014 2023 Annual Meeting Vote by May 2, 2023 11:59 PM ET. For shares held in a Plan, vote by April 30, 2023 11:59 PM ET.

THIS IS NOT A VOTABLE BALLOT This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters. Vote at www.ProxyVote.com Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Sign up for E-delivery”. Voting Items Board Recommends D97410-P86855-Z84368 1. Election of Directors Nominees: 1c. B. Craig Owens 1d. Julie Xing 1a. George L. Fotiades 2. Advisory vote to approve executive compensation. 1b. Candace Matthews 3. Advisory vote on the frequency of the advisory vote to approve executive compensation. 4. Approval of an amendment to the 2018 Equity Incentive Plan. For For For For For For For 5. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2023. NOTE: THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THIS MEETING. 1 Year